Exhibit 1.1

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

EAGLE ROCK ENERGY PARTNERS, L.P.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Certain Interpretive Provisions	20

ARTICLE II	PURCHASE AND SALE OF PURCHASED ASSETS	22
2.1	Purchase and Sale of Purchased Assets	22
2.2	Purchase Price	22
2.3	Closing Date Payments	22
2.4	INTENTIONALLY OMITTED	23
2.5	Performance Deposit	23
2.6	Purchase Price Allocation	23

ARTICLE III	PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGNMENT	24
3.1	Preferential Rights to Purchase	24
3.2	Consents to Assignment	26
3.3	Applicable Consents and Waivers	27

ARTICLE IV	TITLE REVIEW	27
4.1	Review of Title Records	27
4.2	Waiver	27

ARTICLE V	CONDITION OF THE PURCHASED ASSETS	28
5.1	Access	28
5.2	Alleged Adverse Conditions	29
5.3	Waiver	31

ARTICLE VI	ACCOUNTING	31
6.1	Products and Line Fill	31
6.2	Revenues, Expenses and Capital Expenditures	32
6.3	Taxes	32
6.4	Obligations and Credits	34
6.5	Preliminary Settlement Statement	34
6.6	Final Settlement Statement	35
6.7	Post-Closing Revenues	36
6.8	Post-Closing Expenses	36
6.9	Audits	37

ARTICLE VII	CASUALTY LOSS	37
7.1	Notice of Casualty Loss	37
7.2	Resolution of Casualty Loss	37

ARTICLE VIII	ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES	39
8.1	Opportunity for Review	39
8.2	Seller’s Non-Environmental Indemnity Obligation	39

i

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

8.3	Purchaser’s Non-Environmental Indemnity Obligation	39
8.4	Seller’s Environmental Indemnity Obligation	40
8.5	Purchaser’s Environmental Indemnity Obligation	41
8.6	Seller Retained Liabilities	41
8.7	Limitations	42
8.8	Notice of Claims	43
8.9	Defense of Third Party Claims	44
8.10	Cooperation and Mitigation	45
8.11	Right to Participate	45
8.12	Waiver of Certain Damages	45
8.13	No Duplication of Remedies	45
8.14	Survival	45
8.15	Exclusive Remedy	46
8.16	Existing Contracts between the Parties	46
8.17	Tax Treatment of Indemnity Payment	46

ARTICLE IX	SPECIAL WARRANTY OF TITLE AND DISCLAIMERS	46
9.1	Special Warranty of Title	46
9.2	Disclaimer - Representations and Warranties	46
9.3	Disclaimer - Statements and Information	47

ARTICLE X	SELLER’S REPRESENTATIONS AND WARRANTIES	48
10.1	Seller’s Representations and Warranties	48
10.2	Purchaser’s Knowledge	51

ARTICLE XI	PURCHASER’S REPRESENTATIONS AND WARRANTIES	51
11.1	Purchaser’s Representations and Warranties	51

ARTICLE XII	ADDITIONAL COVENANTS	53
12.1	Rights of Non-Exclusive Use	53
12.2	Purchaser’s Assumption of Obligations	54
12.3	Asbestos and NORM	54
12.4	Decommissioning	55
12.5	Process Safety Management	56
12.6	Imbalances	56
12.7	Suspense Funds	57
12.8	Technology and Confidential Data	58
12.9	Transition Services Agreement	59
12.10	Midstream Contracts	59
12.11	Conduct of Business	59
12.12	Notification of Breaches	60
12.13	Removal of Seller Marks	60
12.14	Replacement of Seller Guaranties	60
12.15	Seller Standards	61
12.16	Isaacs Materials	62
12.17	Required Bonding	62
12.18	Transfers of Purchased Assets	62

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE XIII	HSR ACT; FCC FILINGS	64
13.1	HSR Filings	64
13.2	FCC Filings	65

ARTICLE XIV	PERSONNEL	66
14.1	Employees	66
14.2	Employment Offers to Active Employees	66
14.3	Employment Offers to Employees on Leave	66
14.4	Transfer Time	67
14.5	Level of Employee Benefits Provided by Purchaser or Purchaser’s Affiliates	67
14.6	INTENTIONALLY OMITTED	67
14.7	Defined Contribution Pension Plans	67
14.8	Welfare Benefits and Other Benefits and Policies	67
14.9	Vacation	68
14.10	WARN Act	68
14.11	Service Credit	69
14.12	Benefits – Miscellaneous	69
14.13	Severance	69
14.14	Restriction on Solicitation	69
14.15	Access to Employees Hired by Purchaser Group	70

ARTICLE XV	CONDITIONS PRECEDENT TO CLOSING	70
15.1	Conditions Precedent to Seller’s Obligation to Close	70
15.2	Conditions Precedent to Purchaser’s Obligation to Close	70
15.3	Conditions Precedent to Obligation of Each Party to Close	71
15.4	Motor Vehicle Transfers	71
15.5	Closing Over Breaches or Unsatisfied Conditions	71

ARTICLE XVI	THE CLOSING	72
16.1	Closing	72
16.2	Obligations of Seller at Closing	72
16.3	Obligations of Purchaser at Closing	73

ARTICLE XVII	TERMINATION	74
17.1	Grounds for Termination	74
17.2	Effect of Termination	75
17.3	Dispute over Right to Terminate	75
17.4	Confidentiality	76

ARTICLE XVIII	ARBITRATION	76
18.1	Friendly Consultation	76
18.2	Arbitration	77
18.3	Continuing Obligations and Rights	80
18.4	Interim Remedies	80

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE XIX	MISCELLANEOUS	80
19.1	Notices	80
19.2	Expenses, Consents and Filings	81
19.3	Records	82
19.4	Post-Closing Confidentiality of Records	83
19.5	GAAP/Financial Reporting	83
19.6	Further Assurances	83
19.7	Extent of Indemnification	84
19.8	Amendments and Severability	84
19.9	Successors and Assigns	84
19.10	Headings and Exhibits	85
19.11	Governing Law; Consent to Jurisdiction	85
19.12	No Partnership Created	86
19.13	Public Announcements	86
19.14	No Third Party Beneficiaries	86
19.15	Waiver of Consumer Rights	87
19.16	Not to be Construed Against Drafter	87
19.17	Possible Exchange	87
19.18	Schedules	87
19.19	Supplementation of Exhibits	88
19.20	Acknowledgement of Parties; Conspicuousness	88
19.21	Waiver of Compliance	88
19.22	Entire Agreement	88
19.23	Conflicts	89
19.24	Time of Essence	89
19.25	Counterparts	89

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

EXHIBITS AND SCHEDULES

EXHIBIT A-1(a)	PURCHASED ASSETS – SUNRAY PLANT
EXHIBIT A-1(b)	PURCHASED ASSETS – HEMPHILL PLANT
EXHIBIT A-1(c)	PURCHASED ASSETS – GATHERING SYSTEM
EXHIBIT A-1(d)	PURCHASED ASSETS – EASEMENTS
EXHIBIT A-2	PURCHASED ASSETS – PERSONAL PROPERTY
EXHIBIT A-3	PURCHASED ASSETS – CONTRACTS
EXHIBIT A-4	PURCHASED ASSETS – AFFILIATE CONTRACTS
EXHIBIT B	EXCLUDED ASSETS
EXHIBIT C-1	FORM OF ASSIGNMENT AND BILL OF SALE
EXHIBIT C-2	FORM OF DEED
EXHIBIT D	FORM OF CERTIFICATE
EXHIBIT E	FORM OF NON-FOREIGN CERTIFICATE
EXHIBIT F	FORM OF PREFERENTIAL RIGHT NOTICE LETTER
EXHIBIT G	FORM OF CONSENT NOTICE LETTER
EXHIBIT H	FORM OF PRELIMINARY SETTLEMENT STATEMENT
EXHIBIT I	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT J	FORM OF GUARANTY
EXHIBIT K	FORM OF GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT L	INTENTIONALLY OMITTED
EXHIBIT M	FORM OF MEMORANDUM

Schedule 1.1-1	CONFIDENTIALITY AGREEMENT
Schedule 1.1-2	KNOWLEDGE PERSONS
SUBPART A	SELLER
SUBPART B	PURCHASER
Schedule 1.1-3	SELLER GUARANTIES
Schedule 1.1-4	TRANSFERABLE PERMITS
Schedule 1.1-5	ISAACS MATERIALS
Schedule 3.1	PREFERENTIAL PURCHASE RIGHTS
Schedule 6.1	PRODUCTS AND LINE FILL PRICES
Schedule 10.1(c)	SELLER CONSENTS AND APPROVALS
Schedule 10.1(d)	LITIGATION
Schedule 10.1(h)	MATERIAL CONTRACTS
Schedule 10.1(i)	THIRD PARTY LICENSES
Schedule 10.1(j)	PERMITS
Schedule 10.1(k)	COMPLIANCE WITH LAWS
Schedule 11.1(c)	PURCHASER CONSENTS AND APPROVALS
Schedule 12.6(b)	IMBALANCES
Schedule 12.11	AFEs
Schedule 14.1	EMPLOYMENT POSITIONS
Schedule 14.13	SELLER SEVERANCE PLAN
Schedule 15.4	VEHICLES
Schedule 16.2(d)	CONTRACTS TO BE ASSIGNED BY AFFILIATES OF SELLER

v

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 10, 2012 (the “Signing Date”), by and between BP AMERICA PRODUCTION COMPANY, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as “Seller” or “BP”), and EAGLE ROCK ENERGY PARTNERS, a Delaware limited partnership, with an office at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002 (hereinafter referred to as “Eagle Rock” or, at times, as “Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is the owner of the Hemphill Gas Processing Plant which is located in Hemphill County, Texas, the Sunray Gas Processing Plant which is located in Moore County, Texas and the natural gas gathering system and compressor stations associated therewith with termination points at the Sunray Plant, the Hemphill Plant and offload points;

WHEREAS, Seller desires to sell and deliver to Purchaser, and Purchaser desires to purchase and accept, the Purchased Assets (as defined herein), on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  In this Agreement, capitalized terms have the meanings provided in this Article, unless defined elsewhere in this Agreement.

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Section 18.2(a).

“Accounting Referee” means the accounting firm of Pricewaterhouse Coopers LLP (at its Houston office) or, if Pricewaterhouse Coopers LLP declines or is otherwise unable or unwilling to act as the Accounting Referee (or, at the time of its retention under this Agreement, is not independent as to Seller and Purchaser and their respective Affiliates), then such other nationally-recognized accounting firm as is mutually agreed upon by the Parties in writing.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3.

“Adverse Condition” means an individual existing condition of a Purchased Asset or of the soil, sub-surface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of a

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Purchased Asset (including the presence or release of waste, hazardous substances or Hydrocarbons substances), that, in each case, (a) is not in compliance with Environmental Laws or (b) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws; provided that an “Adverse Condition” shall not include Decommissioning, Asbestos and Related Liabilities, Process Safety Management or Disclosed Environmental Liabilities.

“Adverse Condition Cap” means, (i) with respect to one or more Adverse Conditions primarily related to either Plant, Forty Million Dollars ($40,000,000) in the aggregate per Plant and (ii) with respect to any other Adverse Conditions, Fifteen Million Dollars ($15,000,000) in the aggregate.

“Adverse Condition Claim Period” has the meaning set forth in Section 5.2(a).

“Adverse Condition Dispute” has the meaning set forth in Section 5.2(c).

“Adverse Condition Notice” has the meaning set forth in Section 5.2(a).

“Adverse Condition Threshold Amount” has the meaning set forth in Section 5.2(e).

“Affiliate” means, when used with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.  For purposes of this definition, “control” means ownership of fifty percent (50%) or more of either the outstanding voting stock or other ownership interests of the controlled Person, or the power or right to direct or cause the direction of the policies and management of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” has the meaning set forth in the definition of “Purchased Assets.”

“Aggregate Deductible Amount” means, with respect to Aggregate Transaction Claims made by Purchaser or its Affiliates hereunder, four percent (4%) of the Purchase Price.  References in this Agreement to “deductible” or “deductible amount” mean the Aggregate Deductible Amount.

“Aggregate Transaction Claims” means the aggregate of all Claims for which Seller or any of its Affiliates would be responsible (without giving effect to any deductible that may be applicable): (a) for Alleged Adverse Conditions under Section 5.2; (b) for Casualty Loss under Section 7.2; and (c) for indemnification under Sections 8.2 and 8.4 (except indemnification for Claims related to Seller Retained Liabilities).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, together with all Exhibits and Schedules, as amended, modified and supplemented from time to time in accordance with the terms hereof.

“Alleged Adverse Condition” means an Adverse Condition asserted by Purchaser in accordance with Section 5.2.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Allocation” has the meaning set forth in Section 2.6.

“Applicable Preferential Rights” has the meaning set forth in Section 3.1.

“Approved Transferees” has the meaning set forth in Section 12.17(a).

“Arbitrable Dispute” means, except as set forth below, any and all disputes, Claims, counterclaims, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at law, in equity or otherwise; provided, however, the term “Arbitrable Dispute” shall not include disputes under the terms of this Agreement (i) to be determined by the Accounting Referee, the Environmental Referee or the Casualty Referee, (ii) relating to a breach of the Confidentiality Agreement or (iii) relating to the termination of this Agreement in accordance with Article XVII.

“Asbestos and Related Liabilities” means any and all Claims, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium, and/or lead-based paint at, on or within the Purchased Assets, including any contamination resulting therefrom.

“Assignment and Bill of Sale” means the Assignment and Bill of Sale to be delivered at the Closing, in substantially the form of Exhibit C-1.

“Authorized Officer” means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer, attorney-in-fact or representative then authorized to perform such act or discharge such duty on behalf of such Person.

“BP” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any Day other than Saturday or Sunday or a Day on which federally chartered banking institutions in Houston, Texas are authorized by Law to close, but for purposes of notices or other communications given hereunder, means between 8:00 a.m. CPT and 4:00 p.m. CPT on such Day.

“Casualty Loss” means physical damage to a Purchased Asset that (a) occurs during the period between the Signing Date and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, (c) is a result of acts of God, fire, explosion, blowout, pipeline or gathering line failure, earthquake, hurricane, tropical storm, tropical depression, storm, windstorm, flood or drought and (d) is in an amount that exceeds One Million Dollars ($1,000,000); provided that Casualty Loss shall not include any physical damage related to Adverse Conditions, Decommissioning, Asbestos and Related Liabilities, Process Safety Management or Disclosed Environmental Liabilities.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Casualty Loss Cap” means, (i) with respect to one or more Casualty Losses primarily related to either Plant, Forty Million Dollars ($40,000,000) in the aggregate per Plant and (ii) with respect to any one or more other Casualty Losses, Fifteen Million Dollars ($15,000,000) in the aggregate.

“Casualty Loss Dispute” has the meaning set forth in Section 7.2(b).

“Casualty Loss Dispute Notice” has the meaning set forth in Section 7.2(b).

“Casualty Referee” has the meaning set forth in Section 7.2(c).

“Certificate” means a document in substantially the form of Exhibit D.

“Change of Control” has the meaning set forth in Section 12.18(d)(ii).

“Charter Documents” means the organizational documents that govern a Party pursuant to its jurisdiction of formation or organization, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating agreements, partnership or limited partnership agreements, shareholder agreements, and similar instruments.

“Claims” means any and all claims, demands, suits, causes of action, regulatory action, losses, damages, liabilities, fines, penalties, judgments, settlements and costs (including attorneys’ fees and costs of investigation, defense, litigation, arbitration and settlement), whether known or unknown, direct or indirect, and includes Environmental Claims and Non-Environmental Claims.

“Close” or “Closing” means the consummation of the transactions contemplated by this Agreement, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article XVI.

“Closing Date” means October 1, 2012 (or such other date as the Parties may agree in writing), subject to satisfaction or waiver of the conditions to Closing set forth in Article XV by the Party for whose benefit such conditions exist, but in no event later than the Termination Date (except as contemplated otherwise in Sections 3.1 and 3.2).

“Closing Failure Breach” has the meaning set forth in Section 17.3.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the Signing Date and that do not require the performing Party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated hereby, or to perform its obligations under this Agreement and the Operative Documents.

“Confidentiality Agreement” means that certain confidentiality agreement more particularly described in Schedule 1.1-1, as the same may be amended, supplemented or modified from time to time.

“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, whether or not the Person at fault knew, or should have known, that such damage would be likely suffered.

“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, letter of credit, collective bargaining agreement, license, lease, mortgage, franchise, purchase order, bid, commitment or any other legally binding agreement or arrangement, including all amendments, modifications and supplements thereto, but does not include Easements.

“CPT” means current prevailing local time in Houston, Texas.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transfer of title to interests in assets similar to the Purchased Assets.

“Cut-Off Date” means the date of the first anniversary after the Closing Date.

“Data Room” means (a) the Merrill DataSite virtual data room at https://datasite.merrillcorp.com named “Project Claremont” established by Seller with respect to the Purchased Assets and all of its contents, (b) the land and title documents in the physical data room located at Seller’s office in its WestLake 1 Building in Houston, Texas and included on the CD labeled BP Claremont Land and Title Due Diligence Materials (5 pm 8/8/12), a copy of which was provided to Purchaser, established by Seller with respect to the Purchased Assets and all of its contents, but excluding any content added after 5 pm CPT on August 8, 2012, and (c) the Shape file depicting the Gathering System included on the flash drive labeled BP Claremont Gathering System Shape (8/9/12), a copy of which was provided to Purchaser.

“Day” means a calendar day consisting of twenty-four (24) hours from midnight CPT to midnight CPT.

“Decommissioning” means all decommissioning, dismantlement, abandonment and removal activities and obligations with respect to the Purchased Assets as are required by Laws, Contracts or Easements associated with the Purchased Assets, this Agreement or any Governmental Authority; and further, including all well plugging, replugging and abandonment, dismantlement and removal of facilities, pipelines and flowlines and all other assets of any kind

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

related to or associated with operations or activities conducted on the Purchased Assets; and associated site clearance, site restoration and site remediation on the Purchased Assets.

“Deed” means a special warranty deed to be delivered at the Closing, in substantially the form of Exhibit C-2 hereto, pursuant to which Seller will convey each of the parcels of Real Property to Purchaser.

“Disclosed Environmental Liabilities” means any and all Claims, obligations and responsibilities relating to or arising from, directly or indirectly, matters disclosed in any health, safety or environmental reports or other records, data or information relating to health, safety or the environment provided in the Data Room or listed on Schedule 1.1-2.

“Disposition,” “Dispose” and “Disposed” have the meanings set forth in Section 12.18(c).

“Disposition Process” has the meaning set forth in Section 12.18(a).

“Dollar” and “$” mean the lawful currency of the United States of America.

“Due Diligence Materials” means (a) due diligence materials distributed in written or digital form by or on behalf of Seller to Purchaser or contained in the Data Room, (b) all written answers to questions provided to Purchaser, (c) all information or materials discussed with or disclosed to Purchaser in management presentations and (d) any Phase I Report.

“Eagle Rock” has the meaning set forth in the introductory paragraph of this Agreement.

“Eagle Rock Energy Services” means Eagle Rock Energy Services, L.P., a Texas limited partnership.

“Eagle Rock Field Services” means Eagle Rock Field Services, L.P., a Texas limited partnership.

“Eagle Rock GP” means Eagle Rock Energy GP, L.P., a Delaware limited partnership.

“Easements” means easements, licenses, rights-of-way, servitudes, surface leases, surface use agreements and other surface rights and other similar interests in land.

“Effective Time” means the Closing Date at 12:00 a.m., local time where the Purchased Assets are located.

“Employee List” has the meaning set forth in Section 14.1.

“Employees” has the meaning set forth in Section 14.1.

“Environmental Claims” means all Third Party Claims that are based on a violation of Environmental Laws with respect to the Purchased Assets; provided, however, with respect to Third Party Claims for which Purchaser asserts that Seller owes an obligation of indemnity to Purchaser, the term “Environmental Claims” is limited to Third Party Claims that are based on a

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

violation of Environmental Laws occurring before the Effective Time and as such Laws were in effect at the Effective Time.

“Environmental Laws” means any and all Laws, as such Laws exist as of the Effective Time, that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment, public health or safety.

“Environmental Referee” has the meaning set forth in Section 5.2(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the items, assets, properties and other matters that are set forth in Exhibit B or that are otherwise excepted, reserved or retained by Seller under the terms of this Agreement.  Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Excluded Assets.

“Excluded Employee List” has the meaning set forth in Section 14.1.

“Excluded Employees” has the meaning set forth in Section 14.1.

“FCC” means the Federal Communications Commission, or any successor agency thereto.

“Federal Arbitration Act” means the Federal Arbitration Act, 9 U.S.C.  Section 1, et seq.

“Final Month Price” (a) when used with respect to Residue Gas Imbalances, means the average of Platts Inside FERC’s Gas Market Report First of Month index prices for PEPL (Texas Oklahoma Mainline) and Southern Star Central (Texas Oklahoma Kansas) for the month in which the Closing Date occurs and (b) when used with respect to Plant Product Imbalances (specifically Y-Grade delivered to Y-Grade transporters), the monthly average Conway In-Well OPIS index price per gallon by component for the month in which the Closing Date occurs, less $0.09 per gallon for transportation and fractionation costs.

“Final Settlement Statement” has the meaning set forth in Section 6.6.

“Force Majeure Event” means acts of God, acts of Governmental Authorities or compliance with rules, regulations, or orders of any Governmental Authority that impede the operation of the Gathering System or the Plants, strikes, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, extreme temperatures, storms, hurricanes, floods, or other adverse weather conditions, washouts, arrests and restraint of rulers and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipes, freezing of wells or lines of pipes, requisitions, directives, diversions, embargoes, priorities, or expropriations of Governmental Authorities, legal or de facto, whether purporting to act under some Law or otherwise, or breakdowns of machinery and any other cause or causes, whether of the kind herein enumerated or otherwise not reasonably within the control of the affected Person, which, by the exercise of due diligence, such Person is not able to avoid.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“GAAP” means United States generally accepted accounting principles, consistently applied, with such exceptions to such generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule, or that otherwise arise by custom for the particular industry.  The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

“Gathering System” means Seller’s natural gas gathering systems, as depicted in the Shape file on the flash drive labeled BP Claremont Gathering System Shape (8/9/12), a copy of which was provided to Purchaser, and compressor stations associated therewith, with termination points at the Sunray Plant and the Hemphill Plant, as more particularly described on Exhibit A-1(c)(ii).

“Good Faith Allocation” means the value reasonably determined by the Parties in good faith, taking into account the Purchase Price and the relative value of the asset under consideration in the context of the Purchase Price and available actions capable of mitigating the consequence of the matter under consideration.

“Governmental Approvals” means all consents, waivers and approvals of, and any notices to or filings with, Governmental Authorities having appropriate jurisdiction that are required in connection with the consummation of the transactions contemplated hereby.

“Governmental Authority” means any federal, state, local, municipal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having jurisdiction.

“GPA” means the Gas Gathering and Processing Agreement to be entered into by and between Seller and Purchaser on the Closing Date in the form attached as Exhibit K.

“Guarantor” means Eagle Rock at such time it assigns its rights hereunder pursuant to Section 19.9 hereof, and executes the Guaranty Agreement.

“Guaranty Agreement” means a document in the form of Exhibit J.

“Hemphill Plant” means Seller’s Hemphill Gas Processing Plant located in Hemphill County, Texas, southeast of Canadian, Texas, and all gas processing units, treaters, dehydration units, compressor stations, warehouses, control buildings and other associated plant facilities that are used or held for use in connection with the ownership or operation thereof, as more particularly described in Exhibit A-1(b) and Exhibit A-2.

“Historical Monthly Price” (a) when used with respect to Residue Gas Imbalances, means the average of Platts Inside FERC’s Gas Market Report First of Month index prices for PEPL (Texas Oklahoma Mainline) and Southern Star Central (Texas Oklahoma Kansas) for the month in which such Imbalances were incurred and (b) when used with respect to Plant Product Imbalances (specifically Y-Grade delivered to Y-Grade transporters), the monthly average

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Conway In-Well OPIS index price per gallon by component for the month in which such Imbalances were incurred, less $0.09 per gallon for transportation and fractionation costs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

“Hydrocarbons” means all crude oil, natural gas, casinghead gas, condensate, distillate, natural gas liquids and other liquid or gaseous hydrocarbons and all products refined or extracted therefrom, together with all minerals produced in association with these substances.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons, Plant Products or Residue Gas produced from or allocated to the Purchased Assets, to the extent subject to an imbalance or make-up obligation, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at a wellhead, pipeline, gathering system, plant, transportation, receipt point, delivery point or other location and regardless of whether the same arises under contract, by operation of Law or otherwise, provided that “Imbalance” does not include any such item that is an Excluded Asset.

“Imbalance Rate” means, (a) when used with respect to Imbalances arising under the Contracts set forth on Schedule 10.1(h), the Historical Monthly Price or the Final Month Price, as applicable, as indicated for such Contract on Schedule 12.6(b) under the heading “Price Basis” and (b) when used with respect to Imbalances arising under any other Contract, the Final Month Price.

“Indemnity Claim” has the meaning set forth in Section 8.8.

“Indemnity Claim Notice” has the meaning set forth in Section 8.8.

“Invasive Activity” means any sampling, boring, drilling, probing, digging or other invasive investigative activity with respect to the Purchased Assets.

“Isaacs Materials” means those certain compressor skids, compressors, vessels, tankage, piping and other equipment listed on Schedule 1.1-5.

“Knowledge” (or “known” or other derivatives thereof) means, whether or not capitalized, as to each Party, the actual knowledge, without investigation, of the individuals listed for such Party on Schedule 1.1-2.

“Laws” means any and all applicable laws, statutes, codes, constitutions, ordinances, decrees, writs, injunctions, orders, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Leave” has the meaning set forth in Section 14.1.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Line Fill” means the volume of natural gas, natural gas liquids, condensate, liquid or other Hydrocarbons, helium, sulfur and other constituents owned by Seller which is contained in the Plants and Gathering System and applicable pipelines.

“Material Adverse Effect” means, (a) with respect to a Party, any event, circumstance or condition materially impairing such Party’s authority, right or ability to consummate the transactions contemplated by this Agreement or the Operative Documents; or, (b) with respect to the Purchased Assets, any change in, or effect on, the Purchased Assets that is materially adverse to the operations or physical condition of the Purchased Assets (as compared to the operations or physical condition of the Purchased Assets on the Signing Date), taken as a whole; provided, however, that none of the following shall be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred: (i) changes or effects generally affecting the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Purchased Assets are located, the United States or worldwide, or any terrorism or outbreak of hostilities or war, (ii) changes or effects generally affecting the international, national, regional or local energy industry, (iii) changes or effects generally affecting the oil or natural gas gathering, transportation or processing industries, or resulting from markets for fuel or other raw materials, feedstock or commodities used, gathered, transported, produced or sold at or by the Purchased Assets, (iv) changes in the prices of Hydrocarbons, (v) natural declines in well performance, (vi) orders or actions of any Governmental Authority or changes in Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vii) actions taken or omitted to be taken or contributed to, by or with the consent of Purchaser or its Affiliates, (viii) actions or agreements contemplated by this Agreement or referred to in the Exhibits or Schedules, (ix) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (x) changes which are cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article XVII, (xi) matters as to which an adjustment is provided for under Section 2.3 or Seller has indemnified Purchaser hereunder, and (xii) changes in the value of Purchaser’s securities resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement.  Any determination as to whether any event, circumstance or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such event, circumstance or condition.

“Material Contracts” has the meaning set forth in Section 10.1(h).

“MCF” has the meaning set forth in the GPA.

“Non-Environmental Claims” means all Third Party Claims, except for Environmental Claims; provided, however, that Non-Environmental Claims do not include Seller Retained Liabilities or Claims arising from the Excluded Assets.

“Non-Foreign Certificate” means a document in substantially the form of Exhibit E.

“NORM” means naturally occurring radioactive materials.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Operative Documents” means those documents listed or referred to in Sections 16.2 and 16.3 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party hereto or one of its Affiliates.

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Performance Deposit” has the meaning set forth in Section 2.5.

“Permits” means permits, licenses, certificates and other authorizations of Governmental Authorities.

“Permitted Assignment” has the meaning set forth in Section 19.9(a).

“Permitted Encumbrances” means, with respect to a Purchased Asset, any and all of the following:

(i)            consents to assignment and similar contractual provisions affecting such Purchased Asset and Customary Post-Closing Consents;

(ii)           Applicable Preferential Rights, PPRs and similar contractual provisions affecting such Purchased Asset;

(iii)          rights to approve or consent by, required notices to and filings with a Governmental Authority associated with the conveyance of such Purchased Asset, including Customary Post-Closing Consents;

(iv)          terms and conditions of Permits affecting the Purchased Assets and any other rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Purchased Asset in any manner whatsoever, and all Laws of such Governmental Authorities;

(v)           easements, licenses, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over, under and through such Purchased Asset; provided that such encumbrances do not interfere materially with the use or operation of such Purchased Asset affected thereby for the purpose for which such Purchased Asset is currently used;

(vi)          liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith;

(vii)         liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith;

(viii)        statutory liens including mechanics’, carriers’, workers’, repairers’ and other similar liens and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(ix)           liens, mortgages and other encumbrances of record, but not including any such liens, mortgages and other encumbrances incurred in connection with borrowed monies;

(x)            matters that would otherwise be Alleged Adverse Conditions but that do not meet the individual threshold amount and aggregate deductible amount set forth in the definition of Alleged Adverse Conditions and Section 5.2, respectively, or that Purchaser waives in accordance with Section 5.3, or for which a Purchase Price adjustment is made or another remedy provided pursuant to Section 5.2;

(xi)           Third Party Claims referenced on Schedule 10.1(d) or disclosed in the Data Room;

(xii)          Imbalances associated with such Purchased Asset;

(xiii)         Suspense Funds associated with such Purchased Asset;

(xiv)        rights of ingress and egress or other access rights reserved by or granted to Seller and/or its Affiliates under this Agreement;

(xv)         the terms and conditions of any Contracts affecting such Purchased Asset to the extent such Contracts were disclosed in the Data Room;

(xvi)        the terms of any Operative Document;

(xvii)       matters that Purchaser waives in writing;

(xviii)      any encumbrance expressly set forth on Exhibits A-1(a), A-1(b), A-1(c), A-1(d), A-2, A-3 or A-4 with respect to such Purchased Asset or otherwise disclosed on a Schedule to this Agreement; and

(xix)         such encumbrances, defects or irregularities in the title to such Purchased Asset that in the aggregate do not materially interfere with the ownership or operation of such Purchased Asset affected thereby as such Purchased Assets were owned or operated as of the Effective Time and that would not be considered material when applying general standards in the industry.

“Person” means an individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity or Governmental Authority.

“Personal Property” has the meaning set forth in the definition of “Purchased Assets.”

“Phase I Report” means any Phase I environmental assessment and report in respect of any Purchased Asset which has been disclosed in the Data Room.

“Plant Products” means (a) ethane, propane, butanes and natural gasoline, and any other liquid Hydrocarbon product, other non-Hydrocarbon components contained in the gas or helium and other inerts, recovered or recoverable in the Plants and (b) liquid hydrocarbons, condensates,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

distillates, field drips, natural gas liquids, and drip gas recovered or recoverable in the Gathering System.

“Plant Sites” means that certain tract of land upon which the Sunray Plant is located, as described on Exhibit A-1(a) and that certain tract of land upon which the Hemphill Plant is located, as described on Exhibit A-1(b).

“Plants” means the Sunray Plant and the Hemphill Plant collectively, and the term “Plant” refers to either of them individually.

“PPR” has the meaning set forth in Section 3.1(d).

“PPR Claim” has the meaning set forth in Section 3.1(f).

“pre-Closing covenant” has the meaning set forth in Section 15.5.

“Pref Holder” has the meaning set forth in Section 3.1(d).

“Preliminary Settlement Statement” has the meaning set forth in Section 6.5.

“Prepaid Amounts” means all prepaid insurance premiums, rentals, utility charges, and deposits and other prepaid amounts paid prior to the Effective Time relating to the time period from and after the Effective Time.

“Process Safety Management” means Process Safety Management of Highly Hazardous Chemicals, Explosives and Blasting Agents (29 C.F.R. 1910), as amended, that is associated with the Purchased Assets.

“Prospective Transferees” has the meaning set forth in Section 12.18(a).

“Prudent Cost Response” means the most cost effective response to an Adverse Condition or Alleged Adverse Condition that is reasonably expected to address any obligation concerning the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition to meet the requirements of Environmental Laws in effect at the time of such response to the satisfaction of any Governmental Authorities with jurisdiction over the Purchased Asset on which such Adverse Condition or Alleged Adverse Condition exists, which response does not materially interfere with the use or operation of such Purchased Asset(s).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Assets” means all of Seller’s right, title and interest in, to and under or derived from the following, but exclusive of the Excluded Assets:

(a)           the Hemphill Plant, the Sunray Plant and the Gathering System;

(b)           all fee-owned real property, and all buildings and other permanent improvements located thereon that are used or held for use primarily in connection with

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

the Plants and the Gathering Systems, including those more particularly described on Exhibit A-1(c) (together with the Plant Sites, the “Real Property”);

(c)           to the extent transferable without any out-of-pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, the Easements, as more particularly described on Exhibit A-1(d), that are used or held for use primarily in connection with the Plants or the Gathering System;

(d)           all tangible personal property, improvements, fixtures and other appurtenances (whether or not currently in use), including the Gathering System, pipelines, gathering lines, tanks, machinery, equipment (including compression, processing, injection and measurement equipment), water wells, gas processing units, treaters, dehydration units, residue return lines, truck loading facilities, rail loading facilities, regulators, meter tubes and orifice plates, fixtures, appliances, pipes, valves, fittings, parts, inventory and material of any nature or kind whatsoever, including appropriate storage, shipping, treating, dehydrating and delivery facilities for Plant Products or Residue Gas; vehicles which are assigned to Transferred Employees, and rolling stock, including trailers, rolling test equipment, rolling machinery and other portable wheeled equipment that is deployed exclusively for the operation and maintenance of the Plants or the Gathering System and located thereon; all buildings and structures of any kind whatsoever located on the Real Property at which the compressing, processing and storage facilities of the Plants or Gathering System are located and any and all other facilities and appurtenances located on the Real Property, used or held for use by Seller primarily in connection with the Plants or Gathering System, to the extent all such property and rights are owned, controlled or leased by Seller and are assignable, the major components of which are more particularly described on Exhibit A-2 (individually and collectively, “Personal Property”);

(e)           to the extent transferable without any out-of-pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, the Contracts (other than Third Party Licenses) used or held for use primarily in connection with the ownership or operation of the Plants or Gathering System, including all gas and liquids or helium purchase and sales agreements, gas and liquids or helium transportation agreements, equipment and vehicle leases for those vehicles assigned to Transferred Employees, rental contracts, gathering, treating and processing agreements, interconnect agreements, compression service and other service agreements, including the Contracts listed on Exhibit A-3; provided that this subpart (e) shall not include the instruments constituting the Real Property or the Easements;

(f)            to the extent transferable without any out-of-pocket cost to Seller or its Affiliates (unless Purchaser pays such cost on behalf of Seller or its Affiliates) and subject to the receipt of necessary consents and approvals, the Contracts of Seller’s Affiliates listed on Exhibit A-4 (individually and collectively, “Affiliate Contracts”);

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(g)           to the extent transferable without any out-of-pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, the Transferable Permits;

(h)           all Line Fill and all other natural gas inventory and liquid Hydrocarbons and helium to which Seller has title under the terms of any Material Contract or any gas gathering agreement or gas processing agreement or similar agreement and which is contained in the Plants or Gathering System as of the Closing Date;

(i)            all Plant Products and Residue Gas to which Seller has title under the terms of any Material Contract or any gas gathering agreement or gas processing agreement and which is contained in the Plants or Gathering System as of the Closing Date;

(j)            the Isaacs Materials;

(k)           all Imbalances;

(l)            all Suspense Funds;

(m)          subject to Section 19.3, all Records in Seller’s possession;

(n)           to the extent assignable, all rights to indemnities (except with respect to Seller Retained Liabilities) and releases from Third Parties relating to the Purchased Assets; but only to the extent such indemnities relate to liabilities for which Purchaser is responsible under this Agreement;

(o)           to the extent assignable, all insurance proceeds under existing policies of insurance, if any, relating to the Purchased Assets; but only to the extent that such benefits relate to liabilities for which Purchaser is responsible under this Agreement;

(p)           all intangibles including operating revenues and accounts receivable relating to the period after the Effective Time (determined in accordance with the accounting methodology described in the Transition Services Accounting Methodology Spreadsheet attached as Attachment A to the Transition Services Agreement), and, in each case, primarily related to the Purchased Assets;

(q)           all credit or other rights to prepaid costs, expenses, accounts payable and other disbursements for which the Purchase Price is increased under Section 2.2; and

(r)            all other assets and properties of Seller primarily used or primarily held for use in connection with the Purchased Assets.

“Purchaser” means Eagle Rock until the Permitted Assignment is consummated, as more fully set forth in Section 19.9(a).

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Purchaser Group” means, individually and collectively,  (a) Purchaser and its officers, directors, agents, representatives, consultants and employees, and (b) Purchaser’s Affiliates and their respective officers, directors, agents, representatives, consultants and employees.

“Purchaser Secured Credit Facilities” means the Amended and Restated Credit Agreement dated as of June 22, 2011, among Eagle Rock Energy Partners, L.P., Wells Fargo Bank, National Association, Bank of America, N.A., The Royal Bank of Scotland plc, BNP Paribas, and the lender parties thereto (the “Credit Facility”), together with any amendment to the Credit Facility, any successor to the Credit Facility, and any other secured debt facility or similar secured debt arrangement to which Purchaser or its Affiliates may be a Party.

“Purchaser’s Ordinary Course of Business” means Purchaser’s normal and routine business activities, such as (i) regular sales of inventory; (ii) the sale and replacement of worn out or obsolete equipment; (iii) divestments of Purchased Assets valued at less than $10 million (not intended to circumvent the provisions of Section 12.18), and (iv) other matters of a similar nature.

“Real Property” has the meaning set forth in the definition of “Purchased Assets.”

“Records” means Seller’s records and files to the extent exclusively related to the Purchased Assets, including all Contracts, Tax (excluding income tax and margin/franchise tax), operations, technical, environmental and safety records; provided, however, Purchaser acknowledges that Seller creates electronic images of some Records and retains some Records in electronic format, and Seller may provide Purchaser copies (imaged or electronic media, hardcopy media or any combination thereof) of such Records rather than originals.  “Records” shall not include (i) Seller’s general corporate records and files, even if containing references to Purchased Assets, (ii) any accounting records and files, (iii) any e-mails or other electronic communications, including e-mails or other communications containing references to the Purchased Assets, unless such e-mails or other communications were printed and retained by Seller in the ordinary course of business, (iv) records and files to the extent they cannot be disclosed under the terms of any Third Party Contract (and Seller’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Purchaser) or cannot be disclosed under applicable Law, (v) information entitled to legal privilege, including attorney work product and attorney-client communications, excluding title opinions, (vi) Seller Group’s economic projections or analyses and financial reports and studies, (vii) employment records, including personnel information, personnel records and medical records, relating to Employees (except to the extent an Employee voluntarily signs a release authorizing disclosure of any or all such information with respect to himself or herself, with the signing of such release not being made a condition of either receiving an offer of, or commencing, employment with Purchaser or its Affiliates), (viii) income tax and margin/franchise tax information, (ix) records and files relating to the acquisition or disposition (or proposed acquisition or disposition) of any of the Purchased Assets, including proposals received from or made to, and records of negotiations with, Persons who are not a part of Purchaser Group or its Representatives and economic analyses associated therewith, (x) manuals for operating procedures applicable to the Seller Group’s businesses generally, (xi) Seller-Owned Technology or records relating thereto, (xii) Third Party-Owned Technology or records relating thereto, (xiii) electronic archive copies of records and files that have been created by Seller

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Group in the ordinary course of business, (xiv) Seller Retained Liabilities and Excluded Assets or records or files relating thereto, (xv) Records in the possession or control of Purchaser or its Affiliates, (xvi) records or files that cannot, with Commercially Reasonable Efforts, be segregated by Seller or its Affiliates from the records and files of the retained businesses of Seller or its Affiliates, (xvii) subsurface and seismic data, simulation, deliverability, compression and vibration studies, and any interpretations and analysis thereof and reports related thereto, or (xviii) any records and files related to Seller’s oil and gas leasehold interests or other oil and gas properties and wells and related production of Hydrocarbons.

“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, consultants, legal and financial advisors and other representatives.

“Residue Gas” shall have the meaning set forth in the GPA.

“Sales Tax” means any and all transfer, sales, gross receipts, compensating use, use or similar taxes, and any associated penalties and interest.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Confidential Data” has the meaning set forth in Section 12.7(c).

“Seller Group” means, individually and collectively, (a) Seller and its officers, directors, agents, representatives, consultants and employees and (b) Seller’s Affiliates and their respective officers, directors, agents, representatives, consultants and employees.

“Seller Guaranties” means any and all guaranties, letters of credit, bonds, cash deposits, and other sureties, indemnities and credit assurances provided to any Governmental Authority, contract counterparty or other Person by Seller or any of its Affiliates related to the Purchased Assets including those items, if any, listed on Schedule 1.1-3.

“Seller-Owned Technology” means all Systems and Technology, including any Seller Standards, that are owned by Seller Group and currently used in connection with the ownership or operation of the Purchased Assets.

“Seller Plans” means the plans, programs and arrangements relating to compensation or employee benefits for the Transferred Employees.

“Seller Retained Liabilities” means the liabilities retained by Seller as set forth in Section 8.6.

“Seller Severance Plan” has the meaning set forth in Section 14.13.

“Seller’s Purchase Right” has the meaning set forth in Section 12.18(b).

“Seller Standards” has the meaning set forth in Section 12.14(a).

“Seller Vacation Policy” has the meaning set forth in Section 14.9.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

“Signing Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Substantial Eagle Rock Transaction” means:

(a)                                  the consummation of a reorganization, merger or consolidation of Eagle Rock, immediately after which the voting power of the equity securities of Eagle Rock outstanding immediately prior to such transaction do not continue to represent (either by remaining outstanding or by being converted into equity securities having voting power in the entity surviving or resulting from such transaction) at least 50% of the combined voting power of the then outstanding equity securities of (i) the entity surviving or resulting from such transaction or (ii) any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns Eagle Rock either directly or through one or more subsidiaries);

(b)                                 any transaction that results in Eagle Rock ceasing to control the Eagle Rock GP, or any transaction in which Eagle Rock GP shall cease to be the sole general partner of Eagle Rock;

(c)                                  any Change in Control of Eagle Rock; or

(d)                                 an arms-length negotiated transaction which has an aggregate purchase price that exceeds One Billion Dollars ($1,000,000,000) in which any member of the Purchaser Group sells assets (which shall, for the avoidance of doubt, be deemed to include equity interests in entities) to a Third Party.

“Sunray Plant” means Seller’s Sunray Gas Processing Plant located in Moore County, Texas, approximately 10 miles northwest of Dumas, Texas and all gas processing units, treaters, dehydration units, compressor stations, warehouses, control buildings and other associated plant facilities that are used or held for use in connection with the ownership or operation thereof, as more particularly described in Exhibit A-1(a) and Exhibit A-2.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Purchased Assets that are payable to Third Parties and are being held in suspense by Seller under certain gas sales and purchase agreements.

“Systems” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Tax” means all fees (including documentation, license, reporting, filing and registration fees), and all taxes (including income tax, surtax, remittance tax, presumptive tax, net worth tax,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

special contribution tax, production tax, severance tax, conservation tax, pipeline transportation tax, value added tax, withholding tax and any gross receipts tax, windfall profits tax, profits tax, personal property tax, real property tax, Sales Tax, ad valorem tax, transfer tax, use tax, excise tax, premium tax, turnover tax, leasing/lease tax, environmental tax (including taxes under Section 59A of the Code), customs duties, stamp tax, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and all other taxes, assessments, fees and other charges of any kind whatsoever) imposed by any Governmental Authority thereof, including any taxes of any other taxpayer for which a Person is liable as transferee, successor, by contract or otherwise, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 6.3(c).

“Tax Returns” means any return, form, declaration of estimated Tax, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology,” in respect of any Person, means all of such Person’s now owned and hereafter arising or acquired, in or under any jurisdiction: patents, patent rights, copyrights, trademarks, service marks, trade names, and trade styles, and all applications for any of the foregoing; know-how, concepts, technical data, trade secrets and processes; and all licenses, franchises, permits and similar rights related to any of the foregoing, and all intellectual property and other rights under any of the foregoing; all extensions, renewals, reissues, reexaminations, divisions, continuations, and continuations-in-part of any of the foregoing; and all rights to sue for past, present and future infringement, misappropriation or any other violation of any of the foregoing; but Technology does not include Systems.

“Termination Date” means December 1, 2012, or such later date as may be mutually agreed upon in writing by the Parties.

“Termination Defect Amount” means twenty percent (20%) of the Purchase Price with respect to the total value of all of the following, to the extent attributable to the Purchased Assets being acquired by Purchaser under this Agreement: (a) Casualty Losses; and (b) Alleged Adverse Conditions; provided that, if the value of any such Casualty Loss or Alleged Adverse Condition is in dispute, then for purposes of Section 17.1(h) of this Agreement, such value shall be as determined in good faith by Seller; and, provided further that in no event shall the value of any Casualty Loss taken into account for purposes of determining whether the Termination Defect Amount has been achieved exceed the Good Faith Allocation with respect to such Purchased Asset.

“Third Party” means any Person except those Persons who are a part of Seller Group or Purchaser Group.

“Third Party Claims” means Claims brought by or owed to a Third Party, including Environmental Claims and Non-Environmental Claims; provided, that a Claim against a Party by

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

an officer, director or employee of that Party, or of the other Parties, or of any of their respective Affiliates shall not be a Claim brought by or owed to a Third Party.

“Third Party Licenses” means licenses, agreements or other contractual arrangements between Third Parties and Seller or an Affiliate of Seller under which Seller or an Affiliate of Seller is granted the rights to use Third Party-Owned Technology in connection with the ownership or operation of the Purchased Assets.

“Third Party-Owned Technology” means Systems and Technology owned by Third Parties and currently used by Seller or an Affiliate of Seller in connection with the ownership or operation of the Purchased Assets.

“Transferable Permits” means those Permits of Seller which are transferable under Law by Seller to Purchaser with or without a filing with, notice to, consent or approval of any Governmental Authority and without Seller incurring any economic burden, as set forth in Schedule 1.1-4.

“Transferred Employees” has the meaning set forth in Section 14.2.

“Transition Services Agreement” means a document executed by the Parties in substantially the form of Exhibit I in connection with operation of the Purchased Assets being assigned at Closing.

“Transition Period” has the meaning set forth in the Transition Services Agreement.

“Treasury Regulations” means the final, temporary or proposed Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  2101, et seq., or any similar provision of any federal, state, regional, foreign or local law, rule or regulation.

“WARN Obligations” has the meaning set forth in Section 14.10.

1.2                                 Certain Interpretive Provisions.  In this Agreement, unless the context otherwise requires:

(a)                                  the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e)                                  reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)                                    any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP, as applied by Seller;

(g)                                 the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;

(h)                                 the word “including” and its derivatives means “including, but not limited to,” and corresponding derivative expressions;

(i)                                     relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j)                                     whenever the Parties have agreed that any approval or consent shall not be unreasonably withheld, such phrase includes the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned;

(k)                                  no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(l)                                     no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;

(m)                               examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(n)                                 a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(o)                                 all references to prices, values or monetary amounts refer to United States Dollars, unless expressly provided otherwise;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(p)                                 each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

(q)                                 the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation or meaning.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS

2.1                                 Purchase and Sale of Purchased Assets.  On the Closing Date, upon the terms and conditions set forth in this Agreement: (a) Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in the Purchased Assets; provided, however, that the Purchased Assets shall not include the Excluded Assets and Seller expressly excepts, reserves and retains, unto itself, its Affiliates, successors and assigns, the Excluded Assets; and (b) Purchaser shall assume the obligations and liabilities as provided in Section 12.2.

2.2                                 Purchase Price.  The total purchase price to be paid by Purchaser to Seller in consideration for the transfers contemplated herein shall be Two Hundred Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($227,500,000.00) (“Purchase Price”), as adjusted in accordance with this Agreement.  On the Closing Date, Purchaser shall pay to Seller in immediately available funds by wire transfer to an account designated by Seller, an amount (the “Closing Purchase Price”) as calculated pursuant to Section 2.3.  The Closing Purchase Price is subject to further adjustment in accordance with Sections 2.6 and 6.6.

2.3                                 Closing Date Payments.  The Closing Purchase Price shall be an amount equal to the Purchase Price adjusted as follows (and reflected in the Preliminary Settlement Statement and the Final Settlement Statement in accordance with Sections 6.5 and 6.6):

(a)                                  decreased by the amount of the Performance Deposit paid by Purchaser to Seller;

(b)                                 increased by the amount provided for under Section 6.1;

(c)                                  increased or decreased, as appropriate, by the amount provided for under Section 6.2;

(d)                                 increased or decreased, as appropriate by the amount provided for under Section 6.3;

(e)                                  increased or decreased, as appropriate, by the amount provided for under Section 6.4;

(f)                                    decreased, as appropriate, by any adjustments made for Purchased Assets excluded pursuant to Article III;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(g)                                 to the extent determined prior to the Closing, decreased by the agreed or arbitrated net adjustment, if any, to which Purchaser is entitled for Alleged Adverse Conditions pursuant to Section 5.2;

(h)                                 to the extent determined prior to the Closing, decreased by the agreed or arbitrated adjustment, if any, to which Purchaser is entitled for Casualty Loss pursuant to Article VII;

(i)                                     increased or decreased, as appropriate, by the amount of the payment for Imbalances pursuant to Section 12.6;

(j)                                     increased by the amount with respect to the Isaacs Materials in accordance with Section 12.16; and

(k)                                  increased or decreased, as the case may be, by any other amount mutually agreed to by the Parties in writing.

The Purchase Price, as so adjusted, shall be the “Adjusted Purchase Price.”

2.4                                 INTENTIONALLY OMITTED

2.5                                 Performance Deposit.  Contemporaneously with the execution of this Agreement, Purchaser shall deposit with Seller cash equal to ten percent (10%) of the unadjusted Purchase Price (“Performance Deposit”) by wire transfer to a bank account designated by Seller prior to the Signing Date; provided, however, that if the Signing Date is not a Business Day or this Agreement is executed after-hours on a Business Day, Purchaser shall deliver the Performance Deposit to Seller at its designated bank account in the United States before 12:00 p.m. CPT on the next Business Day.

2.6                                 Purchase Price Allocation.  Purchaser shall, within the later of (a) ninety (90) Days following the Closing, or (b) fifteen (15) Days after the final Purchase Price is determined under Section 6.6, prepare and deliver to Seller for its review and approval (i) an allocation of the Purchase Price among the Purchased Assets consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”) and (ii) a draft Internal Revenue Service Form 8594 (Asset Allocation Statement) consistent therewith.  Seller and Purchaser acknowledge that the Allocation shall be used solely for purposes of determining the grouping of assets pursuant to Section 1060 of the Code and not for determining the amount to be reported by each Party for Tax purposes. Any disputes with respect to the Allocation that cannot be resolved by the Parties shall be referred to the Accounting Referee for resolution with such resolution to be made within thirty (30) Days of such referral. All expenses of the Accounting Referee shall be shared by the Seller and Purchaser equally.  The Parties agree (A) to file Internal Revenue Service Form 8594 (Asset Allocation Statement) as well as any similar state or local form consistently with the Allocation, in each case as agreed, and (B) that neither Seller nor Purchaser or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, except as required by applicable Law.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE III
PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGNMENT

3.1                                 Preferential Rights to Purchase.

(a)                                  The Parties agree that those preferential purchase rights set forth in Schedule 3.1 that are currently attributable to the holders identified on such schedule with respect to such preferential purchase rights may be triggered by the transactions contemplated by this Agreement (collectively, the “Applicable Preferential Rights”).  For each Purchased Asset subject to any Applicable Preferential Right, except any Applicable Preferential Right held by Purchaser or its Affiliates, Seller shall (i) provide such notice to the applicable Third Party as may be required using the applicable Good Faith Allocation and the form of Preferential Right Notice Letter attached hereto as Exhibit F, or as otherwise mutually agreed, and (ii) comply in all other respects with the agreement under which the Applicable Preferential Right arises.  If, prior to Closing, the holder of an Applicable Preferential Right notifies Seller that it elects to exercise its Applicable Preferential Right (in accordance with and determined by the agreement under which such Applicable Preferential Right arises), the Purchased Assets subject to such exercised Applicable Preferential Right shall become an Excluded Asset under this Agreement and the Purchase Price shall be reduced by the Good Faith Allocation of such Excluded Asset.  Purchaser remains obligated to purchase the remainder of the Purchased Assets that are not affected by exercised Applicable Preferential Rights.  Upon consummation of the sale of any Purchased Assets to the holder of such Applicable Preferential Right, any such Purchased Assets shall be deemed for all purposes to constitute Excluded Assets.

(b)                                 If on the Closing Date, any Applicable Preferential Right has not been waived in writing or exercised by the holder thereof or the time for such holder to exercise such Applicable Preferential Right has not expired, then (subject to Sections 15.2, 15.3 and 17.1) the Closing with respect to the Purchased Assets to which such Applicable Preferential Right applies shall proceed on the Closing Date upon the mutual agreement of Seller and Purchaser; provided, however, that Seller agrees to notify the holders of the Applicable Preferential Rights at least thirty (30) Days prior to the initial Closing Date.

(c)                                  If the Parties do not reach a mutual agreement as contemplated in the prior paragraph, then the applicable Purchased Assets shall be deemed Excluded Assets, the Purchase Price shall be reduced by the Good Faith Allocation of such Excluded Assets and the Closing shall otherwise proceed.  Thereafter, Seller shall promptly notify Purchaser if the holder of the Applicable Preferential Right does not exercise such right prior to the expiration of such right, and within ten (10) Business Days after Purchaser’s receipt of such notice the Parties shall conduct a second closing whereby Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, such Purchased Asset pursuant to the terms of this Agreement and for the Good Faith Allocation amount for which the Purchase Price was reduced at Closing with respect to such Excluded Asset (except “Closing Date” with respect to any such Purchased Asset shall mean the date of assignment of such Purchased Asset from Seller to Purchaser),

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

subject to any purchase price adjustments consistent with this Agreement.  If, for any reason, the purchase and sale of the Purchased Assets covered by the Applicable Preferential Rights which have been exercised by the holder thereof are not or cannot be consummated with the holder of the Applicable Preferential Rights in accordance with the agreement under which the Applicable Preferential Right arises, or the holder of the Applicable Preferential Right is unable to satisfy the conditions to closing contained therein, Seller shall promptly notify Purchaser and, if the Closing has not yet occurred, the affected Purchased Asset shall be included in the Closing or, if the Closing has previously occurred, then within ten (10) Business Days after Purchaser’s receipt of such notice, the Parties shall conduct an additional closing whereby Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, such Purchased Asset pursuant to the terms of this Agreement and for the Good Faith Allocation amount by which the Purchase Price was reduced at the initial Closing with respect to such Excluded Asset (except “Closing Date” with respect to any such Purchased Asset shall mean the date of assignment of such Purchased Asset from Seller to Purchaser), subject to any Purchase Price adjustments consistent with this Agreement.

(d)                                 If (i) (A) the holder of an Applicable Preferential Right validly exercises its Applicable Preferential Right after the Closing or (B) the Parties inadvertently close on a Purchased Asset subject to a preferential purchase right that is not listed on Schedule 3.1 (a “PPR”), either without having provided the required notification to the holder of such Applicable Preferential Right or PPR (“Pref Holder”) or without such Pref Holder having waived such Applicable Preferential Right or PPR or the time for such Pref Holder to exercise such Applicable Preferential Right or PPR having expired, and (ii) after the Closing on such Purchased Asset, the Pref Holder elects to exercise, then Purchaser shall convey such Purchased Asset directly to the Pref Holder, and Purchaser shall be entitled to receive the consideration for such Purchased Asset to be paid by such Pref Holder directly from such Pref Holder; provided, however, that if such Pref Holder requires that the conveyance of such Purchased Asset be made by Seller, then Purchaser shall re-convey such Purchased Asset to Seller in exchange for a refund from Seller of the Good Faith Allocation of such Purchased Asset, and Seller shall then convey such Purchased Asset to such Pref Holder and be entitled to retain the consideration for such Purchased Asset paid by such Pref Holder, in each of the foregoing cases, subject to any purchase price adjustments consistent with this Agreement.

(e)                                  Any Applicable Preferential Right or PPR must be exercised subject to all the terms and conditions of this Agreement, including the payment to Seller of the Performance Deposit upon exercise of the Applicable Preferential Right or PPR.

(f)                                    For the avoidance of doubt, Third Party Claims relating to or arising out of Applicable Preferential Rights or PPRs to the extent related to (i) a Good Faith Allocation or (ii) Purchaser’s agreement to proceed with Closing prior to receipt of a written waiver or expiration of an Applicable Preferential Right or PPR (any such Third Party Claim, a “PPR Claim”) shall not be a Seller Retained Liability but shall be the responsibility of Purchaser (without regard to any deductibles or thresholds contained in this Agreement that may be otherwise applicable).  Purchaser (on behalf of Purchaser Group and

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold harmless Seller Group from and against any and all PPR Claims, no matter whether arising before, on or after the Closing Date.  This indemnity and defense obligation shall apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

(g)                                 Notwithstanding anything to the contrary contained herein, Purchaser will have no obligation to purchase any Purchased Asset that was treated as an Excluded Asset pursuant to Section 3.1(c) after the Cut-Off Date.

3.2                                 Consents to Assignment.

(a)                                  If a required consent to assignment of a Purchased Asset (other than Contracts, Easements or Customary Post-Closing Consents) has not been obtained prior to Closing, the Purchased Asset with respect to which consent is required but not obtained shall be excluded from this Agreement without any adjustment to the Purchase Price.  Purchaser remains obligated to purchase from Seller the remainder of the Purchased Assets that are not subject to such unobtained required consent subject to the terms and conditions of this Agreement.  Unless otherwise agreed by Purchaser, the Parties shall continue to use Commercially Reasonable Efforts to obtain such required consent until the Cut-Off Date and, if not obtained by such date, Seller shall reimburse Purchaser an amount equal to the Good Faith Allocation of such Purchased Asset (which shall be treated as an adjustment to the Purchase Price).  Unless otherwise agreed by the Parties, if a Party subsequently obtains any required consents prior to the Cut-Off Date not obtained prior to or at Closing, then such Party shall promptly notify the other Party and within ten (10) Business Days after receipt of such notice, Seller shall sell, assign and convey to Purchaser and Purchaser shall purchase and accept from Seller such Purchased Assets pursuant to the terms of this Agreement and, if Seller reimbursed Purchaser for the Good Faith Allocation with respect to such affected Purchased Asset, then Purchaser shall pay Seller an amount equal to such Good Faith Allocation (except “Closing Date” with respect to such Purchased Asset shall mean the date of assignment of such Purchased Asset from Seller to Purchaser).

(b)                                 With respect to Contracts or Easements constituting Purchased Assets that require consent to assignment (other than Customary Post-Closing Consents), the Parties shall use Commercially Reasonable Efforts to obtain such consent prior to Closing using the form of Consent Notice Letter attached hereto as Exhibit G, or as otherwise mutually agreed.  If such consent has not been obtained prior to Closing, at the election of Seller, the Parties shall execute and deliver such instruments and take such other actions as Seller may reasonably request to carry out the intent of this Agreement and the transfer of such Contracts and Easements.  Such instruments and actions may include the execution of back-to-back agreements to effect the transfer to Purchaser of the benefits and burdens of or on Seller under such Contracts and Easements which Seller is obligated to perform and is entitled to receive (provided that entering into such back-to-back agreements is not

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

impracticable or does not: (x) result in a breach of any obligations under any such Contract or Easement or (y) result in a violation of Law by Seller or (z) impose a burden on Seller disproportionate to the benefit received by Purchaser under such Contract or Easement).  In any such back-to-back agreement, (i) Seller shall continue to be bound thereby and (ii) (A) Purchaser shall perform and discharge fully all of the obligations of Seller thereunder after the Effective Time and indemnify Seller for all Claims arising out of such performance by Purchaser, (B) Seller shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other considerations received in respect of such performance, (C) Seller shall promptly exercise or exploit the beneficial rights and options of Purchaser under such Contract or Easement at Purchaser’s request and expense and (D) if and when any such consent shall be obtained or such a Contract or Easement shall otherwise become assignable, Seller shall promptly assign, in a manner consistent with Section 2.1, its rights and obligations under such Contract or Easement to Purchaser and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify Seller as stated above.  To the extent that Seller is unable to assign a Contract or Easement with respect to which Seller has elected that this Section 3.2(b) applies, the Parties shall use Commercially Reasonable Efforts to continue to seek consent to assignment of such Contract or Easement until the earlier of (1) the Cut-Off Date or (2) the date such Contract or Easement is terminated in accordance with its terms or otherwise at the direction of Purchaser, to the extent such termination does not breach such Contract or Easement.

3.3                                 Applicable Consents and Waivers.  Each Party hereby gives, and shall cause its Affiliates to give, any required consents and hereby waives, and shall cause its Affiliates to waive, any Applicable Preferential Rights or PPRs held by such Party or its Affiliates.

ARTICLE IV
TITLE REVIEW

4.1                                 Review of Title Records.  After execution and delivery of this Agreement and prior to the Closing Date, Seller shall make available to Purchaser and Purchaser’s representatives, at reasonable times during Seller’s regular business hours and at their current locations (or such other locations as Seller designates) upon reasonable notice, for examination and copying, at Purchaser’s expense, Records in Seller’s possession relating to title to the Purchased Assets.  If Purchaser requests copies of title Records, Seller shall use its Commercially Reasonable Efforts to provide the requested copies to Purchaser at Purchaser’s expense.  Such review will be subject to the terms of the Confidentiality Agreement.

4.2                                 Waiver.  Purchaser (on behalf of Purchaser Group and their successors and assigns) hereby irrevocably waives and releases for all purposes all objections and defects and Claims (whether known or unknown) associated with the title to the Purchased Assets except for any special warranty of title given in the Assignment and Bill of Sale or Deed. For the avoidance of doubt, this Section 4.2 shall not diminish or affect in any way the Parties’ rights and obligations under Section 19.6 or any indemnity provided in this Agreement.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE V
CONDITION OF THE PURCHASED ASSETS

5.1                                 Access.  From and after the Signing Date and until the Closing Date, but subject to the succeeding sentence, Seller shall provide Purchaser access (during Seller’s regular business hours and to the extent it does not unreasonably interfere with Seller’s operations) to the Purchased Assets that it operates and Seller shall use Commercially Reasonable Efforts to obtain permission for Purchaser to gain access to the Purchased Assets that are operated by Third Parties after the Signing Date, to conduct a visual inspection of the same subject to the following conditions, it being agreed that Purchaser and its Representatives may not conduct any Invasive Activities or inspections (other than a visual inspection), may not conduct a Phase II analysis and may not operate any equipment or machinery in the course of such inspection.  Such inspection shall be (a) conducted in accordance with the terms of the Confidentiality Agreement, (b) subject to any releases or other agreements required by the operator of the Purchased Assets, (c) only for the purpose of effecting the transactions contemplated by this Agreement, and (d) subject at all times to Purchaser’s and its Representatives’ compliance with Seller’s (or the applicable Third Party operator’s) applicable policies and procedures, including Seller’s (or the applicable Third Party operator’s) code of conduct, digital security, health, safety, security and environmental policies and procedures.  If, at any time, Seller believes in good faith that Purchaser or any of its Representatives have not complied with Seller’s (or the applicable Third Party operator’s) applicable policies and procedures, then Seller may immediately terminate Purchaser’s and its Representatives’ access to the Purchased Assets.  Purchaser shall be responsible for arranging, at its own cost, transportation to and from any such Purchased Assets.  From and after the Signing Date and until the Closing Date, Seller shall make available to Purchaser and its Representatives prior to Closing, at reasonable times (which may be outside of normal business hours, such as evening hours and on weekends, if approved by Seller) and at their current locations (or such other locations as Seller designates) upon reasonable notice, for examination and copying, all Records (other than title Records and title information, which Records and information are exclusively addressed in Section 4.1) relating to the condition of the Purchased Assets insofar as the same are in possession of Seller or its Affiliates and, prior to the Signing Date, are not located at the Purchased Assets; provided, that Seller may restrict access and provision of information to the extent it reasonably believes necessary to (i) comply with existing confidentiality obligations owed to Third Parties (provided further that Seller shall use its Commercially Reasonable Efforts to secure waivers of any such confidentiality obligations), (ii) ensure compliance with antitrust and other Laws, (iii) preserve the secrecy of confidential information to the extent not related to the Purchased Assets and (iv) preserve a valid legal privilege relating to existing or anticipated Third Party Claims.  Prior to Closing, information that is produced by Seller or accessed by Purchaser under Section 4.1 or this Section 5.1 is subject to the confidentiality obligation under Section 17.4.  From and after the Signing Date and until the Closing Date, at reasonable times and upon reasonable notice, Seller shall afford Purchaser and such Purchaser’s Representatives reasonable access to selected employees of Seller Group that have been involved with the operation of the Purchased Assets solely to the extent such access does not disrupt the daily activities of such employees in any material respect.  To the fullest extent permitted by Law, Purchaser (on behalf of Purchaser Group and their successors and assigns) shall indemnify, defend and hold harmless Seller Group and its respective officers, directors, managers, employees, agents and representatives, from any

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

and all Claims (including those for (1) any injury, illness or death of any Persons including Purchaser Group, Seller Group or their respective Representatives; (2) damage to property (including damage to property of Third Parties, Seller Group, Purchaser Group or their respective Representatives); and (3) damage to natural resources or environmental damage to or associated with the Purchased Assets), to the extent such Claims are caused by, arise out of, or result from the activities of Purchaser Group or its Representatives in connection with any site visit or physical inspection of the Purchased Assets, even if such indemnified event is caused by, arises out of or results from the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of the aforesaid indemnified parties, or any pre-existing defect, but not to the extent that such indemnified event or occurrence is caused by or the result of gross negligence or willful misconduct of such indemnified parties.

5.2                                 Alleged Adverse Conditions.

(a)                                  As soon as reasonably practicable, but during the period ending thirty (30) Days after the Signing Date (such time period, the “Adverse Condition Claim Period”), Purchaser may notify Seller in writing of any Adverse Conditions with respect to any of the Purchased Assets (each, an “Alleged Adverse Condition”).  Purchaser’s notice asserting Alleged Adverse Conditions shall include a complete description and full explanation (including copies of any and all supporting documentation associated therewith) of each individual Alleged Adverse Condition being claimed and an estimate of the Prudent Cost Response that Purchaser in good faith attributes to bringing such condition into compliance with Environmental Laws (such notice, an “Adverse Condition Notice”).  The Parties shall meet from time to time as reasonably necessary in an attempt to agree on a resolution with respect to any outstanding Alleged Adverse Conditions timely raised hereunder.

(b)                                 Seller has the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Alleged Adverse Condition with respect to the Purchased Assets of which it has been duly advised by Purchaser during the Adverse Condition Claim Period.  If Seller has given notice to Purchaser prior to Closing that it elects to attempt to correct the Alleged Adverse Condition, and if such Alleged Adverse Condition is not corrected on or before one hundred eighty (180) Days after the Closing, then, upon Seller’s receipt of written notice from Purchaser of such non-completion, given within thirty (30) Days following such one hundred eighty (180) Day period, and subject to the right of Seller to initiate binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute regarding any such alleged non-completion, Seller shall pay to Purchaser, subject to Section 5.2(e) and the applicable Adverse Condition Cap, an amount equal to the remaining Prudent Cost Response for such Alleged Adverse Condition, and such payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

(c)                                  If the Parties are unable to agree as to the existence, validity, value or resolution of one or more of the Alleged Adverse Conditions prior to the Closing (such inability to agree, an “Adverse Condition Dispute”), then (subject to Sections 15.2, 15.3 and 17.1) Purchaser shall be obligated to Close and, except as to Alleged Adverse

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Conditions of which Seller has given notice to Purchaser that it elects to attempt to correct (as provided above), the Purchased Asset shall remain a Purchased Asset acquired by Purchaser and the Purchase Price shall be reduced by an amount equal to the lesser of the Good Faith Allocation of such Purchased Asset and the Prudent Cost Response for such Alleged Adverse Condition; provided however, that any such Purchase Price reductions shall be subject to Section 5.2(e) and shall not exceed the applicable Adverse Condition Cap; provided further, that either Party may initiate, within thirty (30) Days after the Closing (but not later), binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute regarding any Alleged Adverse Condition or the Prudent Cost Response thereof, except as to Alleged Adverse Conditions of which Seller has given notice that it elects to attempt to cure (as provided in Section 5.2(b)).  Notwithstanding the foregoing sentence, either Party may initiate, within thirty (30) Days after the one hundred eighty (180) Day cure period (but not later), binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute regarding the failure to pursue diligently a cure or completion of the cure of an Alleged Adverse Condition that Seller has elected to cure.

(d)                                 Notwithstanding anything to the contrary in Article XVIII, any arbitration initiated under this Section 5.2 shall be exclusively and finally resolved by a single arbitrator if the Adverse Condition Dispute involves less than Five Million Dollars ($5,000,000) and by a panel of three arbitrators if the Adverse Condition Dispute involves more than Five Million Dollars ($5,000,000).  Any such arbitrator (the “Environmental Referee”) shall be an environmental attorney(s) with at least ten (10) years experience in oil and gas facility environmental matters, shall have not at any point in the past ten (10) years represented or been adverse to either Party or any of their Affiliates and shall be selected by mutual agreement of Purchaser and Seller within thirty (30) Days after the initiation of binding arbitration under Article XVIII, and absent such agreement, shall be selected by the Houston, Texas regional office of the AAA upon written request of either Party.  Except as otherwise provided in the two preceding sentences, Adverse Condition Dispute arbitrations shall be conducted in accordance with Article XVIII.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary but subject to Seller’s indemnification obligations set forth in Sections 8.2, 8.4 and 8.6, Purchaser shall not be entitled to a Purchase Price adjustment, an indemnity or any other remedy relating to an Adverse Condition unless (i) a Claim for the Alleged Adverse Condition is asserted by Purchaser within the Adverse Condition Claim Period, (ii) the amount of the Prudent Cost Response for such individual Alleged Adverse Condition exceeds a threshold amount of Three Hundred Fifty Thousand Dollars ($350,000) (the “Adverse Condition Threshold Amount”), and (iii) the Aggregate Transaction Claims for which Seller is responsible exceeds the Aggregate Deductible Amount (it being acknowledged and agreed that, subject to the provisions of Sections 8.2, 8.4 and 8.6, Purchaser shall be solely responsible for and bear all costs and expenses or loss of value associated with each individual Alleged Adverse Condition asserted by Purchaser hereunder up to the Adverse Condition Threshold Amount and for the aggregate of the Alleged Adverse Conditions to the extent they do not, when combined with the other

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Aggregate Transaction Claims for which Seller is responsible, exceed the Aggregate Deductible Amount or, when combined with the other Alleged Adverse Conditions, to the extent they exceed the applicable Adverse Condition Cap).  Seller’s election to attempt to cure, or to provide indemnity against an Alleged Adverse Condition, shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Alleged Adverse Condition.  Notwithstanding anything in this Agreement to the contrary, Purchaser may not assert an Alleged Adverse Condition with respect to a Purchased Asset (x) of which it is the operator or (y) in which it owns an interest and with respect to which it is aware of such Alleged Adverse Condition.

5.3                                 Waiver.  Except as provided in the next sentence of this Section 5.3, Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives and releases for all purposes all objections and Claims associated with the environmental, physical, contractual and any other conditions of any Purchased Assets (including Adverse Conditions and Alleged Adverse Conditions) unless (a) asserted within the Adverse Condition Claim Period and as otherwise required by Section 5.2 and (b) in excess of the threshold and deductible amounts as set forth in Section 5.2; provided however, all Alleged Adverse Condition Claims are deemed waived for all purposes by Purchaser unless they are either settled by written agreement of the Parties or referred to arbitration under Article XVIII in either case (x) within thirty (30) Days after the Closing as provided in Section 5.2(c), or (y) within thirty (30) Days after the cure period lasting one hundred eighty (180) Days after the Closing for those Alleged Adverse Conditions for which Seller provides Purchaser notice that it will continue attempting to bring into compliance with Environmental Law after the Closing; and, subject to the foregoing exceptions, Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives and releases and shall be solely responsible for any and all Claims it and they may have against Seller and Seller Group with respect to environmental, physical, contractual and any other conditions of the Purchased Assets (including Adverse Conditions and Alleged Adverse Conditions).  For the avoidance of doubt, this Section 5.3 shall not diminish or affect in any way the Parties’ rights and obligations under any indemnities provided in this Agreement, including the indemnities set forth in Sections 8.4 and 8.6.

ARTICLE VI
ACCOUNTING

6.1                                 Products and Line Fill.  Seller shall measure all Hydrocarbons, Plant Products and Residue Gas associated with the Purchased Assets and stored in tanks and vessels to the bottom of the applicable flange as of the Effective Time, and Seller shall determine the Line Fill as of the Effective Time.  Seller shall be entitled to the proceeds of such Hydrocarbons, helium and other inerts, Plant Products and Residue Gas produced or attributable to the Purchased Assets and saved for any period prior to the Effective Time, and shall be entitled to the Line Fill as of the Effective Time, all at the prices set forth in Schedule 6.1; provided, however, that all of the foregoing shall be less any applicable production tax, severance tax or similar Tax or other applicable deductions.  Unless the actual amounts are readily available to Seller reasonably in advance of Closing, the estimated amounts to which Seller is entitled shall be included in the

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

calculation of the Closing Purchase Price and shall be incorporated into the Preliminary Settlement Statement.  The actual amounts to which Seller is entitled (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement if they were not accounted for in the Preliminary Settlement Statement.  Purchaser shall be entitled to the proceeds of Hydrocarbons, helium and other inerts, Plant Products and Residue Gas produced or attributable to the Purchased Assets and saved for any period after the Effective Time.

6.2                                 Revenues, Expenses and Capital Expenditures.  Except as expressly provided otherwise in this Agreement:

(a)                                  Seller is entitled to all revenues and accounts receivable attributable to the Purchased Assets it transfers, and is responsible for all expenses, accounts payable and capital expenditures attributable to the Purchased Assets it transfers, in each case to the extent they relate to the period prior to the Effective Time.

(b)                                 Purchaser is entitled to all revenues and accounts receivable attributable to the Purchased Assets it acquires, and is responsible for all expenses, accounts payable and capital expenditures attributable to the Purchased Assets it acquires, in each case to the extent they relate to the period from and after the Effective Time.

(c)                                  Seller shall estimate the above amounts and incorporate such estimate into the Preliminary Settlement Statement.  The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.

(d)                                 Notwithstanding anything to the contrary in this Agreement, for purposes of accounting for the Purchased Assets under Section 6.2 during the Transition Period, the Parties agree to apply the accounting methodology as described in the Transition Services Accounting Methodology Spreadsheet attached as Attachment A to the Transition Services Agreement.

6.3                                 Taxes.

(a)                                  Seller shall bear all Taxes attributable to the ownership or operation of the Purchased Assets prior to the Effective Time, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Seller.  Purchaser shall bear all Taxes attributable to the ownership or operation of the Purchased Assets on and after the Effective Time (excluding Seller’s income taxes, franchise taxes or margin taxes from the Effective Time through Closing or otherwise), and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Purchaser.  Property Taxes shall be prorated based on a percentage of the assessment period occurring before and after the Effective Time.  Seller shall estimate all Taxes attributable to the ownership or operation of the Purchased Assets (excluding Seller’s income taxes, franchise taxes or margin taxes) and incorporate such estimate into the Preliminary Settlement Statement.  The actual amounts (to the extent the

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.

(b)                                 Purchaser acknowledges that Sales Tax may be due and owing as a result of Seller’s transfer of the Purchased Assets to Purchaser and that Purchaser is solely liable for any and all such Sales Tax.  In Exhibit A-2, Purchaser and Seller have agreed on the value of the tangible personal property being transferred and, prior to the delivery of the Preliminary Settlement Statement, Purchaser shall provide Seller with documentation detailing the basis for Purchaser’s allocation of the Purchase Price to any Purchased Asset that is or is not subject to Sales Tax.  Purchaser shall pay any Sales Tax on its acquisition of all nonexempt tangible personal property by means of incorporating the amount into the Preliminary Settlement Statement (and the actual amounts, to the extent the same differ from the estimates included in the Preliminary Settlement Statement, shall be accounted for in the Final Settlement Statement) and Seller shall remit the Sales Tax collected from Purchaser to the applicable Governmental Authority.  If Purchaser qualifies for any exemptions, at least three (3) Business Days prior to Closing, Purchaser shall provide Seller with an exemption certificate as prescribed by state Law and Seller shall be released from collecting Sales Tax on otherwise taxable items.  If Seller is required to pay any Sales Tax, interest or penalty thereon other than amounts taken into account in the Preliminary Settlement Statement (as adjusted by the Final Settlement Statement) Purchaser shall reimburse Seller for such amount within thirty (30) Days after receipt of Seller’s written notice of the payment.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold harmless Seller Group from and against any and all Claims (no matter when asserted) relating to, arising out of, or connected with, directly or indirectly, Sales Tax resulting from or associated with Seller’s transfer of Purchased Assets to Purchaser.  These indemnity and defense obligations will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

(c)                                  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of original or amended Tax Returns and any audit, litigation, refund claim or other proceeding (each a “Tax Proceeding”) with respect to Taxes, provided that the Party asked to cooperate (i) shall incur no additional out-of-pocket costs, expenses, fees or liabilities or (ii) shall be reimbursed for all additional out-of-pocket costs, expenses, fees or liabilities as a result of or connected with the request. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records, accounting data and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records.  Purchaser and Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)                                 Seller shall retain authority to settle any Tax Proceedings relating to Taxes for all tax periods that end prior to the Closing Date, and to file any amended Tax Returns resulting from any such settlement, provided that any such settlement or filing shall not result in an increase of the Tax liability of Purchaser for any Taxes for which Purchaser is liable for under this Agreement without Purchaser’s prior written consent to be given in Purchaser’s sole discretion.  Purchaser shall have authority to settle any Tax Proceedings relating to Tax for tax periods ending on and after the Closing Date and to file any amended Tax Returns resulting from any such settlement, provided that any such settlement or filing shall not result in an increase of the Tax liability of Seller for any Taxes for which Seller is liable for under this Agreement without Seller’s prior written consent to be given in Seller’s sole discretion.

6.4                                 Obligations and Credits.  All Prepaid Amounts attributable to the Purchased Assets or other amounts paid by Seller (including amounts paid pursuant to an authorization for expenditure) prior to the Effective Time in respect of the Purchased Assets for services performed (or to be performed) or goods purchased (or to be purchased) and attributable to the period after the Effective Time, and not otherwise taken into account in the Preliminary Settlement Statement, shall be reimbursed to Seller by Purchaser as provided in this Section 6.4.  Seller shall estimate the above amounts and incorporate such estimate into the Preliminary Settlement Statement.  The actual amounts (to the extent the same differ from the estimates included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.

6.5                                 Preliminary Settlement Statement.  No later than five (5) Days prior to the Closing Date, Seller shall submit to Purchaser a preliminary settlement statement in substantially the form of Exhibit H (the “Preliminary Settlement Statement”) and include therewith an estimate, prepared in good faith, of the Purchase Price due by Purchaser, taking into account the estimate of adjustments permitted hereunder as identified on such form.  In connection with Seller’s preparation of the Preliminary Settlement Statement, Purchaser shall cooperate by timely delivering to Seller all information in its possession relevant to the preparation of the Preliminary Settlement Statement that is requested by Seller and that relates to the Purchased Assets.  Purchaser shall have two (2) Business Days to review the Preliminary Settlement Statement.  On the Day following the expiration of such two (2) Business Day review period, Purchaser shall submit a written report containing any changes Purchaser proposes to be made to the Preliminary Settlement Statement.  The Parties shall attempt to agree on a final Preliminary Settlement

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Statement no later than one (1) Day prior to Closing.  If the Parties are unable to agree by that date, Seller’s good faith estimate shall be used to determine the adjustments to the Purchase Price to be used at Closing in the Preliminary Settlement Statement.

6.6                                 Final Settlement Statement.  As soon as reasonably practicable, but in no event later than one hundred eighty (180) Days after the end of the Transition Period, Seller shall deliver to Purchaser a statement setting forth the adjustments to the Purchase Price pursuant to this Article VI and any other adjustments to the Purchase Price expressly permitted hereunder, in substantially the form of the Preliminary Settlement Statement (the “Final Settlement Statement”).  Upon request, Seller shall provide accounting support for any entry on the Final Settlement Statement of which Purchaser is not already in possession.  As soon as reasonably practicable, but in no event later than forty-five (45) Days after Purchaser receives the Final Settlement Statement, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes in good faith to be made to such statement, stating in reasonable detail its objections and the amounts to which it objects.  If Purchaser fails to timely deliver the written report to Seller containing changes Purchaser proposes to be made to the Final Settlement Statement, the statement as delivered by Seller shall be deemed to be correct and shall be final and binding on the Parties and not subject to further review, audit, arbitration or legal proceedings.  If Purchaser timely delivers the written report to Seller containing changes Purchaser proposes to be made to the Final Settlement Statement, then as soon as reasonably practicable, but in no event later than thirty (30) Days after Seller receives Purchaser’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement.  If the Parties fail to agree on the final adjustments within the thirty (30) Day period, then either Party, by written notice to the Accounting Referee and the other Party, may submit the disputed items to the Accounting Referee for resolution (with copy concurrently delivered to the other Party).  Each Party shall have the right to submit to the Accounting Referee (with copy concurrently delivered to the other Party) (i) a position statement on such disputed items within ten (10) Business Days after receipt of the notice to the Accounting Referee and (ii) a rebuttal statement to the other Party’s position statement within ten (10) Business Days after expiration of such initial ten (10) Business Day period.  Failure of a Party to timely submit its position statement to the Accounting Referee shall constitute a waiver by such Party as to each particular item in dispute and its agreement to the amount proposed by the other Party.  Either Party may request that the Accounting Referee accept or decline the appointment in writing within ten (10) Business Days after its receipt of the initial position statement.  The Accounting Referee will make a determination resolving the disputed items to be reflected in the Final Settlement Statement based on the written position statements and rebuttal statements from Purchaser and Seller and the Accounting Referee shall not take any testimony or hear any oral argument.  The Accounting Referee may request, as it deems appropriate, any additional information from (and provide opportunity to rebut responses to) the Parties, with notice to both Parties of all such requests and the related responses.  The Parties shall respond promptly to all requests from the Accounting Referee for additional information and clarification.  The Accounting Referee shall address only those items in dispute and may not determine the disputed items to be greater than the greatest amount claimed by a Party or smaller than the smallest amount claimed by a Party.  The Accounting Referee shall resolve the disputes within thirty (30) Days after expiration of the ten (10) Day rebuttal period.  The decision of the Accounting Referee shall be in writing and will be final and binding on and non-appealable by the Parties,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

absent manifest error.  The fees and expenses associated with the Accounting Referee shall be borne equally by Purchaser and Seller and paid promptly upon receipt of the Accounting Referee’s invoices.  Any amounts owed by one Party to the other Party as a result of the Final Settlement Statement shall be paid within fifteen (15) Business Days after the date when the amounts are agreed upon by the Parties, are deemed correct as provided above or the Parties receive the decision of the Accounting Referee, and the amounts included in the Final Settlement Statement shall be final and binding between the Parties and not subject to further audit, arbitration or other legal proceeding.  Any amounts paid under this Section 6.6 shall be treated as adjustments to Purchase Price for all Tax purposes.  The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matter submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  Except as expressly provided herein, whenever the Accounting Referee is retained to resolve a dispute as provided pursuant to this Agreement, the Accounting Referee may determine the issues in dispute following such procedures, consistent with the express provisions of this Agreement, as the Accounting Referee deems appropriate to the circumstances and with reference to the amounts in issue.  Except as expressly provided herein, the Parties do not intend to impose any particular procedures upon the Accounting Referee, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable.

6.7                                 Post-Closing Revenues.  Except as expressly provided otherwise in this Agreement, Purchaser shall pay Seller any and all amounts received after Closing by Purchaser (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Purchased Assets prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, Seller shall pay Purchaser any and all amounts received after Closing by Seller (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Purchased Assets after the Effective Time.  The Party responsible for the payment of amounts received shall reimburse the other Party within ninety (90) Days after the end of the month in which such amounts were received by the Party responsible for payment and, if paid, no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.

6.8                                 Post-Closing Expenses.  Except as expressly provided otherwise in this Agreement, Seller shall reimburse Purchaser for any and all costs and disbursements paid after Closing by Purchaser (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Purchased Assets prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, Purchaser shall reimburse Seller for any and all costs and disbursements paid after Closing by Seller (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Purchased Assets after the Effective Time.  The Party responsible for the payment shall reimburse the other Party within ninety (90) Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, if paid, no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

6.9                                 Audits.  Seller has retained audit claims and other Claims against Third Parties related to periods as an Excluded Asset, as more specifically described in Section 2.1.  Notwithstanding anything in this Agreement to the contrary, (i) Seller shall have the right to conduct and resolve all audits and other Claims related to joint operations or plant activities provided for under any construction, operation, gas gathering, gas processing, gas purchase, transportation or other Contract relating to the Purchased Assets in accordance with the terms thereof and any audits or Claims conducted by any Governmental Authority (whether or not being conducted as of the Closing Date), in each case to the extent any such audit or Claim relates to periods prior to the Closing Date and (ii) no audit or other Claim of Seller Group relating to the Purchased Assets is waived or released by Seller Group under this Agreement nor shall any indemnity in this Agreement affect any such audit Claim by Seller Group related to joint operations under any operating or other agreement relating to the Purchased Assets in accordance with the terms thereof to the extent any such audit relates to periods for which Seller Group is responsible under this Agreement.

ARTICLE VII
CASUALTY LOSS

7.1                                 Notice of Casualty Loss.  From the Signing Date until Closing, Seller shall notify Purchaser within a reasonable time following each instance of Casualty Loss with respect to the Purchased Assets known to Seller.

7.2                                 Resolution of Casualty Loss.

(a)                                  If, after the Signing Date but prior to the Closing Date, any Purchased Asset suffers a Casualty Loss, then (subject to Sections 15.2, 15.3 and 17.1) Purchaser shall nevertheless be required to proceed to Closing with respect to such Purchased Asset and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause, at Seller’s sole cost and expense, any such Purchased Asset affected by a Casualty Loss to be repaired or restored to a quality and condition comparable to that existing with respect to such Purchased Asset immediately before the Casualty Loss using the Prudent Cost Response (in the case of expenditures necessary to comply with Environmental Laws), as promptly as reasonably practicable (which work may extend after the Closing Date, so long as Seller is diligently pursuing such repairs or restoration activities but not longer than one hundred eighty (180) Days after the Closing Date unless mutually acceptable to the Parties) or (ii) to make an appropriate monetary adjustment to the Purchase Price reflecting the “reduction in value” of such Casualty Loss in accordance with Section 7.2(b).

(b)                                 For the purposes of this Article VII, “reduction in value” due to a Casualty Loss is based on the principle that Seller should generally bear the costs of repair and restoration of such Purchased Asset to a quality and condition comparable to that existing with respect to such Purchased Asset immediately before the Casualty Loss, limited (i) to amounts in excess of the threshold level contained in the definition of “Casualty Loss” with respect to such Casualty Loss; (ii) in the case of expenditures necessary to comply with Environmental Laws, to the lesser of (A) the Prudent Cost Response and (B) the Good Faith Allocation applicable to the affected Purchased Asset; (iii) in the case of

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

expenditures not necessary to comply with Environmental Laws, to the Good Faith Allocation applicable to the affected Purchased Asset; (iv) in all cases, to the amount which, when combined with the other Aggregate Transaction Claims for which Seller is responsible, exceeds the Aggregate Deductible Amount; provided that, if such repair or restoration costs result in the Purchased Assets having a quality or condition better than that existing immediately prior to the Casualty Loss, Purchaser shall bear, or reimburse Seller if already incurred by Seller, an equitable portion of such repair or restoration costs; and (v) in all cases, in respect of any such Casualty Loss, to the applicable Casualty Loss Cap.  If Section 7.2(a)(ii) is applicable, Seller shall notify Purchaser at least ten (10) Days prior to the Closing of its proposed monetary adjustment and if the Parties have a dispute regarding the amount of the appropriate monetary adjustment (such dispute, a “Casualty Loss Dispute”), subject to the foregoing limitations, the Parties shall Close with an adjusting payment to Purchaser in the amount of the good faith estimate of the reduction in value associated with such Casualty Loss as determined by Seller and equitable allocation of repair or restoration costs to Purchaser as determined by Seller; provided, however, either Party may initiate, within thirty (30) Days (but not later) after the Closing Date, binding arbitration in accordance with Article XVIII to resolve the Casualty Loss Dispute by delivering to the other Party a written notice setting forth the Casualty Loss in dispute, the Purchased Assets affected, the specific description of the Casualty Loss, and, subject to the foregoing limitations, such Party’s good faith estimate of the reduction in value of such Casualty Loss and equitable allocation of cost, together with any available documentation upon which such Party’s belief is based as to the existence, validity, value or cure of such Casualty Loss (such notice, a “Casualty Loss Dispute Notice”).

(c)                                  Notwithstanding anything to the contrary in Article XVIII, any arbitration initiated under this Section 7.2 shall be exclusively and finally resolved by a single arbitrator if the Casualty Loss Dispute involves less than Five Million Dollars ($5,000,000) and by a panel of three arbitrators if the Casualty Loss Dispute involves more than Five Million Dollars ($5,000,000).  Any such arbitrator (the “Casualty Referee”) shall be an insurance loss consultant(s) with at least ten (10) years experience in oil and gas facility insurance loss analysis matters, shall have not at any point in the past ten (10) years represented or been adverse to either Party or any of their Affiliates and shall be selected by mutual agreement of Purchaser and Seller within fifteen (15) Days after the delivery and receipt of the applicable Casualty Loss Dispute Notice, and absent such agreement, shall be selected by the Houston, Texas regional office of the AAA upon written request of either Party.  Except as otherwise provided in the preceding two sentences, Casualty Loss Dispute arbitrations shall be conducted in accordance with Article XVIII; provided, if there is a difference between the good faith estimates of Seller and Purchaser as to the reduction in value or equitable allocation of costs in excess of twenty percent (20%) of such arithmetical average, then the arbitrators shall be obligated to select as the reduction in value one of the good faith estimates proposed by the Parties, but not another amount in between the two estimates or otherwise.  Any Claim for a Casualty Loss not referred to binding arbitration under Article XVIII within thirty (30) Days after Closing shall be deemed waived.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(d)                                 In each case, Seller shall be entitled to retain all rights to insurance and other Claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(e)                                  As used in Section 7.2, Prudent Cost Response shall not include costs related to Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities.

ARTICLE VIII
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

8.1                                 Opportunity for Review.  Each Party represents that it has had an adequate opportunity to review all waiver, release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice.  Based upon the foregoing representation, the Parties agree to the provisions set forth below.

8.2                                 Seller’s Non-Environmental Indemnity Obligation.  If Closing occurs, then from and after the Closing Date, Seller hereby releases Purchaser Group from, and, subject to the limitations set forth in Section 8.7 or elsewhere in this Agreement, shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against, (a) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Purchased Assets, or any part thereof, to the extent such Non-Environmental Claims are attributable to the period prior to the Effective Time and of which Purchaser provides notice to Seller in accordance with Section 8.8 within twelve (12) months after the Closing Date, unless such Claim relates to the representations and warranties of Seller in Section 10.1(a) or Section 10.1(b) in which case an Indemnity Claim Notice (as defined below) must be provided prior to the thirty-first (31st) day after the expiration of the applicable statute of limitations, including Non-Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass or (E) violation of Law; and (b) all Claims arising out of any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Purchaser Group, or any pre-existing defect.  Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify and hold harmless Purchaser Group from and against any Non-Environmental Claims to the extent that Purchaser is not entitled to a remedy therefor under Section 8.7.  As of Closing, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and assumes and is solely responsible for, all Non-Environmental Claims either waived by Purchaser or not subject to indemnification by Seller at the time in question under the terms of this Section 8.2.

8.3                                 Purchaser’s Non-Environmental Indemnity Obligation.  If Closing occurs, then from and after the Closing Date, Purchaser (on behalf of Purchaser Group and their

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

successors and assigns) hereby releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, (a) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Purchased Assets, or any part thereof, to the extent such Non-Environmental Claims are attributable to (i) the Good Faith Allocation, (ii) PPR Claims, (iii) the period prior to the Effective Time (no matter when asserted) for any Non-Environmental Claims for which (x) Seller owes no indemnity under this Agreement or Seller’s indemnity obligation under this Agreement has expired, (y) the time period set forth in Section 8.7 has expired, or (z) the threshold and deductible amounts set forth in Section 8.7 are not met or the amount in Section 8.7(d) is exceeded, and (iv) the period of time on or after the Effective Time, including Non-Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass or (E) violation of Law; and (b) all Claims arising out of any breach by Purchaser of Purchaser’s representations, warranties or covenants set forth in this Agreement.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.4                                 Seller’s Environmental Indemnity Obligation.

(a)                                  If Closing occurs, then from and after the Closing Date, Seller hereby releases Purchaser Group from, and, subject to the limitations set forth in Section 8.7 or elsewhere in this Agreement, shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against, all Environmental Claims (other than Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities) relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Purchased Assets, or any part thereof, to the extent such Environmental Claims are attributable to the period prior to the Effective Time and of which Purchaser provides notice to Seller in accordance with Section 8.8 within six (6) months after the Closing Date, including in all such cases Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass or (E)  violation of Law.

(b)                                 These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Purchaser Group, or any pre-existing defect.  Notwithstanding anything in this Agreement to the contrary,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify and hold harmless Purchaser Group from and against any Environmental Claims to the extent that Purchaser is not entitled to a remedy therefor under Section 8.7 or elsewhere in this Agreement.  As of Closing, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and assumes and is solely responsible for, all Environmental Claims either waived by Purchaser or not subject to indemnification by Seller at the time in question under the terms of this Section 8.4.

8.5                                 Purchaser’s Environmental Indemnity Obligation.  If Closing occurs, then from and after the Closing Date, Purchaser (on behalf of Purchaser Group and their successors and assigns) hereby releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, all Environmental Claims (including Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities) relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Purchased Assets, or any part thereof, to the extent such Environmental Claims are attributable to (i) the period prior to the Effective Time for any Environmental Claims for which (x) Seller owes no indemnity under this Agreement or Seller’s indemnity obligation under this Agreement has expired, (y) the time period set forth in Section 8.7 has expired, or (z) the threshold and deductible amounts set forth in Section 8.7 are not met or the amount in Section 8.7(d) is exceeded, (ii) the period prior to the Effective Time for any Environmental Claims for Decommissioning, Asbestos and Related Liabilities, Disclosed Environmental Liabilities or Process Safety Management and (iii) the period of time on or after the Effective Time, including in all such cases, Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass or (E) violation of Law.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.6                                 Seller Retained Liabilities.  If Closing occurs, then from and after the Closing Date, Seller shall release Purchaser Group from, and shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against (collectively, “Seller Retained Liabilities”):

(a)                                  any and all Third Party Claims relating to, arising out of, or connected with, directly or indirectly (and no matter when asserted): (i) the ownership or operation of the Excluded Assets including, with respect to such Excluded Assets, Third Party Claims relating to: (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, (E)

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

statutory causes of action, and (F) violation of Law, even if caused in whole or in part by the negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, or other legal fault of any Person indemnified hereunder, and Tax Claims or disputes relating thereto; and (ii) all Taxes attributable to periods prior to the Effective Time for which Seller has agreed to be responsible under this Agreement;

(b)                                 any and all Third Party Claims directly relating to the matters described in Schedule 10.1(d);

(c)                                  any and all Claims relating to, arising out of, or connected with, directly or indirectly (and no matter when asserted): (i) all liabilities of the Transferred Employees that relate to the Seller Plans; (ii) all liabilities of the Excluded Employees; (iii) all liabilities of the Transferred Employees that relate to the period prior to the Closing Date and are made prior to the Closing; and (iv) all matters described in Section 14.12; and

(d)                                 any liabilities associated with the improper calculation of the Suspense Funds.

Claims under this Section 8.6 may be made even if a Claim could also be asserted under Sections 8.2 or 8.4 and Claims under this Section 8.6 are not subject to any of the limitations set forth in Section 8.7.

8.7                                 Limitations.  Seller shall not have an obligation or liability to Purchaser Group under Sections 8.2 or 8.4 for:

(a)                                  any Claim under Sections 8.2, if Purchaser has not provided Seller with an Indemnity Claim Notice within twelve (12) months from and after the Closing Date with respect to such Claim unless such Claim relates to the representations and warranties of Seller in Section 10.1(a) or Section 10.1(b) in which case an Indemnity Claim Notice must be provided prior to the thirty-first (31st) day after the expiration of the applicable statute of limitations or any Claim under Sections 8.4, if Purchaser has not provided Seller with an Indemnity Claim Notice within six (6) months from and after the Closing Date with respect to such Claim;

(b)                                 any Claim under Sections 8.2 or 8.4, if such Claim has a value of Three Hundred Fifty Thousand Dollars ($350,000) or less (and these types of Claims shall not be counted in determining the Aggregate Deductible Amount);

(c)                                  any Claim to the extent the Aggregate Transaction Claims for which Seller is responsible do not exceed the Aggregate Deductible Amount (and Claims for which Seller is not responsible, including liabilities and obligations assumed by Purchaser under Section 12.2, shall not be counted in determining the Aggregate Deductible Amount);

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(d)                                 Seller’s aggregate liability for indemnification for Claims arising under this Agreement shall be limited to ten percent (10%) of the Purchase Price;

(e)                                  any Claim asserted against Seller to the extent Purchaser Group has liability for the matters underlying such Claim pursuant to any Contract (other than this Agreement or any Operative Documents) between the Parties or their respective Affiliates (by way of example, and not in limitation thereof, under any construction, operation, gas processing, gas purchase, transportation or other agreement relating to the Purchased Assets);

(f)                                    any Consequential Damages resulting from or arising out of any Claim by Purchaser (other than Consequential Damages awarded against Purchaser as a result of a Third Party Claim); provided that Seller shall have no obligation to make any payment otherwise payable to Purchaser for Consequential Damages asserted by a Third Party unless and until determined to be payable to such Third Party in an appropriate proceeding (or by settlement) in accordance with Section 8.9; and

(g)                                 any Claims expressly waived by Purchaser in this Agreement or other written agreement.

8.8                                 Notice of Claims.  If a Claim is asserted against a Person for which a Party may have an obligation of indemnity and defense under this Article VIII or any other provision of this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party prompt written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Third Party Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”).  For Indemnity Claims with respect to which the threshold limitations in Section 8.7 apply, an Indemnity Claim shall be deemed to have been made (subject to the other provisions of Section 8.7) upon the indemnified Person’s providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim underlying the Indemnity Claim could reasonably be expected in good faith to exceed the applicable threshold amount.  The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as shall allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, however, that (a) failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental costs incurred by the indemnified Person with respect to the Indemnity Claim resulting from the failure to give notice; (b) the foregoing shall not extend the time periods set forth in Section 8.7 (if applicable to the Claim), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period (if any) with respect to such Claim set forth in Section 8.7, such Indemnity Claim Notice shall be effective, subject to the other provisions of Article VIII, as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter generally described in such Indemnity Claim Notice; and (c), without extending the time periods set forth in Section 8.7, the indemnified Person shall not be required to provide an Indemnity Claim Notice unless and until such Person believes that the Claim underlying the Indemnity Claim could reasonably be expected in good faith to exceed the applicable threshold (if any) set forth in Section 8.7.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

8.9                                 Defense of Third Party Claims.  Upon receipt of an Indemnity Claim Notice involving a Third Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 8.9 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Person as provided hereinbelow.  The indemnified Person shall cooperate in all reasonable respects; provided, however, it shall not be obligated to incur any out-of-pocket cost or expense in such defense.  If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity.  In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the indemnifying Party has assumed the defense of a Third Party Claim pursuant to this Section 8.9 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person.  If (a) the underlying Third Party Claim meets any applicable per-Claim threshold, (b) the underlying Third Party Claim plus all previously asserted underlying Claims that meet any applicable per-Claim threshold have exceeded the Aggregate Deductible Amount, if applicable in the circumstances and (c) the indemnifying Party elects, by written notice, to undertake the defense of the Third Party Claim within thirty (30) Days after receipt of the Indemnity Claim Notice, then, subject to the limitations on indemnity contained in this Agreement, (i) the indemnifying Party shall defend the indemnified Person against such Third Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Third Party Claim and (B) would restrict such indemnified Person’s ability to conduct its business, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  If the indemnifying Party has not elected to undertake the defense of a Third Party Claim, or if the indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 8.9 but fails to diligently prosecute or settle the Third Party Claim, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings.  In such instances, the indemnified Person shall have full control of such defense and proceedings; provided that the indemnified Person shall not settle such Third Party Claim without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such proposed settlement within the shorter of (i) fifteen (15) Days following its receipt of notice of such proposed settlement from the indemnified Person and (ii) the offer period under such proposed settlement (but in no event less than five (5) Business Days following its receipt of notice of such proposed settlement), then such consent shall be deemed given.  Any notification by such indemnifying Party that it is withholding its consent to any proposed settlement shall provide a reasonably detailed

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

explanation of the reasons for withholding its consent.  The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 8.9, and the indemnifying Party shall bear its own costs and expenses with respect to such participation.  Notwithstanding the other provisions of this Section 8.9, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 8.9 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the Third Party Claim or the indemnified Person’s defense pursuant to this Section 8.9 and, to the extent incurred by the indemnifying Party, such costs and expenses shall be promptly reimbursed by the indemnified Party.

8.10                           Cooperation and Mitigation.  If requested by the indemnifying Party, the indemnified Person agrees to cooperate with the indemnifying Party and its counsel in contesting any Third Party Claim which the indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person; provided that the indemnifying Party shall reimburse the indemnified Person for any reasonable expenses incurred by it in so cooperating at the request of the indemnifying Party.  The indemnified Party has a duty to mitigate any Claims to which a right of indemnity applies under this Agreement.

8.11                           Right to Participate.  The indemnified Person agrees to afford the indemnifying Party and its counsel the opportunity, at the indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Claim against the indemnified Person and conferences with representatives of or counsel for such Persons.

8.12                           Waiver of Certain Damages.  Each Party irrevocably waives and agrees not to seek Consequential Damages of any kind in connection with any dispute arising out of or related to this Agreement (including the breach thereof) or the transactions contemplated hereby except to the extent such damages are expressly permitted by the Confidentiality Agreement and, in such case, only with regard to a breach of the Confidentiality Agreement.  For the avoidance of doubt, this Section 8.12 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for Consequential Damages awarded to any Third Party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Performance Deposit, pursuant to the terms of Section 17.2.

8.13                           No Duplication of Remedies.  In no event shall either Party be entitled to duplicate compensation with respect to any Claim or any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such Claim or breach may be addressed by more than one provision of this Agreement.  Non-Environmental Claims and Environmental Claims are excluded from the expenses described in Sections 6.2 and 6.8, and the revenues described in Section 6.7.  Payments for Claims under this Article VIII shall not affect the allocation of such expenses or revenues between the Parties, and the allocation of such expenses and revenues between the Parties shall not affect payments for Claims under this Article VIII.

8.14                           Survival.  The representations and warranties of the Parties in Articles X and XI and the pre-Closing covenants shall survive for twelve (12) months from the Closing Date;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

provided, however, that the representations and warranties of Seller in Sections 10.1(a) through (b) and the representations and warranties of Purchaser in Sections 11.1(a) through (c) shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  The indemnification obligations set forth in Sections 8.2 and 8.4 shall terminate as of the termination date set forth in Section 8.7(a) or, if no termination date is set forth in that Section, then as of the termination date of each representation, warranty, covenant or provision that is subject to indemnification thereunder, except in each case as to matters for which a specific notice of Claim properly asserted within the applicable time period for such Claim has been delivered to the indemnifying Party on or before such termination date.  Purchaser and its successors and assigns will not be released from any of, and shall remain jointly and severally liable to the Seller Group for, the obligations and liabilities of Purchaser under this Agreement upon any transfer or assignment of any Property.  Indemnities and other covenants and provisions in this Agreement for which no survival period or termination date is expressly stated herein will survive the Closing without time limit.

8.15                           Exclusive Remedy.  Except for remedies that cannot be waived as a matter of Law, if Closing occurs, the indemnities set forth in this Agreement shall be the exclusive remedy for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 8.15 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Purchaser, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.

8.16                           Existing Contracts between the Parties.  If Purchaser and Seller are currently parties to certain of the contracts affecting the Purchased Assets, then Purchaser and Seller agree that, upon Closing, the Parties’ indemnities of one another pertaining to the Purchased Assets or any portions thereof, in such existing Contracts are superseded and replaced in their entirety by the indemnities in this Agreement, regardless of whether the claim or matter in question to which the indemnities relate arose before or arise after the Effective Time.

8.17                           Tax Treatment of Indemnity Payment.  Purchaser and Seller agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price, for all Tax purposes unless otherwise required by Law.

ARTICLE IX
SPECIAL WARRANTY OF TITLE AND DISCLAIMERS

9.1                                 Special Warranty of Title.  If Closing occurs and effective as of the Effective Time, then pursuant to the Assignment and Bill of Sale and the Deed, Seller shall warrant title to the Purchased Assets unto Purchaser against every Person whomsoever claiming title to such Purchased Assets, or any part thereof by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances.

9.2                                 Disclaimer - Representations and Warranties.  Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement or the Operative

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Documents, (a) the Purchased Assets shall be assigned and conveyed from Seller to Purchaser without warranty, express, statutory, implied or otherwise, (b) Seller makes no representation or warranty, express, statutory, implied or otherwise, with respect to the Purchased Assets, and (c) the Purchased Assets shall be assigned and conveyed to Purchaser “AS-IS, WHERE-IS”, and with all faults and defects in their present condition and state of repair, without recourse.  The Purchased Assets have been used for natural gas, natural gas liquids, condensate and/or refined product operations, processing and transportation and physical changes in the Purchased Assets and in the lands burdened thereby may have occurred as a result of such uses and the Purchased Assets may include buried pipelines and other equipment, the locations of which may not be readily apparent by a physical inspection of the Purchased Assets or the lands burdened thereby.  Except as otherwise expressly provided in this Agreement or the Operative Documents, Seller hereby expressly disclaims any and all representations and warranties with respect to the Purchased Assets, express, statutory, implied or otherwise, including without limitation, as to (i) title, (ii) compliance with Laws, (iii) status or condition of facilities, (iv) capacity of either Plant or the Gathering System, (v) existence, quality, quantity or recoverability of Hydrocarbons and other substances under contract with the Plants and the Gathering System, (vi) future volumes of Hydrocarbons, Plant Products or Residue Gas gathered, transported, treated, stored or processed through the Gathering System or through or at the Plants, (vii) costs, expenses, revenues, receipts, prices, accounts receivable or accounts payable, (viii) contractual, economic or financial information and data, (ix) financial viability, including present or future value or anticipated income or profits, (x) environmental or physical condition (surface and subsurface), (xi) federal, state or local income or other Tax consequences, (xii) absence of patent or latent defects, (xiii) safety, (xiv) state of repair, (xv) merchantability, (xvi) fitness for a particular purpose or for any purpose, (xvii) conformity to models or samples of materials and (xviii) any information provided in the Due Diligence Materials; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims they may have against Seller Group associated with the same.

9.3                                 Disclaimer - Statements and Information.  Seller expressly disclaims any and all liability and responsibility, except as otherwise expressly provided in this Agreement or the Operative Documents, for and associated with the quality, accuracy, completeness or materiality of the information, data and materials shown to or furnished (electronically, orally, by video, in writing or any other medium, by compact disc, in Data Room or otherwise) at any time to Purchaser Group before or after the Signing Date in connection with the Purchased Assets or the transactions contemplated by this Agreement; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims it and they may have against Seller Group associated with the same.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE X
SELLER’S REPRESENTATIONS AND WARRANTIES

10.1                           Seller’s Representations and Warranties.  Except as set forth in Seller’s Schedules, Seller represents and warrants to Purchaser the following as of the Signing Date and as of the Closing Date:

(a)                                  Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own the Purchased Assets.  Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Purchased Assets are located.

(b)                                 Authorization.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  The execution and delivery of this Agreement and each Operative Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or any of the Operative Documents to which Seller is a party.  This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Seller and the other parties thereto, will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                                  No Violation.  Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it will not, except (i) for consents, approvals and waivers listed on Schedule 10.1(c), (ii) as required in connection with any filing under the HSR Act pursuant to Article XIII, (iii) for Customary Post-Closing Consents and (iv) such consents, approvals, waivers or authorizations which, if not obtained, would not reasonably be expected to have a Material Adverse Effect:

(i)                                     conflict with or require the consent of any Person under any of the terms, conditions or provisions of Seller’s Charter Documents;

(ii)                                  violate any provision of, or require any filing, consent or approval under any Laws applicable to Seller; or

(iii)                               result in the creation or imposition of any lien or encumbrance upon one or more of the Purchased Assets other than Permitted Encumbrances.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(d)                                 Litigation.  Schedule 10.1(d) sets forth all litigation or arbitral proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates relating to the ownership or operation of the Purchased Assets except as would not have a Material Adverse Effect.  There is no litigation or arbitral proceeding pending or, to the Seller’s Knowledge, threatened in writing against Seller that would prevent the consummation of the transactions contemplated by this Agreement.

(e)                                  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending or, to Seller’s Knowledge, threatened against Seller.

(f)                                    Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)                                 Taxes.  Seller has timely filed or caused to be timely filed all material Tax Returns required by applicable Law with respect to the Purchased Assets due on or prior to the Closing Date and has timely paid or caused to be timely paid all Taxes shown thereon as due and payable on such Tax Returns or otherwise applicable to the ownership or operation of the Purchased Assets within the prescribed period or any extensions thereof; such Tax Returns are true and correct in all material respects and there are no administrative proceedings or lawsuits pending or claims asserted with respect to such Taxes by any Governmental Authority other than for matters disclosed on Schedule 10.1(g).  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction with respect to ownership or operation of the Purchased Assets, and the Purchased Assets are not subject to Taxes in any jurisdiction in which Seller has not filed Tax Returns.  None of the Purchased Assets is held in an arrangement that is treated as a partnership for federal, state or local income tax purposes. None of the Purchased Assets is the subject of any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement. To Seller’s Knowledge, all of the Purchased Assets have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction in which such Purchased Assets are located for all periods prior to the Effective Date and none of the Purchased Assets constitutes omitted property for property tax purposes.

(h)                                 Material Contracts.  Schedule 10.1(h), together with Exhibits A-1(a), A-1(b), A-1(c), A-1(d), A-2, A-3, A-4, insofar as such Schedule and Exhibits describe Contracts, sets forth all Contracts of the type described below included in the Purchased Assets (except Contracts to which Purchaser or any of its Affiliates is a party, Contracts to which any Purchased Asset is subject and of which Purchaser or any of its Affiliates is aware, and authorizations for expenditure issued by an operator of any Purchased Asset) (collectively, the “Material Contracts”):

(i)                                     any natural gas sales or purchase agreement that involves annual receipts or payments by Seller of more than One Million Dollars ($1,000,000) during the term of such agreement and any other Contract, including any supply agreement, marketing agreement, exchange agreement, gathering agreement, compression agreement, operating agreement, processing agreement,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

transportation agreement, fractionation agreement, interconnect agreement or Hydrocarbon, helium, sulfur or condensate or similar agreement or arrangement that involves annual receipts or payments by Seller of more than One Million Dollars ($1,000,000) and is not terminable without penalty on thirty (30) Days’ notice or less during the term of such agreement;

(ii)                                  any Contract with any Affiliate of Seller not cancellable with thirty (30) Days’ notice; and

(iii)                               any other Contract which is otherwise material to the operations of the Purchased Assets.

In all material respects, the Material Contracts are in full force and effect in accordance with their respective terms and there exist no material defaults by Seller or, to Seller’s Knowledge, by a Third Party in the performance of any material obligation thereunder and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract.  Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each Material Contract and all amendments thereto.  This Section 10.1(h) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Seller shall not be required to list on Schedule 10.1(h), and the terms “Contracts” and “Material Contracts” as used in this Section 10.1(h) do not include, any Contracts to which Purchaser or any of its Affiliates is a party.

(i)                                     Third Party Licenses.  Schedule 10.1(i) sets forth a list of software used in the operation of the Purchased Assets pursuant to Third Party Licenses.

(j)                                     Permits.  Schedule 10.1(j) lists all of Seller’s material Permits in connection with the ownership and operation of the Purchased Assets, and, to Seller’s Knowledge, such Permits constitute the Permits that are being used by Seller to operate the Purchased Assets in the manner presently operated by Seller.  Except as set forth on Schedule 10.1(j), no notices of material violation have been received by Seller with respect to its compliance with such Permits and has not received any notice or inquiry alleging any material violation or default thereunder.  This Section 10.1(j) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4.

(k)                                  Compliance with Laws.  To Seller’s Knowledge, Seller has not violated, and Seller is in compliance with, all applicable Laws with respect to the ownership and, if operated by Seller, operation of the Purchased Assets, except where such violation or noncompliance does not constitute a Material Adverse Effect.  To Seller’s Knowledge, except as set forth on Schedule 10.1(k), Seller has not received any written notice of a violation of or default by it with respect to any Law or any decision, ruling, order or award of any Governmental Authority applicable to the Purchased Assets operated by

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Seller.  This Section 10.1(k) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4.

(l)                                     No Broker.  Except for Citigroup Global Markets, Inc., Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any Claims against any of the Parties for any brokerage commission, finder’s fee or other similar payment.

(m)                               Preferential Purchase Right.  Schedule 3.1 lists all of the preferential purchase rights that shall be triggered by the transactions contemplated by this Agreement.

10.2                           Purchaser’s Knowledge.  Notwithstanding anything in this Agreement to the contrary, Seller shall not be in breach of a representation or warranty with respect to (nor shall it be obligated to disclose on any of the Exhibits or Schedules hereto) matters that relate to any actions or omissions of Purchaser (or its Affiliates) or agreements to which Purchaser (or any of its Affiliates) is a party.

ARTICLE XI
PURCHASER’S REPRESENTATIONS AND WARRANTIES

11.1                           Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller the following as of the Signing Date and as of the Closing Date:

(a)                                  Organization and Good Standing.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of its Delaware and has all requisite limited partnership power and authority to own the Purchased Assets.  Purchaser will be, as of the Closing Date, duly licensed or qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which such Purchased Assets are located.

(b)                                 Authorization.  Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  The execution and delivery of this Agreement and each Operative Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Purchaser, and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or any of the Operative Documents to which Purchaser is a party.  This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Purchaser and the other parties thereto, will constitute, the valid and binding obligation of Purchaser, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                                  No Violation.  Purchaser’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the Operative Documents by it will not, except (i) for consents, approvals and waivers listed on Schedule 11.1(c), (ii) as required in connection with any filing under the HSR Act pursuant to Article XIII, (iii) for Customary Post-Closing Consents, and (iv) such consents, approvals, waivers or authorizations which, if not obtained, would not reasonably be expected to have a Material Adverse Effect:

(i)                                     conflict with or require the consent of any Person under any of the terms, conditions or provisions of Purchaser’s Charter Documents; or

(ii)                                  violate any provision of, or require any filing, consent or approval under, any Laws applicable to Purchaser.

(d)                                 Litigation.  There is no litigation or arbitral proceeding pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser that would prevent the consummation of the transactions contemplated by this Agreement.

(e)                                  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser.

(f)                                    SEC Disclosure.  Purchaser is acquiring the Purchased Assets for its own account for use in its trade or business, and not with a view to or for any sale or distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or other applicable securities Laws.

(g)                                 Independent Evaluation.  Purchaser is sophisticated in the evaluation, purchase, ownership and operation of gathering systems, pipelines, gas processing plants and related facilities similar to the Purchased Assets.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser (i) has relied or will rely solely on its review of the Due Diligence Materials, the express representations and warranties of Seller contained in this Agreement, and its own independent investigation and evaluation of the Purchased Assets and the advice of its engineers, contractors, lawyers, accountants and other professional advisors and not on any comments, statements, reports, projections or other documents or materials provided by or for Seller or its Affiliates or agents, whether before or after execution of this Agreement and (ii) has satisfied or will satisfy itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Purchased Assets.

(h)                                 Financial Capability.  Purchaser has, and will have on the Closing Date, sufficient financial resources available to it to permit Purchaser to pay the Purchase Price on the Closing Date, to timely pay and perform all of its other obligations under this

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Agreement and the Operative Documents, and to obtain any required Permits, waivers or consents to assignment and bonds or other surety and credit support as may be required by any Third Party in connection with the consummation of the transactions contemplated hereby.  Purchaser has no reason to believe that any conditions to its receipt of such funds will not be timely satisfied.  Availability of funding and financing is not a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

(i)                                     No Knowledge of Misrepresentations or Omissions.  Purchaser has no Knowledge of any breach by Seller of any representation or warranty in Article X of this Agreement or in the Operative Documents.

(j)                                     No Broker.  Purchaser has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any Claims against Seller for any brokerage commission, finder’s fee or other similar payment.

(k)                                  Certain Activities.  In connection with this Agreement and the Operative Documents, Purchaser has conducted and will conduct its business in compliance with all applicable anti-corruption and anti-money laundering Laws, and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

ARTICLE XII
ADDITIONAL COVENANTS

12.1                           Rights of Non-Exclusive Use.  At and after the Closing, Purchaser shall, to the extent it has the authority to do so and to the extent it does not unreasonably interfere with Purchaser’s operations, grant to Seller (and, if requested by Seller, to its Affiliates and/or its or their respective contractors and/or successors and assigns), from time to time, as requested by Seller a non-exclusive cost-free right-of-way, servitude and/or surface use or other right on, over, under and through the Purchased Assets (including pipeline, utility and surface usage rights, facilities sharing arrangements and all reasonable rights of use and ingress and egress) as reasonably appropriate or convenient to allow Seller Group and their successors and assigns to (i) conduct operations on, over, under and across the Purchased Assets in connection with properties and assets not being conveyed from Seller to Purchaser under the terms of this Agreement, and (ii) exercise Seller’s retained rights and retained obligations under this Agreement, including to correct Alleged Adverse Conditions pursuant to the terms of Section 5.2, to repair or restore any Purchased Assets affected by a Casualty Loss pursuant to the terms of Section 7.2 or to engage in remediation and activities on Excluded Assets.  Purchaser shall, at the request of Seller, execute instruments in recordable form deemed appropriate by Seller to further delineate or evidence the rights granted herein.  At and after the Closing, to the extent Seller has the right to do so on the Closing Date under the applicable oil and gas lease without the consent of any Person (provided that, if consent is required, Seller shall use Commercially Reasonable Efforts to obtain such consent) and at no cost to Seller, Seller shall assign to Purchaser a non-exclusive, cost-free right-of-way, servitude and/or surface use or other right on,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

over, under and through the property on which any part of the Gathering System is located (including pipeline, utility and surface usage rights, facilities sharing arrangements and all reasonable rights of use and ingress and egress) which is subject to an oil and gas lease in favor of Seller or its Affiliates as reasonably appropriate or convenient to allow Purchaser and its successors and assigns to continue to gather Hydrocarbons from such lease in connection with the ownership and operation of the Gathering System; provided that, (x) Purchaser’s access to and use of any such property shall not significantly interfere with Seller’s operations on such property, (y) Purchaser shall coordinate with Seller so that Purchaser’s access occurs at times reasonably convenient to Seller and (z) Purchaser acknowledges that, insofar as such oil and gas lease does not grant any right to do so, it shall not transport any off-lease Hydrocarbons across any lease, and provided further, Purchaser agrees to indemnify and defend Seller and its Affiliates against Claims made against any member of the Seller Group arising out of Purchaser transporting off-lease Hydrocarbons across any such lease.

12.2                           Purchaser’s Assumption of Obligations.  Other than the Seller Retained Liabilities and without limiting Purchaser’s rights to be indemnified in accordance with Sections 8.2, 8.4 or 8.6, Purchaser expressly acknowledges that Purchaser is responsible for, and shall have no recourse against Seller or Seller Group for, the debts, liabilities, commitments, duties and obligations arising under, related to, or in connection with the ownership, operation or use of the Purchased Assets acquired by it hereunder.  If Closing occurs, from and after the Effective Time, Purchaser expressly assumes, and shall be obligated to timely perform and discharge in compliance with all applicable Laws and in accordance with their respective terms, as and when they become due and payable, or are required to be performed, all liabilities and obligations of Seller Group and their respective successors and assigns, direct or indirect, known or unknown, absolute or contingent, arising before or after the Effective Time which arise under, relate to or are in connection with or associated with the Purchased Assets acquired by it hereunder and the business related thereto, including all liabilities and obligations with respect to the Transferred Employees, Imbalances, Suspense Funds, Decommissioning, Asbestos and Related Liabilities, Disclosed Environmental Liabilities, Process Safety Management, Environmental Claims, Non-Environmental Claims and all Claims for which Seller is not responsible under this Agreement; provided that such assumption by Purchaser shall not limit the indemnities and retention of liability by Seller as and to the extent expressly provided in Article VIII and shall not include the Seller Retained Liabilities.

12.3                           Asbestos and NORM.  The Purchased Assets may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary.  Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:

(a)                                  Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Purchased Assets, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and

(b)                                 Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify, and hold harmless Seller Group from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Purchased Assets, no matter whether arising before or after the Effective Time.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

12.4                           Decommissioning.  The Purchased Assets may contain assets, wells, gathering lines, pipelines and facilities that are currently not in service or have been temporarily or permanently abandoned.  Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:

(a)                                  Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Decommissioning of the Purchased Assets, and may not claim the fact that Decommissioning is not complete or that additional costs and expenses are required in connection with Decommissioning as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller Group, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and

(b)                                 Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Decommissioning of the Purchased Assets, no matter whether arising before or after the Effective Time.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

(c)                                  To the extent that Purchaser Group (or its successors and assigns) discharges any Claim for Decommissioning of the Purchased Assets in favor of a

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Third Party, to the maximum extent permitted by Law, Purchaser (on behalf of Purchaser Group and their successors and assigns) waives all rights of legal subrogation to Third Party Claims asserted or held by that Third Party against Seller Group, arising from or related to the Decommissioning of the Purchased Assets.

12.5         Process Safety Management.  Purchaser acknowledges that Process Safety Management is an ongoing process.  Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:

(a)           Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Process Safety Management (including identification, evaluation and remediation), and may not claim the fact that Process Safety Management is not complete or that additional costs and expenses will be required to comply with or complete Process Safety Management as an Alleged Adverse Condition or a breach of Seller’s representations or warranties under this Agreement or the basis for any other redress against Seller; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and

(b)           Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Process Safety Management associated with the Purchased Assets, no matter whether arising before, on or after the Effective Time.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

12.6         Imbalances.

(a)           Purchaser acknowledges that Imbalances may exist that are associated with the Purchased Assets and, if Closing occurs, all Imbalances shall be assigned to and assumed by Purchaser as of the Effective Time, and Purchaser shall thereupon be entitled to all rights and shall bear all obligations with respect to any and all Imbalances no matter when such Imbalances arose.

(b)           Purchaser agrees to pay Seller the net amount, if positive, of Imbalances reflected on Schedule 12.6(b) on the Closing Date multiplied by the applicable Imbalance Rate by means of an adjustment to the Purchase Price pursuant to Section 2.3, and Seller agrees that the Purchase Price shall be reduced pursuant to Section 2.3 by the net amount, if negative, of Imbalances reflected on Schedule 12.6(b) on the Closing Date multiplied by the applicable Imbalance Rate by means of an adjustment to the Purchase Price pursuant to Section 2.3, in each case subject to adjustment in the Final Settlement

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Statement in accordance with Section 12.6(c).  Each Party waives any other remedies with respect to any of the matters settled pursuant to this Section 12.6.

(c)           Notwithstanding Section 12.6(b), each Party shall notify the other Party on or before ten (10) Business Days prior to the delivery date for the Final Settlement Statement if it has Knowledge that any of the following adjustments with respect to Imbalances are applicable and such adjustments, if applicable, with respect to Imbalances shall be made between the Parties in the Final Settlement Statement, and each Party waives any other remedies with respect to Imbalances:

(i)            If the actual aggregate Imbalances as of the Effective Time exceed the estimated aggregate Imbalance as reflected on Schedule 12.6(b) for purposes of Closing, then Purchaser shall pay Seller the product of the Imbalance Rate and the entire amount of such variance; or

(ii)           If the actual aggregate Imbalances as of the Effective Time are less than the estimated aggregate Imbalance as reflected on Schedule 12.6(b) for purposes of Closing, then Seller shall pay Purchaser the product of the Imbalance Rate and the entire amount of such variance.

(d)           Notwithstanding anything contained in any other provision of this Agreement to the contrary, including Article VIII, if Closing occurs and except as provided in Section 12.6(b):

(i)            Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Imbalances associated with the Purchased Assets, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims they may have against Seller Group associated with such Imbalances; and

(ii)           Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Imbalances associated with the Purchased Assets, no matter whether arising before, on or after the Effective Time.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

12.7         Suspense Funds.  Purchaser acknowledges that Suspense Funds may exist as of the Effective Time.  Seller shall transfer to Purchaser at Closing any Suspense Funds held by Seller, and Purchaser shall be responsible for Suspense Funds after Closing.  In order to transfer custody of those Suspense Funds from Seller to Purchaser, the amount of such Suspense Funds as of the Closing Date will be reflected as an adjustment to the Purchase Price on the Preliminary

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Settlement Statement, subject to adjustment in the Final Settlement Statement.  Notwithstanding anything contained in any other provision of this Agreement, including Articles VI and VIII, if Closing occurs:

(a)           Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with the Suspense Funds, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same, subject to Seller’s obligation to retain liabilities associated with the improper calculation of the Suspense Funds as Seller Retained Liabilities; and

(b)           Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnity and hold harmless Seller Group from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the Suspense Funds, no matter whether arising before, on or after the Effective Time subject to Seller’s obligation to retain liabilities associated with the improper calculation of the Suspense Funds as Seller Retained Liabilities.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

12.8         Technology and Confidential Data.

(a)           Third Party-Owned Technology.  Notwithstanding anything contained in any other provision of this Agreement, Seller shall have no obligation to assign, novate or otherwise transfer to Purchaser any Third Party-Owned Technology or Third Party License.

(i)            If Seller in its sole discretion is amenable to assigning any Third Party License to Purchaser, Purchaser shall be solely responsible for (A) obtaining any necessary consents to Seller’s or the applicable Seller’s Affiliate’s assignment of any such Third Party Licenses or other agreements, and (B) all costs associated with obtaining such consents and assignments.

(ii)           Purchaser shall be solely responsible for purchasing, licensing or otherwise procuring for itself any Third Party-Owned Technology as may be needed to permit Purchaser to continue to utilize any Third Party-Owned Technology in connection with the Purchased Assets after Closing.

(iii)          Purchaser shall be solely responsible for and shall bear all costs of transfer and other fees required to obtain licenses, assignments or new agreements required for the post-Closing use of any Third Party-Owned Technology by Purchaser in connection with the Purchased Assets.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(b)           Seller-Owned Technology.  Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to assign to Purchaser, or to grant a license to Purchaser to access or use, any Seller-Owned Technology.

(c)           Seller Confidential Data.  Prior to Closing, Seller shall use Commercially Reasonable Efforts to delete or otherwise remove all of Seller’s confidential and proprietary data and information and Seller-Owned Technology (in whatever form) that are Excluded Assets (collectively, “Seller Confidential Data”) from the Purchased Assets and any computers or other storage devices being assigned or otherwise transferred to Purchaser pursuant to this Agreement, and to reformat the hard drives or memory disks associated with such computers or storage devices.  Promptly following the Closing, Purchaser shall cause each of Seller’s employees hired by Purchaser to review his/her personal computer or other storage devices to identify and move all Seller Confidential Data to a specified directory on a Seller-owned server and Purchaser shall obtain for Seller from each such employee hired by Purchaser a signed statement in which such employee agrees that he/she (1) shall not use any Seller Confidential Data for any purpose whatsoever, (2) shall immediately return all Seller Confidential Data to Seller and (3) thereafter shall immediately delete any Seller Confidential Data subsequently found on any personal computer or other storage devices or elsewhere on the Purchased Assets.

12.9         Transition Services Agreement.  Purchaser and Seller shall execute and deliver, or cause their respective Affiliates to execute and deliver, the Transition Services Agreement on the Closing Date in connection with transition services to be provided by Seller Group during the Transition Period.

12.10       Midstream Contracts.  Purchaser and Seller shall execute and deliver, or cause their respective Affiliates to execute and deliver the GPA, in the form of Exhibit K attached hereto, on the Closing Date.

12.11       Conduct of Business.  Except as expressly contemplated by this Agreement or consented to in writing by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, and except for emergency operations and operations required under contractual obligations (presently existing or entered into in accordance with this Agreement), Seller agrees that from the date of this Agreement until Closing, Seller shall (i) pay or cause to be paid in the ordinary course of business all costs and expenses in connection with the Purchased Assets, (ii) conduct its business, operations, activities and practices with respect to such Purchased Assets in all material respects only in the ordinary course of business and consistent with past practice or as otherwise permitted by this Agreement, (iii) comply in all material respects with all Laws which are applicable to the Purchased Assets, (iv) comply in all material respects with all of the material covenants and conditions contained in agreements relating to such Purchased Assets, (v) pay all Taxes with respect to such Purchased Assets which become due and payable on or prior to the Closing Date (except such Taxes as Seller may be contesting in good faith), (vi) to the extent permitted by applicable Law, advise and consult with Purchaser on all material matters relating to such Purchased Assets, and (vii) not incur capital expenditures in excess of Five Hundred Thousand Dollars ($500,000); except for expenditures related to previously approved authorizations for expenditure (AFEs) described on Schedule 12.11.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

12.12       Notification of Breaches.  Until the Closing:

(a)           Each Party shall notify the other Party promptly after it obtains Knowledge that any representation or warranty of such other Party contained in this Agreement is untrue in any material respect or can reasonably be expected to be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by such other Party prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           If any representation or warranty of either Party is untrue or shall become untrue in any material respect between the Signing Date and the Closing Date, or if any of either Party’s covenants to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty or covenant shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

12.13       Removal of Seller Marks.  Purchaser agrees that, during the ninety (90) Days after the end of the Transition Period, Purchaser shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any other member of the Seller Group, including the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” any items that include the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” the Seller Group torch and oval design; the letters “BP;” any items that include the word “BP” or the BP shield or the BP Helios logo and/or variants thereof; the ARCO spark design logo and any variants thereof; and the letters “ARCO” located on or appurtenant to any portion of the Purchased Assets, including signs, billboards and advertisements or other media located at offices and facilities related to the Purchased Assets; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at or on the Purchased Assets that identify Purchased Assets of Seller or of any other member of the Seller Group, or any of the Purchased Assets containing the above described marks.  In addition, Purchaser agrees that, during the ninety (90) Days after the end of the Transition Period, Purchaser shall replace all signs located at or on the Purchased Assets that use the above-described marks or any mark confusingly similar thereto, identify Purchased Assets of Seller or of any other member of the Seller Group, or identify Seller or any other member of the Seller Group as the operator of such Purchased Assets.

12.14       Replacement of Seller Guaranties.  Purchaser shall obtain, effective as of the Closing Date, the release of all Seller Guaranties and any obligations of Seller or its Affiliates related thereto, in form and substance satisfactory to Seller, and, at the Closing, Purchaser shall return or reimburse Seller for any such cash deposits and replace all bonds, letters of credit, guaranties and other surety arrangements and credit assurances provided, funded or otherwise supported by Seller or its Affiliates.  In the event Purchaser fails to obtain all such releases and the return of all such bonds, letters of credit, guaranties and other credit support vehicles, then Purchaser agrees to reimburse Seller Group upon request for any amounts paid or suffered thereunder after the Effective Time and (a) Purchaser shall secure such obligation by providing to Seller Group at the Closing back-to-back irrevocable stand-by letters of credit issued by

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

nationally recognized financial institutions (or other back-to-back credit support) acceptable to Seller for the benefit of Seller Group with respect to each of the Seller Guaranties that remains in effect on and after the Closing Date, satisfactory in form and substance to Seller in its sole discretion, for the full amount and time period (plus additional 30-Day periods) that Seller Group is liable in respect of any such remaining Seller Guaranty or obligated to perform thereunder and (b) Purchaser shall use its Commercially Reasonable Efforts after the Closing Date to obtain all such releases and returns promptly.

12.15       Seller Standards.

(a)           The Parties acknowledge that prior to Closing, certain Excluded Assets comprising documents defining and describing the Seller’s standards, processes, procedures, practices and policies related to (a) Seller’s Operating Management System and related documentation and (b) Seller’s Engineering Technical Practices and related documentation (collectively, the “Seller Standards”) were used in connection with ownership or operation of the Purchased Assets.

(b)           Notwithstanding the fact that Seller Standards are generally Excluded Assets, Seller hereby grants Purchaser a nonexclusive, paid-up, perpetual and irrevocable right and license to continue to use, and to copy (in hardcopy or electronic form), those Seller Standards which are on the premises of the Purchased Assets at Closing; provided that nothing herein shall be deemed to imply that Purchaser has any right or interest in or access to Systems used or created by Seller or its Affiliates in connection with the Seller Standards.

(c)           The Seller Standards, and all portions thereof, shall be used solely for the purpose of operating the Purchased Assets, and shall not be used in connection with any other operations or business.

(d)           Seller makes no representations or warranties, express or implied, and expressly disclaims any liability and responsibility for any use, interpretation or application by Purchaser of any Seller Standard at any time (including after the termination of the Agreement), or any advice, recommendations, consultations or opinions, in whatever form, provided to or acquired by the Purchaser at any time in connection with the Seller Standards (including from any of Seller’s or Seller’s Affiliates’ employees, agents or contractors).

(e)           Seller Standards shall be deemed to be Seller confidential information subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date, and Purchaser hereby acknowledges its obligation to treat such information as confidential information of Seller in accordance with the terms of the Confidentiality Agreement.

(f)            After Closing, Seller will have no obligation to provide any corrections, updates, improvements, or amendments to the Seller Standards or otherwise support the Seller Standards in any manner.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

12.16       Isaacs Materials.  Purchaser shall purchase the Isaacs Materials at the Closing, and the Purchase Price shall be adjusted by $3,665,600.  Purchaser shall remove the Isaacs Materials from the property of Seller or its Affiliates prior to the end of the Transition Period.

12.17       Required Bonding.  Purchaser shall obtain all required bonds and other surety arrangements relating to the ownership, use, or operation of the Purchased Assets necessary to own, use and operate the Purchased Assets at and after Closing.

12.18       Transfers of Purchased Assets.

(a)           Purchaser acknowledges that pursuant to the GPA, Seller has committed gas from its substantial equity position in the vicinity of the Purchased Assets and granted Purchaser the exclusive right to gather and process such gas utilizing the Purchased Assets.  As such, Seller has a valid, material and continuing interest in ensuring that the Plants and Gathering System are operated in a manner that allows the Purchased Assets and Seller’s upstream assets associated with the GPA to achieve optimal results.  Accordingly, prior to commencement of any marketing process related to a proposed Disposition (the “Disposition Process”) or any negotiations with any Third Party regarding a proposed Disposition, Purchaser shall submit to Seller a list of the names and addresses of the Third Parties Purchaser proposes to permit to participate in the Disposition Process or in a negotiation regarding a proposed Disposition (the “Prospective Transferees”) and shall obtain Seller’s prior written approval of the Prospective Transferees, which may be withheld in Seller’s sole discretion.  Within thirty (30) Days of receipt of the list of Prospective Transferees, Seller shall notify Purchaser of those Prospective Transferees that it has approved (“Approved Transferees”).  Purchaser may proceed with any of the Approved Transferees; provided that, if a Disposition is not consummated within one-hundred eighty (180) Days after the giving of Seller’s notice of Approved Transferees, which may be withheld in its sole discretion (other than with respect to Purchaser Affiliates), the terms of this Section 12.18 shall again be applicable to any Disposition Process or Disposition and Seller’s approval again shall be necessary even with respect to any Prospective Transferee previously approved by Seller.  Purchaser agrees that it shall not engage in a Disposition Process or enter into a Disposition with any Third Party who is not an Approved Transferee in accordance with this Section 12.18(a).  Notwithstanding anything in this Agreement to the contrary, Seller’s approval right pursuant to this Section 12.18(a) shall (i) not inure to the benefit of any successor in interest to Seller, other than Affiliates of Seller who are successors in interest to Seller, and (ii) automatically terminate upon the earlier of (A) any permitted assignment of all of Seller’s rights in the GPA or any permitted partial assignment of the GPA or the rights permitted therein which results in the Seller Group’s ownership of Wells (as defined in the GPA) being less than a majority of the Wells owned by Seller Group on the Closing Date (with the understanding that all Wells plugged and abandoned after the Closing Date shall be considered to be owned by Seller Group when making such determination), (B) the termination of the GPA, and (C) the twentieth anniversary of the Closing Date.

(b)           In the event of the consummation of any Disposition without compliance with Section 12.18(a), Seller shall have a right, but not an obligation, to purchase the

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Disposition Interests at a price equal to fifty percent (50%) of the lowest purchase price offered to or by the Prospective Transferee in connection with Purchaser’s non-compliance (“Seller’s Purchase Right”).  Seller’s Purchase Right will remain open for a period of one hundred eighty (180) Days after Seller first became aware of Purchaser’s non-compliance.  The failure of Seller to exercise the Seller’s Purchase Right shall not affect (i) its right to receive, and exercise any future Seller’s Purchase Rights, and otherwise exercise its rights under this Section 12.18(b) or (ii) its rights under Section 12.18(a).  If Seller elects to purchase the Disposition Interests pursuant to this Section, the closing of the purchase and sale will occur on or before the later of (i) the closing date provided for in the applicable transfer agreement and (ii) the receipt of all required Third Party and Governmental Approvals.

(c)           “Disposition Interests” means to the extent covered by a Disposition, any direct or indirect interest (including equity interests or otherwise) in the Gathering System, either or both of the Plants or any other Purchased Assets and any additions or enhancements thereto, in each case, that are integral to the operations thereof.

(d)           Except as otherwise provided in Section 12.18(g) below, for purposes of this Section 12.18, “Disposition” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, foreclosure or other similar action by a secured party upon any pledge, hypothecation, security interest, mortgage or other similar encumbrance (but not the act of pledge, hypothecation, granting of a security interest or mortgage or other similar encumbrance), or any other disposition (whether voluntary or involuntary or by operation of law), in each case outside Purchaser’s Ordinary Course of Business, of Disposition Interests (or any interest, pecuniary or otherwise, therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Disposition Interests is transferred or shifted to another Person, including:

(i)            a sale, assignment, transfer, conveyance, gift, exchange, foreclosure or other similar action by a secured party upon any pledge, hypothecation, security interest, mortgage or other similar encumbrance (but not the act of pledge, hypothecation, granting of a security interest or mortgage or other similar encumbrance) or any other disposition (whether voluntary or involuntary or by operation of law) of all or any portion of a Disposition Interest (or any interest, pecuniary or otherwise, therein or right thereto);

(ii)           a sale, assignment, transfer, conveyance, gift, exchange or other disposition of any equity interest in Purchaser or in any other Person that owns, directly or indirectly, any equity interest in Purchaser (or a transferee) or any other event that causes Purchaser or such transferee to be controlled, directly or indirectly, by a Person other than the Person by whom Purchaser is controlled on the Signing Date or such transferee is controlled on the date of the applicable sale or other Disposition with respect to such Disposition Interest (a “Change of Control”);

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(iii)          a sale, assignment, transfer, conveyance, gift, exchange or other disposition of all or substantially all of the assets of Purchaser or such transferee or of any other Person that owns, directly or indirectly, any equity interest in Purchaser or such transferee;

(iv)          a merger or consolidation of Purchaser or such transferee or of any other Person that owns, directly or indirectly, any equity interest in Purchaser or such transferee, unless such entity is the surviving entity of such merger or consolidation and there is no Change of Control;

(v)           a conversion of Purchaser or such transferee or of any other Person that owns, directly or indirectly, any equity interest in Purchaser or such transferee into another type of entity to the extent that such conversion would be treated as a sale or exchange of such asset for federal income tax purposes, unless there is no Change of Control; and

(vi)          a distribution of an asset or equity interest, including in connection with the dissolution, liquidation, winding-up or termination of Purchaser or such transferee or of any other Person that owns, directly or indirectly, any equity interest in Purchaser or such transferee unless, in the case of dissolution, the sole distributees of the assets or equity interests are Affiliates of the dissolving entity and there is no Change of Control.

(e)           The obligations of Purchaser under this Section 12.18 are intended to run with the land and shall be binding on Purchaser and its and its Affiliates’ successors and assigns and on each Prospective Transferee and such Prospective Transferee’s Affiliates’ successors and assigns.  Purchaser agrees to execute at Closing and thereafter promptly record a Memorandum in all relevant counties in substantially the form of Exhibit M.  Purchaser and any such Prospective Transferee shall be obligated to notify any Prospective Transferee of Seller’s rights under this Section 12.18.

(f)            The rights and obligations in Section 12.18(a) operate independently of and are in addition to the rights and obligations in Section 12.18(b).

(g)           Notwithstanding anything otherwise provided in this Section 12.18, a Substantial Eagle Rock Transaction shall not constitute a Disposition.  Furthermore, nothing in this Section 12.18 restricts, impairs or adversely affects the rights of the parties to the Credit Facility or any Purchaser Secured Credit Facility into which Purchaser or any of its Affiliates may enter into in the future.

ARTICLE XIII
HSR ACT; FCC FILINGS

13.1         HSR Filings.  If compliance with the HSR Act is required in connection with the transactions contemplated by this Agreement, as promptly as practicable and in any event not later than three (3) Business Days after the Signing Date, each Party shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith.  Each Party shall request, and take all reasonable steps to achieve, early termination of applicable waiting periods.  Purchaser shall bear all filing fees under the HSR Act and each Party shall bear its own costs for the preparation of any such filing and its other costs associated with compliance with the HSR Act.  The Parties shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Authority as contemplated herein.  Purchaser and Seller agree to respond promptly to any inquiries from Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and to comply in all material respects with the filing requirements of the HSR Act or other applicable Law.  Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act or other applicable Law.  Purchaser and Seller shall keep each other fully apprised with respect to any requests from or communications with Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Purchaser shall use its Commercially Reasonable Efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act or other applicable Law filing to consummate the transactions contemplated hereby.  Purchaser shall take, or cause to be taken, any and all actions, including the disposition of assets, required by any Governmental Authority to be taken by Purchaser or its Affiliates as a condition to the granting of any consent necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement unless such action involves the disposition of assets which have a fair market value in excess of Twenty Million Dollars ($20,000,000).  Without limiting the generality of the foregoing, such actions taken by Purchaser or its Affiliates may include, but are not limited to: (i) divesting, selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, any entities, assets or facilities of Purchaser or its Affiliates, (ii) terminating, amending or assigning such existing relationships and contractual rights and obligations of Purchaser or its Affiliates, and (iii) amending, assigning or terminating such existing agreements of Purchaser or its Affiliates and entering into such new agreements (and, in each case, entering into agreements with the relevant Governmental Authority giving effect thereto) in each case with respect to the foregoing clauses (i), (ii) or (iii) if such action is necessary or advisable or as may be required by any Governmental Authority, provided that any such action shall not be required to be effective prior to the Closing.

13.2         FCC Filings.  Each Party shall prepare, as soon as is practical following the Signing Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the FCC.  The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ARTICLE XIV
PERSONNEL

14.1         Employees.  Schedule 14.1 contains a list of all employee positions of Seller Group employed exclusively in the operation of the Purchased Assets.  Within three (3) Business Days after the Signing Date, Seller shall provide to Purchaser a list (the “Employee List”) of all employees of Seller Group who fill those positions other than the Excluded Employees (as hereinafter defined) (collectively, the “Employees”), including positions of employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates (collectively, “Leave”).  The Employee List shall include for each Employee the current status, job title, seniority date, work location, vacation eligibility, base salary, bonus target, and long-term incentive target.  Within three (3) Business Days after the Signing Date, Seller shall provide to Purchaser a list (the “Excluded Employee List”) of employees of Seller Group who are employed exclusively in the operation of the Purchased Assets who will not be made available to Purchaser or Purchaser’s Affiliates for interview or employment (collectively, the “Excluded Employees”).  Seller shall be entitled to update the Employee List and the Excluded Employee List as necessary at any time prior to the expiration of the Transition Period to reflect any and all employment changes.  Notwithstanding anything that may be contained in Sections 14.2 and 14.3 below, Seller Group reserves the right to make employment offers to any of the Employees as well as the Excluded Employees prior to the end of the Transition Period.

14.2         Employment Offers to Active Employees.  Commencing ten (10) Business Days after the Signing Date, Seller or its Affiliates shall provide to Purchaser upon request reasonable access to the Employees.  Purchaser covenants that no later than fifteen (15) Days prior to the Closing Date, Purchaser or Purchaser’s Affiliates, shall offer employment with Purchaser or Purchaser’s Affiliates, effective as of the later of the Closing Date or, with respect to Employees engaged in providing services on behalf of Seller under the Transition Services Agreement, the expiration of the Transition Period, to all active Employees except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller Group immediately prior to the Closing Date or the expiration of the Transition Period, as the case may be.  All Employees who accept employment with Purchaser or Purchaser’s Affiliates pursuant to the offers described either in this Section 14.2 or in Section 14.3 are referred to herein as “Transferred Employees.”  Purchaser covenants that no Transferred Employee’s initial salary or wages as an employee of Purchaser or Purchaser’s Affiliates shall be reduced during the twelve (12)-month period after such Transferred Employee commences employment with Purchaser or Purchaser’s Affiliates, unless such Transferred Employee is terminated, in which case Section 14.13 shall apply.  Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer each active Employee no less than ten (10) Days during which to accept or reject Purchaser’s or its Affiliates’ employment offer.

14.3         Employment Offers to Employees on Leave.  In addition, Purchaser covenants that no later than fifteen (15) Days prior to the Closing Date, Purchaser or Purchaser’s Affiliates shall offer employment with Purchaser or Purchaser’s Affiliates to each Employee who is on

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Leave as of the expiration of the Transition Period, except for the Excluded Employees, with such employment commencing at such time as such Employee is ready to return to work (but not sooner than the later of the Closing Date or, with respect to Employees on Leave who would be engaged in providing services on behalf of Seller under the Transition Services Agreement, the expiration of the Transition Period), at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller Group immediately prior to the commencement of such Employee’s Leave; provided, however, that such Employee is ready to return to work within one hundred twenty (120) Days after the expiration of the Transition Period.  Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer each Employee on Leave no less than ten (10) Days during which to accept or reject Purchaser’s or its Affiliates’ employment offer.

14.4         Transfer Time.  All Transferred Employees shall become employees of Purchaser or Purchaser’s Affiliates, effective as of 12:00 a.m. CPT on the later of the Closing Date or, with respect to Employees engaged in providing services on behalf of Seller under the Transition Services Agreement, the Day the Transition Period expires and, except as otherwise provided herein, Purchaser covenants that at such time Purchaser or Purchaser’s Affiliates shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees effective as of such time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Purchaser or Purchaser’s Affiliates.

14.5         Level of Employee Benefits Provided by Purchaser or Purchaser’s Affiliates.  Purchaser covenants that Purchaser or Purchaser’s Affiliates shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as defined benefit plans, defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to substantially similar employees of Purchaser or Purchaser’s Affiliates.  Effective on the termination date of the Transferred Employee with Seller Group, Seller shall update the Employee List to provide to Purchaser the then current hire date, recognized credited service amount, seniority date, salary or wage level information, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller Group for such Transferred Employee.  Effective as of their termination date with Seller Group, the Transferred Employees shall cease to accrue benefits under all employee benefit plans and programs of Seller Group.

14.6         INTENTIONALLY OMITTED.

14.7         Defined Contribution Pension Plans.  Purchaser covenants that, effective as of the expiration of the Transition Period, Purchaser or Purchaser’s Affiliates’ defined contribution pension plans in which the Transferred Employees participate shall be amended to recognize such Transferred Employees’ participation and vesting periods of service with Seller Group for purposes of determining participation, vesting and the level of company contributions.

14.8         Welfare Benefits and Other Benefits and Policies.  Except as would result in duplication of benefits and except as otherwise required by Law, for each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Purchaser or Purchaser’s Affiliates, Purchaser covenants that both Purchaser or Purchaser’s Affiliates, and the applicable welfare benefit plan, policy and pay practice: (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller Group for all purposes including eligibility, vesting, and benefit determination and accrual; (ii) shall use Commercially Reasonable Efforts to cause its third party insurance providers or third party administrators to waive any physical examination requirements or other proof of insurability, and to waive all coverage exclusions and limitations, except as subject to Purchaser’s and Purchaser’s Affiliates’ insurance carrier’s requirements and limitations for similarly situated employees of Purchaser, relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller Group’s comparable welfare benefit plan, policy or pay practice in effect as of the expiration of the Transition Period; and (iii) shall credit the expenses of the Transferred Employees which were credited toward deductibles, co-insurance or co-payments for the year in which the Transferred Employee terminates employment with Seller Group under the applicable welfare benefit plan of Seller Group against satisfaction of any deductibles, co-insurance or co-payments for the year in which the Transferred Employee commences employment with Purchaser or Purchaser’s Affiliates under Purchaser’s or Purchaser’s Affiliates’ medical welfare benefit plan for the Transferred Employees.  Should Purchaser, through Commercially Reasonable Efforts, determine that it is unable to credit the expenses of the Transferred Employees that the Transferred Employees accumulated through deductibles, co-insurance or co-payments, Purchaser agrees to otherwise credit, pay or compensate the Transferred Employees for those expenses.

14.9         Vacation.  Seller shall be responsible for paying the Transferred Employees for any accrued but unused vacation benefits due as of the last Day of such Transferred Employee’s employment with Seller Group, up to, and including, the termination date of the Transferred Employee with Seller Group, under the applicable vacation policy of Seller Group (the “Seller Vacation Policy”).  Purchaser covenants that, in the event that any Transferred Employee is eligible under the Seller Vacation Policy for a greater amount of annual vacation than such Transferred Employee is eligible for under Purchaser’s or Purchaser’s Affiliates’ vacation policy even after Purchaser or Purchaser’s Affiliates recognize such Transferred Employee’s credited service amounts with Seller Group, Purchaser or Purchaser’s Affiliates shall provide such Transferred Employee with the amount of annual vacation for which such Transferred Employee was eligible under the Seller Vacation Policy.  Between the expiration of the Transition Period and the end of the year in which the expiration of the Transition Period occurs, Purchaser covenants that Purchaser or Purchaser’s Affiliates, shall permit all Transferred Employees to take the same number of Days of vacation on an unpaid basis as they would have been eligible to take as of the Day immediately prior to the expiration of the Transition Period under the Seller Vacation Policy based upon the recognized credited service amounts of such Transferred Employees with Seller Group.

14.10       WARN Act.  Purchaser represents, warrants and covenants that, there shall be no major employment losses as a consequence of the change in ownership or operatorship contemplated by this Agreement that might trigger obligations under the WARN Act, or under any similar provision of any Law (collectively, “WARN Obligations”).  To the extent that any WARN Obligations might arise as a consequence of the change in ownership or operatorship contemplated by this Agreement, Purchaser covenants that Purchaser Group shall be responsible

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

for, and Purchaser (on behalf of Purchaser Group and their successors and assigns) shall protect, defend, indemnify and hold harmless Seller Group from and against any Claims caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring on or after the expiration of the Transition Period.  Purchaser covenants that for ninety (90) Days following the expiration of the Transition Period, there shall not be any mass layoff, plant closing or other action that might trigger WARN Obligations of Seller Group.  Purchaser (on behalf of Purchaser Group and their successors and assigns) shall protect, defend, indemnify and hold harmless Seller Group from and against any Claims caused directly or indirectly or arising from any failure to meet these obligations.  These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

14.11       Service Credit.  From and after the commencement of their employment with Purchaser, Purchaser covenants that the Transferred Employees shall be given credit for their service recognized by Seller Group on their last Day of employment with Seller Group for purposes of eligibility, vesting and benefit determination and accrual under all applicable plans and programs of Purchaser Group, as well as for purposes of determining any vacation, severance or other related benefits to be provided pursuant to the manner described above.

14.12       Benefits — Miscellaneous.  Notwithstanding any provision of this Agreement to the contrary, the Seller Group shall retain the obligation for, and shall satisfy, payment of all covered medical, dental, life insurance and long term disability claims commenced or expenses incurred by any Transferred Employee prior to the applicable Transfer Time under Section 14.4 for such Employee, and neither the Purchaser nor Purchaser’s Affiliates shall assume or be responsible for any liability with respect to such claims.  Purchaser and Purchaser’s Affiliates shall not be liable for any obligations of Seller Group arising out of participation by Transferred Employees in the employee benefit plans of Seller Group.

14.13       Severance.  Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer severance benefits substantially similar to the 2012 BP Severance Benefits Plan attached hereto as Schedule 14.13 (the “Seller Severance Plan”) to any Transferred Employee who has actions taken against such Transferred Employee within eighteen (18) months after the Transition Period that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of the Seller Severance Plan.  Purchaser’s or Purchaser’s Affiliates’ shall recognize the Transferred Employees’ recognized credited service amounts with Seller Group in connection with calculating the severance benefit to be given to such Transferred Employee.  Notwithstanding anything in this Agreement to the contrary, no Party hereunder shall be liable for any severance costs with respect to any employee of any other Party hereunder while an employee of that other Party.

14.14       Restriction on Solicitation.  Except as expressly authorized in Sections 14.2 and 14.3 and except for general published solicitations or advertisements for employment (whether in print or on-line), for a period of twenty-four (24) months after the Closing Date (or, if the Closing does not occur, twenty-seven (27) months after the Signing Date), (i) neither Party may

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(without obtaining the prior written consent of the other Party) solicit for employment any employees of the other Party (or such Party’s Affiliate) who are directly or indirectly engaged in the operation of the Purchased Assets or the negotiation or the Closing of the transactions contemplated by this Agreement and (ii) Purchaser may not solicit for employment any of the Excluded Employees so long as such employee is employed by Seller or Seller’s Affiliate.

14.15       Access to Employees Hired by Purchaser Group.  Upon written request by Seller in connection with the Seller Retained Liabilities or any governmental audits or investigations or for any other reasonable purpose, Purchaser shall provide access to Employees hired by Purchaser or its Affiliates, at reasonable times and in a manner that does not unreasonably interfere with Purchaser’s operations.

ARTICLE XV
CONDITIONS PRECEDENT TO CLOSING

15.1         Conditions Precedent to Seller’s Obligation to Close.  The obligations of Seller to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by Seller in its sole discretion:

(a)           The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and

(b)           Purchaser shall have complied in all material respects with all material covenants and obligations contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

15.2         Conditions Precedent to Purchaser’s Obligation to Close.  The obligations of Purchaser to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by Purchaser in its sole discretion:

(a)           The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b)           Seller shall have complied in all material respects with all material covenants and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date; and

(c)           Written confirmation from the Office of Chief Accountant of the Division of Corporation Finance of the Securities and Exchange Commission that the consummation of the transactions contemplated by this Agreement constitute an acquisition of assets rather than an acquisition of a “business” as defined under Regulation S-X 11-01(d).

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

15.3         Conditions Precedent to Obligation of Each Party to Close.  The obligations of each Party to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by the other Party in its sole discretion:

(a)           consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

(b)           receipt of all material Governmental Approvals (except for Customary Post-Closing Consents) required in connection with the consummation of the transactions contemplated hereby;

(c)           receipt of all material consents and approvals of any Person other than a Governmental Authority required in connection with the transactions contemplated hereby (except for Customary Post-Closing Consents and consents as to Contracts subject to Section 3.2 with respect to which the Parties execute back-to-back arrangements in accordance with Section 3.2(b));

(d)           no injunction, order (including any temporary restraining order), non-appealable final order, award, decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of or awarding substantial damages associated with the transactions contemplated hereby has been issued by any Governmental Authority and remains in effect; and

(e)           neither Party has exercised its right to terminate this Agreement pursuant to Section 17.1.

15.4         Motor Vehicle Transfers.  At or prior to Closing, Seller shall deliver to Purchaser Schedule 15.4 listing all vehicles constituting Purchased Assets (which Schedule shall not include any vehicles assigned to individuals who are not Transferred Employees).  Notwithstanding anything in this Agreement to the contrary, Seller obtaining certificates of title for vehicles which constitute Purchased Assets is not a condition to Closing or a breach of this Agreement at that time; provided that if Seller has not obtained a certificate of title for any of the vehicles which constitute Purchased Assets prior to Closing, Seller shall deliver or cause to be delivered a certificate of title for each such vehicle to Purchaser in a diligent manner, but in no event more than one hundred eighty (180) Days after Closing.

15.5         Closing Over Breaches or Unsatisfied Conditions.  Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of a Party or if there is a breach of any representation or warranty or pre-Closing covenant of another Party to the Knowledge of the first Party and the first Party elects to proceed with the Closing, then, except to the extent such failure or breach is described in a written notice given by the first Party to the second Party prior to the Closing Date, the condition that is unsatisfied or the representation, warranty or pre-Closing covenant that is breached at the Closing Date will be deemed waived by such first Party, and, absent a written waiver, the terms of which shall govern, such first Party will be deemed to fully release and forever discharge the other Parties on account

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

of any and all Claims with respect to the same, including any Claims for indemnification hereunder, and such Party agrees not to make, file or bring any Claim with respect to such released Claims.  If such written notice is given prior to Closing, and Closing does occur, this provision shall have no impact on either Party’s rights or obligations pursuant to Article VIII insofar as applicable to the failure or breach described in such notice.  The term “pre-Closing covenant” refers to a covenant to the extent applicable to a period prior to the Closing.

ARTICLE XVI
THE CLOSING

16.1         Closing.  Subject to the terms and conditions hereof, the Closing of the transactions contemplated hereby shall take place at 10:00 a.m. CPT on the Closing Date in the offices of Gardere Wynne Sewell LLP, 1000 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other location in Houston, Texas as Seller may notify Purchaser before the Closing Date, whereby the documents and payments referred to in Sections 16.2 and 16.3 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties.  Seller shall provide Purchaser with the Preliminary Settlement Statement setting forth the Purchase Price due and owing from the Purchaser under the terms of this Agreement (after netting the amounts owed by and to each Party hereunder) as provided in Section 6.5.  Seller shall provide Purchaser with wiring instructions designating the account or accounts to which the Purchase Price is to be delivered at Closing.  When completed, the Closing shall be deemed to have occurred at 12:00 a.m. CPT on the Closing Date.

16.2         Obligations of Seller at Closing.  At the Closing, Seller shall deliver to Purchaser or cause to be delivered to Purchaser, unless waived by Purchaser, the following:

(a)           four (4) originals of the Assignment and Bill of Sale executed by an Authorized Officer of Seller, and acknowledged, conveying all of Seller’s right, title and interest in and to the Purchased Assets other than the Plant Sites;

(b)           four (4) originals of Deeds executed by an Authorized Officer of Seller, and acknowledged, conveying all of Seller’s right, title and interest in and to the Plant Sites;

(c)           four (4) originals of the Transition Services Agreement executed by an Authorized Officer of Seller or its Affiliate;

(d)           four (4) originals of an assignment of the contracts, if any, listed on Schedule 16.2(d) that are held in the name of an Affiliate of Seller executed by an Authorized Officer of such Affiliate;

(e)           four (4) originals of the GPA executed by an Authorized Officer of Seller;

(f)            four (4) originals of the Certificate executed by an Authorized Officer of Seller;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(g)           four (4) originals of the Non-Foreign Certificate executed by an Authorized Officer of Seller;

(h)           four (4) originals of Seller’s Secretary’s Certificate or Assistant Secretary’s Certificate certifying as to the due authorization of Seller’s signatory(ies) to the documents signed at Closing; and

(i)            such other instruments and agreements (including any required ratification or joinder instruments required to transfer all of Seller’s right, title and interest in and to the Purchased Assets from Seller to Purchaser) as necessary or appropriate to comply with Seller’s obligations under this Agreement.

16.3         Obligations of Purchaser at Closing.  At the Closing, Purchaser shall deliver to Seller or cause to be delivered to Seller, unless waived by Seller, the following:

(a)           the Closing Purchase Price owed by Purchaser, by wire transfer of immediately available funds to the account designated pursuant to Section 16.1;

(b)           four (4) originals of the Assignment and Bill of Sale referred to in Section 16.2(a) executed by an Authorized Officer of Purchaser, and acknowledged;

(c)           four (4) originals of the Deeds referred to in Section 16.2(b), executed by an Authorized Officer of Purchaser, and acknowledged;

(d)           four (4) originals of the Transition Services Agreement executed by an Authorized Officer of Purchaser or its Affiliate;

(e)           four (4) originals of an assignment of the contracts, if any, listed on Schedule 16.2(d) that are held in the name of an Affiliate of Seller executed by an Authorized Officer of such Affiliate;

(f)            four (4) originals of the GPA executed by an Authorized Officer of Purchaser;

(g)           four (4) originals of the Certificate executed by an Authorized Officer of Purchaser;

(h)           four (4) originals of certificates of the Secretary or Assistant Secretary of Purchaser, dated on the Closing Date, certifying (i) that a true and correct copy of the resolutions of Purchaser’s board of directors authorizing this Agreement and the transactions contemplated hereby are attached thereto have been duly adopted and are in full force and effect; (ii) that true and correct copies of the articles of incorporation, bylaws or other governing documents of Purchaser and all amendments thereto are attached thereto; and (iii) as to the incumbency and authorization of Purchaser’s signatory executing on behalf of Purchaser this Agreement and the other documents executed in connection herewith;

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(i)            four (4) originals of certificates of the appropriate Governmental Authorities, dated as of a date not earlier than two (2) Business Days prior to the Closing Date, evidencing Purchaser’s existence and good standing in the State of Delaware and in the State of Texas;

(j)            if Purchaser qualifies for any exemptions described in Section 6.3(b), four (4) originals of an exemption certificate, as prescribed by state law, releasing Seller from collecting Sales Tax on otherwise taxable items; and

(k)           such other instruments and agreements (including any required ratification or joinder instruments required to transfer all of Seller’s right, title and interest in and to the Purchased Assets from Seller to Purchaser) as necessary or appropriate to comply with Purchaser’s obligations under this Agreement.

ARTICLE XVII
TERMINATION

17.1         Grounds for Termination.  Subject to Section 17.2, this Agreement may be terminated (except for the provisions referenced in Section 17.2) at any time prior to Closing upon the occurrence of any one or more of the following:

(a)           by the mutual written agreement of the Parties;

(b)           by Purchaser, if any of the conditions set forth in Sections 15.2 or 15.3 shall have become incapable of fulfillment, and shall not have been waived by Purchaser (provided, however, that Purchaser is not in material breach of its representations, warranties or covenants contained in this Agreement, and further provided that Purchaser shall have given Seller at least five (5) Business Days in which to attempt to cure the situation and at the end of such cure period, the relevant condition precedent remains unable to be satisfied prior to the Closing Date); provided however, the cure period shall be extended for a further twenty (20) Business Days if Seller is using good faith and reasonable efforts to satisfy such condition and it is reasonably possible that such condition can be satisfied within the cure period as extended;

(c)           by Seller, if any of the conditions set forth in Sections 15.1 or 15.3 shall have become incapable of fulfillment, and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties or covenants contained in this Agreement);

(d)           by either Party, if under the HSR Act or otherwise, the Federal Trade Commission or the Department of Justice shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 17.1(d), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding);

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(e)           by either Party, if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority having appropriate jurisdiction enjoining, restraining, prohibiting or awarding substantial damages in connection with (i) Seller’s proposed sale of all of the Purchased Assets to Purchaser or (ii) consummation of all of the transactions contemplated by this Agreement;

(f)            by either Party, if any material Governmental Approval required in connection with the consummation of the transactions contemplated hereby (except for Customary Post-Closing Consents and consents as to Contracts subject to Section 3.2 with respect to which back-to-back arrangements are elected in accordance with Section 3.2(b)) is not obtained from any Governmental Authority having appropriate jurisdiction;

(g)           by Seller, if Seller has not received the Performance Deposit by the date and time provided in Section 2.5;

(h)           by either Party, if the Termination Defect Amount meets or exceeds the requisite amount set forth in the definition of such term; or

(i)            by either Party, if Closing has not occurred on or before the Termination Date, for any reason (provided, however, that the terminating Party is not in material breach of its representations, warranties or covenants contained in this Agreement).

17.2         Effect of Termination.  Except as otherwise provided in this Section 17.2, if this Agreement is terminated in accordance with Section 17.1, neither Party shall have any right or remedy against the other Party as a result of such termination, except for any breach of this Agreement and except that performance of the indemnity obligation in Section 5.1 and the obligations contained in Section 14.14 and Articles XVII, XVIII and XIX shall survive termination of this Agreement.  If Closing does not occur, Seller shall refund the Performance Deposit to Purchaser unless Closing did not occur because of Purchaser’s breach of this Agreement, including breach of Purchaser’s representations and warranties herein, or Purchaser’s failure or refusal to Close that is not permitted by the terms of this Agreement, in any of which events Seller shall be entitled to retain the Performance Deposit, in full, together with any interest earned thereon, as liquidated damages and not a penalty or Consequential Damages.  The provisions for payment of the Performance Deposit as liquidated damages in this Section 17.2 have been included because, in the event of termination of this Agreement as described in Section 17.1, both Purchaser and Seller agree that the actual damages that would be incurred by Seller are reasonably expected to approximate the amount of the Performance Deposit and because the actual amount of such damages would be difficult, if not impossible, to measure precisely and Purchaser waives any rights to claim otherwise, and Seller shall have no liability or obligation to any member of the Purchaser Group relating to or arising out of the Performance Deposit.

17.3         Dispute over Right to Terminate.  Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably.  Accordingly, each Party agrees that the other Party

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

shall be entitled to an injunction or injunctions to prevent any such Closing Failure Breach and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located in Harris County, Texas.  If there is a dispute between the Parties over the right of a Party to terminate this Agreement, the Closing shall not occur on the Closing Date.  A Party that disputes the right of the other Party to terminate this Agreement may, within thirty (30) Business Days after the Closing Date, initiate litigation to resolve the dispute.  If the Party that disputes the right of the other Party to terminate this Agreement fails (for any reason whatsoever) to initiate litigation within such thirty (30) Business Day period, then (i) this Agreement shall be deemed properly terminated as of the original date of termination (without prejudice to Seller’s right to retain the Performance Deposit together with any interest earned thereon pursuant to Section 17.2), and (ii) the Party that disputes or has the right to dispute the termination of this Agreement, on behalf of itself, its Affiliates, and the officers, directors, agents, employees, successors and assigns of itself and its Affiliates, irrevocably waives any and all Claims it and they may have against the terminating Party for termination of this Agreement.

17.4         Confidentiality.  Both Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if each were a signatory party thereto and to cause their respective Affiliates to comply therewith as if they were signatories thereto.  Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 17.4, the terms of the Confidentiality Agreement, shall remain in full force and effect.  If Closing of the transaction contemplated under the terms of this Agreement occurs, the terms and conditions of the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing) as and to the extent provided in Section 19.4 but shall remain in full force and effect as to all Excluded Assets and other assets, properties and information of or about Seller Group, including the Seller Standards.

ARTICLE XVIII
ARBITRATION

18.1         Friendly Consultation.

(a)           In the event of any Arbitrable Dispute, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations between the Parties.  The Parties agree to attempt to resolve all Arbitrable Disputes arising hereunder promptly, equitably and in a good faith manner.

(b)           If the disputing Parties are unable to resolve the Arbitrable Dispute through friendly consultation, any disputing Party may request by written notice resolution by management-level negotiations by the disputing Parties.  Within fifteen (15) Days after delivery of the notice, each Party shall submit to the other Party a written response.  The notice and the response each shall include (i) a brief summary of that Party’s position and (ii) the name and title of that Party’s representative and of any other Person who will accompany the representative to the meeting.  Within fifteen (15) Days after delivery of such written response, the representatives of both Parties (and any accompanying Persons) shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and reasonable efforts to attempt to resolve the dispute.  All negotiations pursuant to this

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

18.2         Arbitration.

(a)           If an Arbitrable Dispute has not been resolved within forty-five (45) Days after delivery of the notice requesting management-level negotiations, or if the Parties failed to meet within fifteen (15) Days after delivery of such notice, then the Arbitrable Dispute may be submitted by any Party to binding arbitration pursuant to the terms of this Article XVIII, regardless of whether such Arbitrable Dispute otherwise would be considered justiciable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Party; provided, however, that in no event shall a Party have the right to submit the Arbitrable Dispute to arbitration if the institution of legal or equitable proceedings based on such Arbitrable Dispute would be barred by any applicable survival period under this Agreement or the applicable statute of limitations.  A Party submitting such Arbitrable Dispute to binding arbitration shall do so in accordance with the AAA commercial arbitration rules and procedures then in effect (the “AAA Rules”), with a copy of its submission to the other Party.

(b)           The arbitration shall take place in Houston, Texas.

(c)           The submitting Party’s notice initiating binding arbitration must describe in reasonable detail the nature of the dispute and the facts and circumstances relating thereto and identify the arbitrator it has appointed.  The other Party shall respond to the submitting Party within thirty (30) Days after receipt of the submitting Party’s notice, agreeing to the designation of its arbitrator as the single arbitrator or identifying the arbitrator such other Party has appointed.  All arbitrators must be neutral parties who are not and have not been an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of or legal counsel to any Party or any Affiliate of such Party or such related Persons, either presently or at any time during the previous ten (10) years.  For these purposes, the term “neutral” shall not disqualify a Person owning securities in mutual funds that own securities of Purchaser, Seller or their respective Affiliates.  Arbitrators must have not less than fifteen (15) years experience as a lawyer and have a legal practice that includes significant experience in energy asset acquisition and divestiture transactions of similar complexity as the transactions contemplated in this Agreement.  A single arbitrator shall control the proceedings if appointment of a single arbitrator is accepted by all Parties; if the Arbitrable Dispute involves Five Million Dollars ($5,000,000) or less; or if the Arbitrable Dispute involves more than Five Million Dollars ($5,000,000) and the other Party fails to appoint an arbitrator within the required thirty (30) Day period.  If the Arbitrable Dispute involves more than Five Million Dollars ($5,000,000) and the other Party timely appoints an arbitrator, the arbitral tribunal shall consist of three (3) arbitrators, comprised of the two Party-appointed arbitrators and a third arbitrator to be appointed by the two Party-appointed arbitrators within thirty (30) Days after the second arbitrator has been appointed.  The third arbitrator shall act as chairman of the panel.  If the Arbitrable Dispute involves Five Million Dollars ($5,000,000) or less and the Parties are unable to agree on a single arbitrator within forty-five (45) Days after the submitting Party’s notice,

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

then either Party may request the Houston, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the single arbitrator, with due regard given to the selection criteria above and input from the Parties.  If the Arbitrable Dispute involves more than Five Million Dollars ($5,000,000) and the two Party-appointed arbitrators are unable to agree on a third arbitrator within thirty (30) Days after the second arbitrator has been appointed, then either Party may request the Houston, Texas office of the AAA to select the third arbitrator, with due regard given to the selection criteria above and input from the Parties.  The AAA shall select the single or third arbitrator, as the case may be, as provided in the AAA Rules not later than thirty (30) Days after such request.  In the event the AAA should fail to select an arbitrator within such thirty (30) Day period, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the applicable single or third arbitrator, as the case may be, due regard being given to the selection criteria above and input from the Parties.

(d)           The arbitrators shall follow the Code of Ethics for Arbitrators in Commercial Disputes approved by the American Bar Association House of Delegates on February 9, 2004 and approved by the Executive Committee of the Board of Directors of the AAA.

(e)           Within thirty (30) Days after the selection of the panel (whether it be a single arbitrator or three arbitrators), each Party shall submit to the arbitrator(s) (with copies to the other Party) such Party’s position statement and proposal for resolution of the Arbitrable Dispute, together with any supporting data or materials.  Within ten (10) Business Days after such thirty (30) Day period, each Party shall be permitted to submit to the arbitrator(s) (with copies to the other Party) such Party’s rebuttal statement to the other Party’s position statement and a revised proposal, if any, for resolution of the Arbitrable Dispute, together with any supporting data or materials.  Within forty-five (45) Days after the expiration of the rebuttal period, the arbitrator(s) shall hold a hearing in Houston, Texas during which the Parties may present argument in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three (3) arbitrators) shall determine the outcome of the Arbitrable Dispute by selecting, for each disputed point, either the proposed resolution submitted by one Party or the proposed resolution submitted by the other Party; provided that, if the Parties jointly notify in writing the arbitrators of their agreement on any particular disputed issue, the arbitrators shall follow the agreed outcome on such issue.  The arbitrators’ decision shall be by majority rule if there are three (3) arbitrators and the award shall be rendered in writing.  The arbitrators shall endeavor to render the award within sixty (60) Days following commencement of the hearing.

(f)            The arbitration shall proceed under the AAA Rules and shall be governed by the Federal Arbitration Act, 9 U.S.C.  Section 1, et.  seq.  The arbitrators may, in their discretion, limit or expand discovery in any arbitration proceeding as they shall determine is appropriate in the circumstances, taking into account the needs of the disputing Parties and the desirability of making discovery expeditious and cost-effective.  The arbitrators shall also permit the exchange of lists of exhibits and witnesses in advance of the hearing.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(g)           The decision of such arbitrators shall be final and in writing.  The Parties expressly covenant and agree to be bound by the award of the arbitrators as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction.  In rendering an award the arbitrators shall abide by (i) the terms and conditions of this Agreement and (ii) the Laws of the State of Texas.  The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement or to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 18.2.

(h)           The arbitrators may award equitable relief, such as specific performance, as well as monetary damages for any Party’s breach of such Party’s obligations under this Agreement, but in no event may the arbitrators award Consequential Damages or any other damages expressly waived in Section 8.12 or that is contrary to applicable Law.

(i)            All fees and costs of any arbitration will be assessed and paid, in the absence of the disputing Parties’ agreement to the contrary, equally by all disputing Parties; provided that, the arbitrators may apportion the costs of arbitration between the Parties in such manner as it deems reasonable, taking into account the circumstances of the Arbitrable Dispute, the conduct of the Parties and the result of arbitration.  The arbitration panel shall be empowered and directed to enter an award by default against any Party to the arbitration who declines to pay when required by the arbitration panel its share of such fees and costs.  In addition, the arbitration panel shall be entitled to award to a Party such Party’s reasonable attorneys’ fees and expert fees, as determined by the arbitration panel considering those factors mentioned in the first sentence of this Section 18.2(i), incurred in connection with such Party’s preparation for and participation in the arbitration.

(j)            Except to the extent required by Law or court or administrative order, no Party, arbitrator, representative, counsel or witness shall disclose or confirm to any Person not present at the negotiation or arbitration any information about the negotiation or arbitration proceeding or hearings, including the names of the parties and the arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of the hearing or the award made.

(k)           To the extent, the Arbitrable Dispute arises in whole or in part under Articles V, VI, or VII of this Agreement, this Article XVIII shall apply to the extent amended by such Article.

(l)            Notwithstanding the other provisions set forth in this Article XVIII, a court of competent jurisdiction may issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitration panel shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

18.3         Continuing Obligations and Rights.  When any Arbitrable Dispute occurs, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their respective rights, and fulfill their respective obligations, under this Agreement.  While any friendly consultations or arbitration are pending, no Party shall exercise any other remedies hereunder arising by virtue of the matters in dispute; provided, however, a Party’s right to terminate this Agreement pursuant to Article XVII shall not be suspended during the pendency of any friendly consultations or arbitration.

18.4         Interim Remedies.  Before a notice to arbitrate is given or prior to the selection of the arbitrator(s), nothing contained herein shall prevent a Party from applying to a court that would otherwise have jurisdiction for provisional or interim measures.  After the arbitrator(s) has been selected, the arbitrator(s) shall have sole jurisdiction to hear such applications, except that any measures ordered by the arbitrator(s) may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.

ARTICLE XIX
MISCELLANEOUS

19.1         Notices.  All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) certified or registered U.S.  mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand delivery, or (c) electronic mail in portable document format (pdf).  A notice or other communication will be deemed effective on the date on which received by the addressee, if by mail or hand delivery, on the date sent, or if by electronic mail, on the date sent if at least one Party notice addressee acknowledges receipt of such scanned email, provided that a receiving Party shall not willfully disregard receipt of such scanned email; provided, however, if such date is not a Business Day, then date of receipt will be on the next date which is a Business Day.  Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.

If to Seller:

BP America Production Company

501 WestLake Park Boulevard

Houston, Texas  77079

Attn:  Thalia Gelbs, Vice-President OBO — North America Gas

Telephone:  281-366-3723

Email: thalia.gelbs@bp.com

BP America Production Company

501 WestLake Park Boulevard

Houston, Texas 77079

Attn:  Brandon Kastman

Telephone: 281-366-4446

Email: brandon.kastman@bp.com

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

If to Purchaser:

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Attn:  Charles C. Boettcher

Telephone:  281-408-1260

Email:  c.boettcher@EagleRockEnergy.com

19.2         Expenses, Consents and Filings.

(a)           Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses, whether or not the transactions contemplated hereby are consummated.  Purchaser shall be responsible for the payment of any and all transfer, Sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of the Purchased Assets as contemplated by this Agreement.

(b)           While Seller shall initiate the process of obtaining certain consents, including those related to assignment of Permits, Easements and Contracts, Purchaser shall have the primary responsibility to secure, at Purchaser’s sole cost and expense (whether or not the transactions contemplated hereby are consummated), all consents, approvals and waivers from any Person for the transfer and assignment of any Permits, Easements and Contracts, the issuance of replacement or additional Permits or the entry into any replacement or additional Easements and Contracts, in each case that are required in connection with consummation of the transactions contemplated hereby or for the ownership or operation of the Purchased Assets by Purchaser.  Purchaser shall bear all related costs and expenses and provide any letters of credit, cash deposits or other credit support or arrangements necessary in order to obtain any such consents, approvals and waivers.

(c)           Purchaser shall be responsible for obtaining Customary Post-Closing Consents applicable to the Purchased Assets acquired by it under this Agreement and all costs and fees associated therewith.

(d)           Purchaser shall be responsible for recording and filing documents associated with the assignment of the applicable Purchased Assets to it and for all costs and fees associated therewith, including filing the assignments and deed(s) with appropriate Governmental Authorities as required by applicable Law.  As soon as practicable after recording or filing, Purchaser shall furnish Seller with all recording data and evidence of all required filings.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

19.3         Records.

(a)           Seller and Purchaser shall meet within thirty (30) Business Days after the Closing Date and from time to time thereafter in order to plan an orderly transition of the Records to Purchaser.  Within a commercially reasonable period (which is anticipated to be at least one hundred twenty (120) Days after the end of the Transition Period), Seller shall make available for Purchaser to pick up or for Purchaser to have delivered (at Purchaser’s sole expense) to a location of Purchaser’s choice the Records that are maintained by Seller or its Affiliates (or, in the case of Records located at the Plants or Seller’s field offices that are part of the Purchased Assets acquired by Purchaser, make such Records available to Purchaser at such locations); provided, however, Seller may retain copies or originals of any or all Records.  If Seller retains originals of Records under this Section 19.3, Purchaser may request that Seller deliver to Purchaser scanned electronic copies of such original Records at Purchaser’s expense.

(b)           Seller is not obligated to create any Records for Purchaser or to provide Records in a form or format other than the form or format in which they exist as of the Signing Date or to provide them to Purchaser in any sequence or priority.  Seller will provide the Records to Purchaser in the formats and on media used by Seller, or native to the system in which such data or information resides.  If Seller has any Records in an electronic format, Seller will deliver such Records in such electronic format.  If Purchaser requests any Records in a specific format or report form, and Seller is able, with Commercially Reasonable Efforts, to provide such Records in such requested format or report form, Purchaser will reimburse Seller for all costs incurred by Seller related to the provision of such Records in such requested format or report form.

(c)           If Purchaser desires to have copies of Records prior to the time by which Seller is obligated to furnish the Records to Purchaser under this Section 19.3, Seller will use Commercially Reasonable Efforts to cause the copies requested by Purchaser to be made and delivered to Purchaser; provided, however, that Seller has no obligation to provide Purchaser with copies of Records prior to Closing and if Seller is willing to provide copies of any such Records prior to Closing, Purchaser shall reimburse Seller for all costs of copying and providing such Records to Purchaser.  The provisions of this Section 19.3(c) are without prejudice to Purchaser’s rights under Sections 4.1 and 5.1.

(d)           Purchaser shall maintain the Records received from Seller for at least seven (7) years after the Closing Date and afford Seller reasonable access to the Records and a right to copy the Records at Seller’s expense as reasonably requested by Seller.  Purchaser may retain the Records in electronic format in its ordinary course of business.  If Purchaser desires to destroy the Records, whether within or after such seven (7) year period, it shall notify Seller prior to such destruction, and provide Seller an opportunity to take possession of them at Seller’s expense.  In addition, Purchaser shall afford Seller full access to records and data produced after the Closing Date and reasonably requested by Seller in connection with any Seller Retained Liability or any Claim for indemnity by Purchaser under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s expense.  Furthermore, Seller shall afford Purchaser full

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

access to records and data which have not been delivered to Purchaser and which are reasonably required by Purchaser in connection with any Claims for which Purchaser is responsible under this Agreement (excluding, however, attorney work product and attorney client communications entitled to legal privilege), and a right to copy such records and data at Seller’s Expense if such records or data should have been delivered to Purchaser as Records, and, in all other cases, at Purchaser’s expense.

19.4         Post-Closing Confidentiality of Records.  Effective upon the execution of this Agreement, Purchaser hereby ratifies the Confidentiality Agreement and agrees to be subject thereto, as if each entity comprising Purchaser were a signatory hereto.  Effective upon, and only upon, the Closing with respect to a particular Purchased Asset:

(a)           with respect to such information to the extent that it relates solely to such Purchased Asset and liabilities assumed with respect thereto, Purchaser shall have no further obligations of confidentiality to Seller under the Confidentiality Agreement in respect thereof and except to the extent related to the enforcement of its rights or defense of its obligations under this Agreement, Seller hereby agrees to treat such information insofar as it pertains solely to such Purchased Asset and assumed liabilities with respect thereto as confidential information of Purchaser in accordance with the terms of the Confidentiality Agreement; and

(b)           with respect to such information to the extent that it does not relate solely to such Purchased Asset and liabilities assumed with respect thereto, such information shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date, and Purchaser hereby acknowledges its obligation to treat such information as confidential information of Seller in accordance with the terms of the Confidentiality Agreement.

19.5         GAAP/Financial Reporting.  Except as otherwise expressly provided in this Agreement, all accounting matters under this Agreement shall be determined in accordance with GAAP.  With respect to each Party’s financial reporting obligations, Purchaser shall commence reporting production and revenues from the Purchased Assets effective as of the Closing Date, unless otherwise required by GAAP.

19.6         Further Assurances.

(a)           Each Party shall use Commercially Reasonable Efforts to obtain the waivers, approvals and consents for which it is responsible as set forth in the Agreement and to satisfy all conditions precedent to Closing.  As to those waivers, approvals and consents for which a Party is responsible hereunder, such Party shall promptly advise the other Party of all significant developments of which it becomes aware regarding the progress of procuring such waivers, approvals and consents.

(b)           Except to the extent constituting Excluded Properties, Seller and Purchaser agree that it is the intent of the Parties that Seller assign and convey to Purchaser all of the midstream assets used by Seller to operate the Plants and the Gathering System, as of

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

the Effective Time, which are located in Ochiltree, Hemphill, Lipscomb, Moore, Hutchinson, Roberts, Hansford, Hartley and Sherman Counties, Texas.

(c)           From and after Closing, at the request of Seller but without further consideration, Purchaser shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any Purchased Asset that was not intended to be (i) a Purchased Asset or (ii) conveyed or was conveyed in error by the Parties (including reassignment from Purchaser to Seller of any Purchased Asset that was conveyed in violation of valid preferential purchase rights or material consents to assignment), or to more effectively implement Purchaser’s assumption of obligations under Section 12.2.  From and after Closing, at the request of Purchaser but without further consideration, Seller shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Purchaser reasonably may request to more effectively put Purchaser in possession of any Purchased Assets conveyed or to have been conveyed to Purchaser in accordance with the terms of this Agreement.

19.7         Extent of Indemnification.  Without limiting or enlarging the scope of the indemnification, defense, release, disclaimer and assumption provisions set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such indemnification obligation is the result of the active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, breach of duty (statutory or otherwise), or other fault or violation of any Law of or by any such indemnified Person, or any pre-existing defect; provided that this Section 19.7 shall not be construed to modify the indemnification provisions set forth in Section 5.1.

19.8         Amendments and Severability.  No amendments, waivers or other modifications of this Agreement will be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Parties.  The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein.

19.9         Successors and Assigns.

(a)           This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (by operation of Law or otherwise), in whole or in part, without the express prior written consent of the non-assigning Party; provided, that Purchaser shall be permitted to assign its rights under this Agreement to Eagle Rock Field Services and Eagle Rock Energy Services (the “Permitted Assignment”).  Contemporaneously with the Permitted Assignment, Eagle Rock shall

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

execute the Guaranty, and thereafter, all references to “Purchaser” hereunder shall refer to Eagle Rock Field Services and Eagle Rock Energy Services collectively.  In the event Purchaser or any assignee of Purchaser assigns this Agreement or any of its rights or interests under Article VIII of this Agreement to a Third Party (by operation of law or otherwise), Purchaser and such assignee, as applicable, shall no longer have any rights to make a claim for indemnification under Article VIII following such assignment.

(b)           In addition to the restrictions set forth in Section 12.18 and the other restrictions on assignment set forth in this Agreement, Purchaser shall not sell, transfer, convey, assign or otherwise dispose of any of the Purchased Assets to a Third Party, in one or a series of transactions, outside the Purchaser’s Ordinary Course of Business, unless (i) it obtains financial assurances of performance in favor of Seller similar in form and substance to the Guaranty Agreement from such successor in interest, in which case, Guarantor’s obligation under the Guaranty Agreement with respect to such Purchased Assets shall terminate, or (ii) Guarantor’s obligations under the Guaranty Agreement continue to remain in effect with respect to such Purchased Assets following consummation of the relevant transaction.

19.10       Headings and Exhibits.  The headings contained in this Agreement are inserted for convenience only, shall not constitute a part of this Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.  Information set forth in any Exhibit or Schedule to this Agreement is deemed to have been disclosed for all purposes of this Agreement.

19.11       Governing Law; Consent to Jurisdiction.

(a)           This Agreement (including administration of the arbitration provisions set forth in Article XVIII) and the Operative Documents shall be governed by and construed and enforced in accordance with the substantive Laws of the State of Texas, without regard to its conflict of laws rules or principles.

(b)           The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas in connection with any dispute arising under or relating to this Agreement, the Operative Documents or any of the transactions contemplated hereby or thereby, that is permitted to be commenced in court, and each Party irrevocably agrees that all Claims in respect of such dispute or proceeding that is permitted to be commenced in court shall be heard and determined exclusively in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising under or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           To the fullest extent permitted by applicable Law, each Party hereby waives any right to a trial by jury of any claim or cause of action based upon or

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

arising out of or related to this Agreement, the other Operative Documents, or the transactions contemplated hereby or thereby, in any action, proceeding or other litigation of any type brought by any of the Parties against any other Party, whether with respect to contract claims, tort claims, or otherwise.  The Parties each agree that any such claim or cause of action shall be tried by a court trial without a jury.  Without limiting the foregoing, the Parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or the other Operative Documents or any provision hereof or thereof.

(d)           Each Party represents, covenants and warrants that it is subject to service of process in the State of Texas and that it will remain so subject so long as this Agreement remains in effect.  If for any reason a Party should not be so subject, it hereby designates and appoints, without power of revocation, the Secretary of State of the State of Texas as such Party’s agent upon whom may be served all process, pleadings, notices or other papers which may be served upon such Party as a result of any of its obligations under this Agreement.

19.12       No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.  Nothing contained in this Agreement prevents either Purchaser or Seller from engaging in any business or purchasing any asset, whether or not in the vicinity of the Purchased Assets or in competition with the business of the other.

19.13       Public Announcements.  Seller (on behalf of Seller Group) and Purchaser (on behalf of Purchaser Group) agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated hereby (including price or other terms) without the prior written consent of the other Party, and then only after prior reasonable consultation with the other Party regarding the timing and content of the statement; provided, however, if Seller, on the one hand, or Purchaser, on the other is required by Law or the rules of the New York Stock Exchange or another securities exchange to make a public announcement or statement, then the same may be made without the approval of the other Party so long as the other Party is provided reasonable advance notice and consultation regarding timing and content of the announcement or statement; and with the further understanding that the Party not required to make any such announcement or statement shall have the right to issue its own announcement or statement in connection with or in response to any such required public announcement or statement.

19.14       No Third Party Beneficiaries.  Nothing contained in this Agreement entitles any Person other than Seller and Purchaser or their permitted successors and assigns to any Claim, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Purchaser Group, Seller Group or another Person, in which case members of such groups and such other Persons are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions.  The immediately preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement shall only be brought and administered by a Party to this Agreement.  Each Party may elect to

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

exercise or not exercise the indemnification and defense rights under this Agreement on behalf of any member of the Purchaser Group or Seller Group, as applicable, and no member of any such group shall have any rights under this Agreement except to the extent exercised on its or his behalf.  For the avoidance of doubt, there will be no third party beneficiaries under this Agreement for breaches of Article XIV.

19.15       Waiver of Consumer Rights.  As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et.  seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection Laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party.  It is not the intent of either Party to waive and neither Party does waive any Law or provision thereof that is prohibited by Law from being waived.  Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

19.16       Not to be Construed Against Drafter.  The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

19.17       Possible Exchange.  Seller reserves the right to structure the transactions contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Code, and its implementing Treasury Regulations.  In connection with effectuating a non-simultaneous like-kind exchange, Seller reserves the right, at or prior to the Closing Date or any subsequent closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) notwithstanding Section 19.9.  In addition, should Seller choose to structure a non-simultaneous like-kind exchange, the Parties agree to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind exchange; provided that Purchaser shall incur no additional costs, expenses, fees or liabilities as a result of or in connection with the exchange requested by Seller.  Purchaser and Seller acknowledge and agree that any assignment of rights under this Agreement to a Qualified Intermediary or an Exchange Accommodation Titleholder shall not release either Party from any of its liabilities and obligations to the other Party under this Agreement, and that neither Party represents to the other Party that any particular Tax treatment will be given to any Party as a result thereof.  In no event will either Party be liable to the other for any failure of any transaction to qualify for like-kind treatment under Section 1031 of the Code.

19.18       Schedules.  With respect to the representations and warranties of each Party contained in this Agreement, from the Signing Date until the date that is two (2) Business Days prior to the Closing Date, such Party shall have the right to supplement or modify such Party’s

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Party’s Schedule.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article XV have been fulfilled or whether an obligation has arisen under Article VIII, the Schedules shall be deemed to exclude all information contained in any supplement or modification thereto.  Certain information set forth in the Schedules is included solely for informational purposes, and the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not required to be disclosed or is or is not material for purposes of this Agreement.

19.19       Supplementation of Exhibits.  The Parties agree and acknowledge that Exhibits A-1(a), A-1(b), A-1(c), A-1(d), A-2, A-3, A-4 and B to this Agreement may be incorrect, incomplete or subject to revision prior to the Closing.  As soon as practicable, but no later than five (5) Business Days prior to Closing, Seller shall have the right to deliver to Purchaser a replacement for Exhibits A-1(a), A-1(b), A-1(c), A-1(d), A-2, A-3, A-4 and B.  Prior to Closing, Purchaser and Seller shall reach agreement in writing upon the form and content of each such replacement Exhibits, consent by each Party not to be unreasonably withheld, conditioned or delayed.

19.20       Acknowledgement of Parties; Conspicuousness.  EACH PARTY SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT.  EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.  The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” type or in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

19.21       Waiver of Compliance.  Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Agreement may be expressly waived in writing by the non-failing Party, but, except as otherwise provided in this Agreement, such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

19.22       Entire Agreement.  The Confidentiality Agreement and this Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

form a part of this Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and, except as otherwise provided in Section 17.4, supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties or their Affiliates relating to the terms of purchase and sale of the Purchased Assets and constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Purchased Assets and other transactions contemplated by this Agreement.  There are no restrictions, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Agreement.

19.23       Conflicts.  In the event of any conflict between the provisions of this Agreement and the Operative Documents, the provisions of this Agreement shall control.  Nothing in the Operative Documents shall be deemed to expand, diminish or otherwise modify the rights or obligations of the Parties as expressed in the provisions of this Agreement.

19.24       Time of Essence.  Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or cure period allowed in this Agreement.

19.25       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or email of a portable document format (pdf) of the signature pages), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective on the Signing Date.

SELLER

BP AMERICA PRODUCTION COMPANY

By:	/s/ John M. Kaffenes
Name:	John M. Kaffenes
Title:	Attorney-in-Fact

PURCHASER

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

List of Omitted Schedules Pursuant to Regulation S-K Item 601(2)

Exhibit A: Purchased Assets

Exhibit B: Excluded Assets

Exhibit C-1: Assignment and Bill of Sale

Exhibit C-2: Form of Special Warranty Deed

Exhibit D: Certificate

Exhibit E: Non-Foreign Certificate

Exhibit F: Form of Preferential Purchase Right Notice Letter

Exhibit G: Form of Consent Notice Letter

Exhibit H: Form of Preliminary Settlement Statement

Exhibit I: Form of Transition Services Agreement

Exhibit J: Form of Guaranty Agreement

Exhibit L: Form of L&U Statement

Exhibit M: Form of Memorandum and Purchase and Sale Agreement

Schedules to Purchase and Sale Agreement between BP America Production Company and Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P. hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

EXHIBIT K

FORM OF GAS GATHERING AND PROCESSING AGREEMENT

GAS GATHERING AND PROCESSING AGREEMENT

THIS GAS GATHERING AND PROCESSING AGREEMENT (this “Agreement”) is made and entered into effective as of this          day of                     , 2012 (the “Effective Date”), by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).  Owner and Gatherer may at times be referred to herein as a “Party” or, collectively, as “Parties”.  Capitalized terms used herein are defined in Article I hereto.

W I T N E S S E T H

WHEREAS, Owner and Gatherer have entered into the Purchase and Sale Agreement;

WHEREAS, as a result of the closing under the Purchase and Sale Agreement, Gatherer owns, operates, and maintains a Natural Gas gathering system, compression, and dehydration facilities and Gas Processing facilities.  Gatherer has constructed or shall cause to be constructed gathering and measurement facilities to receive and gather Owner’s Gas at the Receipt Point(s) and compress, dehydrate, treat for removal of H2S, if applicable, Process and redeliver Residue Gas to Owner or for Owner’s account at the Delivery Point(s) under the terms and conditions herein;

WHEREAS, Owner desires that Gatherer receive at the Receipt Point(s), gather, compress, dehydrate, treat for removal of H2S, if applicable, and Process and redeliver the Residue Gas, NGLs, and helium for Owner’s account at the Delivery Point(s), as defined below, all subject to Article III and upon the terms and for the consideration herein expressed;

WHEREAS, Owner has the exclusive right to have Owner’s Gas gathered and Processed, and desires to grant Gatherer an exclusive right to Process such Gas delivered to Gatherer at the Receipt Point(s); and

WHEREAS, Owner, through the operation of Owner farm-out programs may elect to have one or more farmees drill and complete Well(s) covered by the Dedication and Owner has the obligation to require any such farmee to dedicate the Farmee Gas to Gatherer’s System as set forth in Article XV.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, subject to the provisions contained herein, Owner and Gatherer agree as follows:

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Article I

1.           DEFINITIONS

Except as otherwise provided, the following terms as used herein shall have the meaning set forth below:

1.1           “Additional Compression” shall mean compression installed by Gatherer after the Effective Date, but specifically excluding replacement of compression existing as of the date of this Agreement.

1.2           “Agreement” has the meaning given such term in the introductory paragraph hereto.

1.3           “Area” shall mean, as and where applicable, those areas specifically identified in the Table in Section 6.2, as further defined in reference to the specific sections for each area as contained in Exhibit “B” (i.e., West Chambers 1, West Chambers 2, East Chambers 1, East Chambers 2, NE Chambers 1, and NE Chambers 2), the Sweet Gas Area (as defined in Section 6.3), the Sherman Sour Gas Area (as defined in Section 6.4(a)) and the Moore Sour Gas Area (as defined in Section 6.4(b)), or any such other areas as may be mutually agreed to by Owner and Gatherer in writing.

1.4           “BTU” shall mean British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five-tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

1.5           “Canadian Plant” shall mean Gatherer’s Canadian Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.6           “Cash-Out Price” has the meaning given such term in Section 5.2.

1.7           “Condensate” shall mean that portion of NGLs, received or produced in the System.

1.8           “CPI” has the meaning given such term in Section 9.3.

1.9           “Day” shall mean a period of twenty-four (24) consecutive hours which shall commence for operational issues at 9:00 o’clock a.m. Central Clock Time (“CCT”) on one calendar day and end at 9:00 o’clock a.m. CCT on the following calendar day; and, for any other issues (including, but not limited to, non-operational contract issues), such twenty-four (24) consecutive hour period shall commence at 12:01 a.m. CCT on one calendar day and end at 12:01 a.m. CCT on the following calendar day.  CCT refers to the time in Central Time Zone,

2

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

whether actual or programmed as Central Standard Time or Daylight Savings Time, or such other period as the Parties may agree upon.

1.10         “Dedication” has the meaning set forth in Section 15.2.

1.11         “Delivery Point(s)” has the meaning set forth in Section 4.4, where Gatherer shall redeliver Residue Gas, helium, or NGLs, as applicable, to Owner or to Owner’s designee for Owner’s account after gathering in accordance with the terms of this Agreement.

1.12         “Delivered Volume” shall mean the volume of Gas (specified MCFs or MMBTUs, as appropriate) delivered by Owner to Gatherer as measured at the Receipt Point, in a given Month.

1.13         “Disputed Amount” has the meaning given such term in Section 11.1.

1.14         “Effective Date” has the meaning given such term in the introductory paragraph hereto.

1.15         “Farmee Gas” shall mean that volume of Gas, not already under contract, which is produced from a Well or Wells and which is owned by a farmee of Owner.

1.16         “Fee” has the meaning given such term in Section 9.1.

1.17         “Flare Gas” shall mean all Gas measured, or estimated using industry standard practices, and released to the atmosphere via flare or the equivalent thereof.

1.18         “Force Majeure” has the meaning given such term in Section 14.2.

1.19         “Fuel” shall mean Gathering System Fuel and Plant Fuel in total.

1.20         “Gallon” shall mean a U.S. Gallon of 231 cubic inches of liquid corrected for temperature to sixty degrees Fahrenheit (60°F).

1.21         “Gas” or “Natural Gas” shall mean all components of natural gas produced from Wells classified as gas wells (including all hydrocarbon components contained therein) by any governmental authority having jurisdiction, casinghead gas produced from oil wells so classified, and flash gas vaporized and recovered by Owner from crude oil and condensate therefrom after production.

1.22         “Gatherer” has the meaning given such term in the introductory paragraph hereto.

1.23         “Gathering System” shall mean all gathering pipelines and equipment utilized to receive Gas at the Receipt Points and deliver that Gas to the Plants, including all compression facilities located on the gathering pipelines.

1.24         “Gathering System Fuel” shall mean Gas which is metered and consumed to power and/or operate processes or equipment in the Gathering System.  Gathering

3

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

System Fuel may include fuel gas purchases, the use of raw Gas, and the use of residue gas.

1.25         “GPM” shall mean Gallons per MCF of Gas.

1.26         “Heating Value” or “Heat Content” shall mean the heating value of and the number of gross real BTU’s measured in the Gas in accordance with GPA Standards 2145 & 2172 at Standard Base Conditions, as amended from time to time. Hydrogen sulfide and sulfur shall be deemed to have no Heating Value.

1.27         “Hemphill Plant” shall mean Gatherer’s Hemphill Gas Processing Plant located in Hemphill County, Texas, southeast of Canadian, Texas, and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.28         “Imbalance” has the meaning given such term in Section 5.2.

1.29         “Inerts” shall include components of Gas limited specifically to carbon dioxide, and nitrogen.

1.30         “Inferior Liquids” shall mean mixed crude oil, slop oil, salt water, and nuisance liquids recovered by Gatherer in Gatherer’s System downstream of the Receipt Points, but shall exclude Condensate, whether at the Delivery Point(s) or as collected in the System.

1.31         “Liquidated Damages” has the meaning given such term in Section 6.6.

1.32         “Loss and Unaccounted for Gas” or “L&U” , for any applicable period, shall mean the total amount of Gas, in MMBTUs, equal to (a) the total Heating Value of Gas, measured at the receipt points on the Gathering System, less (b) the total Heating Value of Gas delivered to Offload(s), Plant Fuel, Flare Gas, Gathering System Fuel (excluding fuel gas purchases), Gas deliveries to irrigation and domestic field taps on the Gathering System (Heating Value of the irrigation and domestic field taps, and the simple average of the Gathering System receipt points Heating Value), the total Heating Value of the Residue Gas, and PTR associated with System actual NGL recovery.

1.33         “Maximum Allowable Pressures” shall mean the maximum allowable pressure levels set forth in Sections 6.2, 6.3 and 6.4 for each respective Area.

1.34         “MCF” shall mean one thousand (1,000) standard cubic feet of Gas.

1.35         “MMBTU” shall mean one million British thermal units (1,000,000 BTUs).

1.36         “Month” shall mean the period commencing on the first Day of a calendar month and ending on the first Day of the next calendar month.

1.37         “Net Nomination” has the meaning given such term in Section 5.2.

4

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

1.38                           “Net Receipt” has the meaning given such term in Section 5.2.

1.39                           “Net Sales Price” has the meaning given such term in Section 10.5(c).

1.40                           “NGL” or “NGLs” shall mean all liquefiable hydrocarbons and non-hydrocarbon substances removed from the Gas, including natural gasoline (pentanes and heavier), normal butane, iso-butane, propane, ethane and only those limited quantities of methane and carbon dioxide incidentally recovered with other hydrocarbons.

1.41                           “Nomination” has the meaning given such term in Section 4.2.

1.42                           “OBAs” has the meaning given such term in Section 4.3.

1.43                           “Offload” or “Offloads” shall mean physical connections to the System used to provide additional Processing capacity from plants owned by a third party other than the Gatherer.  The connection of Gatherer owned Processing facilities to the System is considered a System expansion and not an Offload.

1.44                           “Owner” has the meaning given such term in the introductory paragraph hereto.

1.45                           “Owner’s Gas” shall mean all Gas owned or controlled by Owner which is produced from the Dedication, whether produced from Owner-operated leases, from third party-operated leases, or farmee-operated leases, but shall exclude Gas from any Wells or acreage developed prior to execution of this Agreement that are dedicated to a third party and/or connected to a third party system.

1.46                           “Party” or “Parties” has the meaning given such term in the introductory paragraph hereto.

1.47                           “Phoenix-Arrington Ranch Plant” shall mean Gatherer’s Phoenix-Arrington Ranch Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.48                           “Pipeline Carriers” shall include Northern Natural Gas Company, Southern Star Central Gas Pipeline, Inc., Panhandle Eastern Pipe Line Company, and Natural Gas Pipeline Company of America LLC, and any of their affiliated entities or any of their successors or assigns, or other common carrier gas pipelines or local consumer, including, but not limited to, Valero Energy Corporation or West Texas Gas, Inc., that may be connected to the tailgate of Plants.

1.49                           “Plant” or “Plants” shall mean, including modifications or expansions, (a) the Sunray Plant, (b) the Hemphill Plant, (c) Roberts County Plant, Red Deer Plant, Canadian Plant, Phoenix-Arrington Ranch Plant, Woodall Plant, and (d) any future or additional Processing facilities where Owner’s Gas may be processed by Gatherer.  In each case, including, to the extent installed: cryogenic, refrigeration and chilling equipment, absorption vessels, adsorption vessels, product separation

5

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

and fractionation vessels, product storage vessels, associated condensing, treating, heating, compressing, pumping, conveying, dehydration and other equipment and instrumentation, any inlet recompression required by Gatherer’s operations; Residue Gas pipelines and NGL pipelines; and any refrigeration and residue compression required by operations; and all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

1.50                           “Plant Electricity” shall mean the electricity purchased by Gatherer incident to Processing.

1.51                           “Plant Fuel” shall mean Gas which is metered and consumed to power and/or operate processes or equipment in the Plants.

1.52                           “Plant Thermal Reduction” or “PTR” shall mean the Heat Content stated in MMBTUs removed from the Gas, including removal of NGLs, Plant Fuel, Flare Gas, and incidental uses and losses, as determined in accordance with Article X.

1.53                           “Primary Term” has the meaning given such term in Section 15.1.

1.54                           “Process”, “Processed”, and “Processing” shall mean the conversion of gaseous hydrocarbons into merchantable Residue Gas and NGLs and/or the removal of NGLs from the Gas, through refrigeration, absorption, adsorption, chemical means or other industry accepted processes.

1.55                           “Product Sales Contracts” has the meaning given such term in Section 10.5(a).

1.56                           “Production Profile” has the meaning given such term in Section 6.5.

1.57                           “Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement between Owner and Gatherer, dated as of August 10, 2012, under which Gatherer has acquired the Gathering System and the Sunray Plant and the Hemphill Plant, together with other facilities, from Owner.

1.58                           “Receipt Point(s)” shall mean the upstream flange of the Gatherer-operated measurement equipment installed at Wells where Owner shall deliver Owner’s Gas to Gatherer and Gatherer shall receive Owner’s Gas in accordance with the terms of this Agreement.  The MMBTU of the Owner’s Gas measured at the Receipt Point(s) shall be determined on a saturated basis on an as delivered basis at actual operating temperature and pressure conditions.

1.59                           “Recoveries” or “Recovery Factor” shall mean the recovery of theoretical NGLs in the System, on a component basis, represented as a percentage for each component, or the recovery of theoretical helium in the Sour Gas System, to the extent the Sour Gas System is capable of recovering helium, represented as a percentage.

6

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

1.60                           “Red Deer Plant” shall mean Gatherer’s Red Deer Gas Processing Plant located in Roberts County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.61                           “Renewal Term” has the meaning given such term in Section 15.1.

1.62                           “Residue Gas” shall mean the Gas delivered to the System less total PTR associated with Owner Gas per Section 10.2.

1.63                           “Roberts County Plant” shall mean Gatherer’s Roberts County Gas Processing Plant located in Roberts County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.64                           “Sour Gas System” has the meaning given such term in Section 8.1.

1.65                           “Specifications” has the meaning given such term in Section 8.1.

1.66                           “Standard Base Conditions” shall mean a pressure of fourteen and sixty five hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty degrees Fahrenheit (60°F).

1.67                           “Statement” has the meaning given such term in Section 11.1.

1.68                           “Sunray Plant” shall mean Gatherer’s Sunray Gas Processing Plant located in Moore County, Texas, approximately 10 miles northwest of Dumas, Texas, and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.69                           “Sweet Gas System” has the meaning given such term in Section 8.1.

1.70                           “System” shall mean all compression, gathering, measurement, treating for removal of H2S (if applicable), dehydration facilities, Plants and other related facilities constructed by or used by Gatherer to receive Owner’s Gas at the Receipt Point(s) and Process Owner’s Gas, excluding Offloads.

1.71                           “Well” shall mean Owner’s owned and/or controlled interest in any well under the Dedication, and shall include any well operated by Owner or a farmee of Owner, but shall exclude wells developed prior to execution of this Agreement that are contracted (by dedication or otherwise) to Gatherer under a pre-existing agreement or to a third-party under a pre-existing agreement and/or connected to Gatherer’s or a third-party system.

1.72                           “Well Connect Date” has the meaning given such term in Section 2.3(a).

1.73                           “Woodall Plant” shall mean Gatherer’s Woodall Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

7

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Article II

2.                                 COMMITMENTS OF GATHERER

2.1                                 Gatherer owns and operates, and shall, as set forth herein, design, construct, install, operate and maintain, or cause others to design, construct, install, operate, and maintain all at its sole risk, cost, and expense all gathering pipelines, compression, treating for the removal of H2S (if applicable), dehydration, Processing and all related equipment and facilities as required to enable Gatherer to fulfill and perform its obligations under this Agreement including, but not limited to, (a) Gatherer’s receipt of Owner’s Gas at the Receipt Point(s), (b) Processing of Owner’s Gas at the Processing facilities of Gatherer as necessary to meet Pipeline Carriers Gas quality specifications, (c) the redelivery of Residue Gas, helium, and NGLs at the Delivery Point(s), (d) the payment to Owner, if applicable, for the allocated NGLs and helium, and (e) meeting the pressure obligations as set forth in Article VI.  Gatherer shall have the right, subject to the limitations set forth herein, to use Owner’s Gas and Residue Gas allocated to Owner for Fuel, provided that where feasible and economic, Gatherer shall utilize residue Gas, either belonging to Owner or purchased by Gatherer from a third party, in lieu of Owner’s unprocessed Gas.

2.2                                 Gatherer shall have sole responsibility for construction, maintenance, and operation of Gatherer’s System consistent with performing Gatherer’s obligations hereunder, wherein Gatherer can extend the System, add to or remove components from the System, and operate the System in the manner Gatherer determines to be in Gatherer’s best interest. Gatherer shall operate the System or cause the System to be operated, as the System may exist from time to time, in a manner consistent with general industry practice, but shall not be prevented thereby from being innovative or achieving cost efficiencies as Gatherer may deem necessary so long as Gatherer does not breach the terms and conditions of this Agreement. Gatherer shall be responsible for carrying out all obligations stated in this Agreement; provided, however, if Owner believes Gatherer is in default of any obligation contained herein, Owner shall so notify Gatherer in writing giving full particulars thereof. In such event, Gatherer shall have thirty (30) Days after receipt of such notice from Owner in which to cure such default, if any.

2.3                                 Owner may require that Gatherer construct, own, operate, and maintain, at Gatherer’s expense, additional gathering pipelines, flowlines, compression, measurement facilities, and dehydration needed to connect to and Process additional Gas from Owner’s Wells covered by the Dedication. Gatherer’s obligations with respect to the foregoing shall be governed by the following:

a.                                       For new Receipt Points covered by the Dedication, Gatherer shall construct flowlines to the wellhead and construct flow measurement equipment as applicable, at Gatherer’s sole expense. One hundred and twenty (120) Days prior to spud date, Owner shall notify Gatherer of the intent to drill a Well, expected initial potential daily production and Gas quality for each Well.  Gatherer shall have facilities available for service within forty-five (45) Days after spud date (“Well Connect Date”) for each

8

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Well, assuming no delays related to securing rights-of-way, third party vendor delays, or Force Majeure conditions.

b.                                      For new Receipt Points more than 2 miles from the System, Owner and Gatherer may mutually agree to include such Receipt Points in the Dedication, pursuant to the terms set forth herein.

c.                                       Should Owner not complete the Well for which facilities have been constructed within three hundred and sixty-five (365) Days of the Well Connect Date, Owner shall reimburse Gatherer one hundred percent (100%) of Gatherer’s direct expenses attributable to said Well to construct the associated facilities and Gatherer shall maintain ownership of such facilities and the Well shall remain subject to the Dedication under this Agreement.

2.4                                 To ensure Owner is able to meet contractual obligations existing as of the Effective Date, Gatherer shall provide Owner with first-priority rights at Delivery Points that correspond to those obligations.  Owner’s rights for each Delivery Point will be granted by Gatherer for as long as each contractual obligation exists.

2.5                                 Owner shall, to the extent it has the authority to do so and to the extent it does not unreasonably interfere with Owner’s operations, grant to Gatherer (and, if requested by Gatherer, to its affiliates and/or its or their respective contractors and/or successors and assigns), from time to time, as requested by Gatherer, a non-exclusive right-of-way, servitude and/or surface use or other right on, over, under and through Owner’s assets (including pipeline, utility and surface usage rights, facilities sharing arrangements and all reasonable rights of use and ingress and egress) as reasonably appropriate to allow Gatherer and its successors and assigns to  conduct operations on, over, under and across the Owner’s assets in connection with performance of Gatherer’s obligations under this Agreement.  Owner shall, at the request of Gatherer, execute instruments in recordable form deemed appropriate by Gatherer to further delineate or evidence the rights granted herein.

Article III.

COMMITMENTS OF OWNER

3.1                                       Owner, at its sole cost and expense, shall have the option to equip, install, own, maintain and operate all lease facilities required to deliver Owner’s Gas to Gatherer at the Receipt Point(s) including, but not limited to, installation and maintenance of mechanical separation equipment.

3.2                                       Owner shall deliver Owner’s Gas to Gatherer at the Receipt Point(s) at a pressure sufficient to affect delivery into Gatherer’s System against the pressure prevailing therein from time to time; provided, however, that Owner shall not be required to deliver Owner’s Gas at a pressure greater than set forth in Article VI.

9

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

3.3                                       Owner shall deliver or cause to be delivered Owner’s Gas at the Receipt Point(s), without any Processing upstream of the receipt point(s) other than associated with the installation of mechanical separation equipment, where applicable.  Notwithstanding anything contained herein, Owner expressly reserves the following rights, without limitation, on Owner’s Gas:

a                                          To use Gas as Owner may need or require for the development and/or operation of the leases/Wells/facilities, including the use of Gas for fuel, drilling, deepening, developing and operating such leases/Wells/facilities for the production of oil and Gas, and to conduct operations on the leases/wells/facilities, including but not limited to temporarily or permanently shut-in, curtail, abandon, inject, flare, plug-back production, free from all control by Gatherer, in such a manner as Owner, in its sole discretion, deems advisable;

b                                         To separate, remove, retain, and dispose oil, condensate, and water from the Gas recovered through the use of conventional mechanical separation upstream of the Receipt Points;

c                                          To use Gas for re-pressuring and pressure maintenance with respect to Owner’s operations including Gas injection and Gas lift;

d                                         To use Gas as Owner may need to fulfill obligations to Owner’s lessors or royalty owners including but not limited to take-in-kind rights;

e                                          To pool, combine, unitize, or communitize Owner’s leases and oil and gas properties (or any portion thereof) with other lands and leases provided that all Owner’s Gas attributable to Owner’s Gas in any pool or unit so formed shall be subject to the terms of this Agreement hereof, to the extent of Owner’s Gas hereunder.

3.4                                       Any transfer of Owner’s interest in the Wells shall be subject to the Dedication.

Article IV.

RECEIPT AND DELIVERY

4.1                                 Owner commits to the performance of this Agreement and for each Month during the term of this Agreement, Owner shall deliver to Gatherer at the Receipt Points one hundred percent (100%) of Owner’s Gas and Gatherer agrees to receive all of Owner’s Gas. Owner shall be responsible for all arrangements necessary to deliver Owner’s Gas to Gatherer hereunder at the Receipt Point(s).  Gatherer commits to the performance of this Agreement and for each Month during the term of this Agreement, Gatherer shall receive Gas from Owner at each Receipt Point in accordance with the terms of this Agreement, and shall be responsible for delivering Owner’s allocated Residue Gas, helium, and NGLs at the Delivery Point(s).

4.2                                 For each Month during the term of this Agreement, Owner shall provide Gatherer or Gatherer’s designee with a written schedule (a “Nomination”) showing the volume of Residue Gas stated in MMBTU per Day, which Owner intends to have available for redelivery during

10

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

such Month at each Delivery Point. Each such Nomination shall be made at least three (3) Days prior to the deadline when Monthly nominations with respect to such Month must be submitted to the pipeline receiving Owner’s Gas at the Delivery Point(s). Each such Nomination shall specify the Receipt Point(s), nominated volume (MMBTU/Day), and percent of Well stream to be delivered by Owner. Gatherer recognizes that Owner’s Nomination may not reflect Owner’s actual daily volumes throughout the Month. Gatherer agrees that Owner may make adjustments to such Nomination in order to minimize Owner’s Monthly imbalance, however, it is understood such adjustments shall only be made to reflect changes in production which have a relevant effect on Owner’s Monthly imbalance. Such daily changes to Owner’s Nomination shall be submitted by Owner to Gatherer or to Gatherer’s designee no later than 9:00 o’clock a.m. in the Central Time Zone on the designated pipeline’s nomination deadline for the Day such change is to be effective. In turn, Gatherer shall nominate a volume of Gas for delivery to Owner or to Owner’s designee at the Delivery Point(s). It is expressly agreed that Owner shall not produce and deliver on any Day any such Gas unless Owner has arranged for receipt of Residue Gas from Gatherer at the Delivery Point(s) on the same Day. It is further agreed that Owner shall not nominate for delivery at the Delivery Point(s) on any Day any such Gas that Owner has not produced and delivered at the Receipt Point(s) on the same Day unless Gatherer agrees to allow Owner to deliver a volume greater or less than nominations for the purpose of eliminating Imbalances on the System or at the Delivery Point(s). Minimization of Monthly imbalances shall be Owner’s responsibility. Gatherer or Gatherer’s designee reserves the right, with prior written notification to Owner, to adjust Owner’s Nomination for deliveries where Gatherer or Gatherer’s designee deems it necessary to reduce any imbalance conditions on the System.

4.3                                 Notwithstanding anything to the contrary contained in this Agreement, Owner shall be solely responsible for submitting appropriate Nominations for redelivery of Residue Gas and NGLs at the Delivery Point(s) and for any and all delivery imbalances occurring with respect to Owner’s Gas, and Owner’s NGLs, which is moving under Owner’s pipeline transportation agreement to the extent that such imbalances are caused by Owner’s failure to make proper and timely Nominations. Owner shall indemnify and hold Gatherer harmless from any and all costs, expenses, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances on Owner’s pipeline transportation agreement(s) caused by Owner’s failure to make proper and timely Nominations. Gatherer shall indemnify and hold Owner harmless from and against any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under applicable operational balancing agreements (“OBAs”) or Owner’s Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Gatherer’s failure to properly and timely give effect to Owner’s nominations, however, Gatherer shall not be responsible for eliminating any imbalances between Owner and any third party. Furthermore, Gatherer shall not be obligated to deviate from Gatherer’s standard operating and accounting procedures to reduce or eliminate any such imbalances.

4.4                                 “Delivery Point(s)” shall mean, as applicable:

a.                                       For Residue Gas, the downstream flange of the Pipeline Carriers’ metering facilities at the Plant as determined by Owner nominations.

11

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

b.                                      For NGLs, the downstream flange of the NGL metering facilities at the Plant as determined by Owner nominations.

c.                                       For helium, the downstream flange at the helium flow meter at the Sunray Plant.

d.                                      With respect to System expansions the appropriate Delivery Points will be established upon the mutual agreement of the Parties.

e.                                       With respect to the use of Offloads, if Owner utilizes Offload capacity offered by Gatherer, the Delivery Point shall be defined by the contract controlling the use of the Offload.

4.5           Owner is responsible for any fees or fuel charged by Pipeline Carriers that apply to the volumes nominated and scheduled for Owner’s account on the Pipeline Carrier(s).  The Parties agree that Owner shall have the right to alter or modify quantities scheduled to each Delivery Point provided such election does not violate the terms of this Agreement.  The Parties agree that either the Owner or the Gatherer, together or separately, may seek the establishment of additional Delivery Points; however, the construction of additional Delivery Points must be approved by Gatherer.

Article V.

OPERATIONAL IMBALANCE AND CASH BALANCING

5.1           The Parties recognize that Gatherer shall be designated by the Pipeline Carriers as the point operator and shall be considered by the Pipeline Carriers to be responsible for the operation of Gatherer’s System’s pipeline interconnections to the Pipeline Carriers at the Delivery Point(s). Furthermore, Gatherer shall be responsible for the administration of all OBAs with Pipeline Carriers and for all terms and conditions of any such OBA.

5.2           The Parties recognize that certain Residue Gas imbalances may occur between the quantity in MMBTUs of Owner’s Residue Gas received by Gatherer (“Net Receipt”) and the quantity in MMBTUs of Owner’s Residue Gas nominated by Owner (“Net Nomination”) for redelivery by Gatherer to Owner or for Owner’s account at the Delivery Point(s) (an “Imbalance”). Throughout each Month the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline, to review appropriate data to identify any Imbalance, and to eliminate or remedy such Imbalance as soon as either Party becomes aware of such Imbalance.  The Parties further agree to use their commercially reasonable efforts to manage daily receipts and deliveries so that any Imbalance shall be kept as near to zero as practicable.  At the end of each Month, any Imbalance shall be balanced by means of a payment to Owner from Gatherer or a payment to Gatherer from Owner, as applicable, valued at the “Cash-Out Price”, as defined below. To the extent that the Monthly Net Receipt amount is greater than the Monthly Net Nomination amount, a payment shall be due from Gatherer to Owner and Gatherer will make such payment to Owner for the Imbalance based on the difference between the Monthly Net Receipt amount and the Monthly Net Nomination amount, multiplied by the Cash-Out Price. To the extent the Monthly Net Receipt amount is less than the

12

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Monthly Net Nomination amount, a payment shall be due from Owner to Gatherer, and Gatherer will invoice Owner for the Imbalance based on the difference between the Monthly Net Receipt amount and the Monthly Net Nomination amount, multiplied by the Cash-Out Price during the applicable Month in which the Imbalance was generated.  As used in this Agreement, the “Cash-Out Price” shall be determined as to each applicable Month, for each applicable Delivery Point, and shall mean a price per MMBTU equal to either, (a) if the receiving pipeline’s applicable cash-out price is not imposed for the applicable Month, the price will be the daily index price averaged for such Month for the applicable receiving pipeline as published in the Daily Price Survey Paragraph of Platt’s Gas Daily, or (b) if the receiving pipeline’s applicable cash-out price is imposed for the applicable Month, that price will be the “Cash-Out Price”.  Gatherer will include in the Cash-Out Price any applicable pipeline imbalance penalty calculation for Owners Imbalance at the Delivery Point, provided that Gatherer has made a good faith effort to monitor and balance the Delivery Point with Owner.  Then Gatherer will determine Owner’s Delivery Points when Owner nominates to multiple Delivery Points each Month, subject to Gatherer’s commitments in Section 2.4 and commercially standard prorata allocation methodology.  Should the information necessary to calculate the “Cash-Out Price” not exist for the receiving pipeline or cease to be available, Gatherer and Owner shall work in good faith to determine a comparable substitute publication and/or daily posting(s) or other indexes providing equivalent data.  Cash-Out Price payments shall be netted against amounts owed by Owner to Gatherer, or Gatherer to Owner, as applicable under this Agreement.

Article VI.

RECEIPT PRESSURE

6.1                                 Gatherer agrees that it will maintain a Monthly average operating Gathering System pressure, calculated for all Receipt Points in an Area, at or below the Maximum Allowable Pressures listed in the Table in Section 6.2 or elsewhere in this Article VI, whichever is applicable.  Owner agrees that it will use its commercially reasonable efforts to deliver Gas to Gatherer on a ratable, consistent basis.

6.2                                 The Monthly average operating Gathering System pressure shall be calculated as an average of wellhead pressure considering all Receipt Points within each Area contained in the Table below, without weighting for volume, and the Maximum Allowable Pressure shall be as set forth in the Table with respect to each Area contained in the Table.  The designated Sections for each Area listed in the Table are provided in Exhibit B.

13

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

MAXIMUM ALLOWABLE PRESSURES

AREA	COUNTY (IN GENERAL)	DESCRIPTION (SPECIFIC SECTIONS ARE IN EXHIBIT “B”)	AS OF EFFECTIVE DATE THROUGH 3RD ANNIVERSARY OF EFFECTIVE DATE	AS OF 3RD ANNIVERSARY OF EFFECTIVE DATE THROUGH END OF THE AGREEMENT

West Chambers 1	Roberts	Sections East of Clark Compressor Station encompassing 10” suction line

Owner and Gatherer agree that the Maximum Allowable Pressures (for this period) will be set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement then such Maximum Allowable Pressures shall be equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, without weighting for volume, under operating conditions not involving a Force Majeure.

[***] psig

West Chambers 2	Roberts	Sections West of Chambers Compressor Station		[***] psig

East Chambers 1	Roberts	Sections East of Chambers Compressor Station, includes Superior Mendota Offload		[***] psig

East Chambers 2	Roberts	Sections West of Isaacs Compressor Station Site		[***] psig

NE Chambers 1	Primarily Hemphill	Sections with offload capacity (Eagle Rock and Superior) near header North of Isaacs Compressor Station Site		[***] psig

NE Chambers 2	Primarily Hemphill	Sections immediately North and Northwest of Issacs Compressor Station Site		[***] psig

14

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

6.3                                 For all Sections in the Sweet Gas System not specifically designated in Exhibit B to the Table in Section 6.2 (collectively, the “Sweet Gas Area”), the Monthly average operating Gathering System pressure shall be calculated as a simple average each Month considering only Receipt Points of Wells with first Gas within the prior one hundred and twenty (120) Months to the calculation Month, without weighting for volume, but shall exclude Wells within Areas listed in the Table above.  For the Sweet Gas Area, the Maximum Allowable Pressure shall be:  (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.3 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig.

6.4                                 For all Sections in the Sour Gas System not specifically designated in Exhibit B to the Table in Section 6.2, the Monthly average operating Gathering System pressure shall be calculated as a simple average each Month considering only Receipt Points of Wells with first Gas within the prior one hundred and twenty (120) Months to the calculation Month, without weighting for volume, and as applied specifically to those of such Wells:

a.                                       that tie into the Sherman Gathering System which are substantially located in Sherman County (the “Sherman Sour Gas Area”).  For the Sherman Sour Gas Area the Maximum Allowable Pressure shall be:  (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.4 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig; and

b.                                      that tie into the Moore Gathering System which are substantially located in Moore County (the “Moore Sour Gas Area”).  For the Moore Sour Gas Area the Maximum Allowable Pressure shall be: (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.4 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig.

6.5                                 Beginning within two (2) months of the Effective Date, both Parties shall meet every six (6) Months and more often as may be required and agreed between the Parties, to review Owner’s written forecasted production profile (“Production Profile”) for the subsequent

15

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

six (6) calendar quarters.  Upon good faith, commercially reasonable mutual agreement by both Parties, where the Production Profile indicates that a change in the Maximum Allowable Pressures would be required to enable Gatherer to support Owner’s production without exceeding Maximum Allowable Pressures, the Maximum Allowable Pressures will be amended or Owner, at its sole discretion, may elect to temporarily waive Liquidated Damages for the Area. Otherwise, the Maximum Allowable Pressures in each Area, and any associated Liquidated Damages shall continue in full force for the duration of the Primary Term and any Renewal Term under this Agreement.

6.6                                 Beginning nine (9) Months after the Effective Date, if the Monthly average operating Gathering System pressure for an Area, having been determined as described in Section 6.2, 6.3 or 6.4, as applicable, exceeds the applicable Maximum Allowable Pressure, then Gatherer shall be assessed Liquidated Damages; provided, however, that such Liquidated Damages will not be assessed during any event of Force Majeure.  The Liquidated Damages shall be equal to [***] percent ([***]%) of the Fee multiplied by the sum of Owner’s average daily equity production (and not Farmee Gas) from the affected Area(s) for each Day during the Month that the average pressure for all Wells in the affected Area(s) exceeded the applicable Maximum Allowable Pressure.  The Parties agree that the damages that the Owner would sustain if the Monthly average operating Gathering System pressure for an Area exceeds the applicable Maximum Allowable Pressures will be difficult, if not impossible, to ascertain and that the liquidated damages provided for in this Section 6.6 are a reasonable approximation of what within industry an owner would accept if such event were to occur.  The Parties further agree that the remedy (i.e. Liquidated Damages, if any) provided for in this Section 6.6 shall be the exclusive remedy for any breach by Gatherer of its obligations set forth in this Article VI, including any obligation to maintain pressures at or below the applicable Maximum Allowable Pressure.  For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, the Parties agree that if the Monthly average operating Gathering System pressure for an Area exceeds the applicable Maximum Allowable Pressure due to a meaningful breach by Owner, then Gatherer will not be assessed Liquidated Damages for that Area under this Section 6.6 for the duration of such breach.

6.7                                 In the event Owner’s Gas production for an individual Well, or Wells, is unable to produce in paying quantities due to System pressures, and the Well, or Wells, in question hold a lease for Owner, then in addition to applicable Liquidated Damages, if any, Gatherer shall provide, within [***] ([***]) days from written notification from Owner, a plan for Gatherer to, at Gatherer’s expense, construct, own, operate, and maintain compression, and/or pipeline facilities to serve said Receipt Point and alleviate flow restrictions.  Gatherer’s plan shall conform to the specific requirements of the lease, which Owner shall provide in their written notification.  If the Well does not hold a lease for Owner, then, in addition to applicable Liquidated Damages, if any, Gatherer shall have [***] ([***]) months to alleviate flow restrictions.  If Gatherer does not comply within these time periods, Owner has the sole right to request and obtain full release of the impacted Well and the Section where that Well is located from the Dedication under this Agreement, or to construct facilities on the lease which alleviate the flow restrictions.  If Owner constructs facilities, Owner may pass through to Gatherer prudent and reasonable actual costs, without markup.  For avoidance of doubt, if a Well or Wells is unable to produce in paying quantities due to Well performance, Owner is solely responsible for resolution and associated costs.

16

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

6.8                                 Gatherer shall not be allowed to restrict production from Owner Well(s) as a means to meet pressure targets.

6.9                                 Notwithstanding any other provision of this Article VI, Gatherer shall have the right to construct a separate high pressure gathering system, at its sole cost.  If Gatherer elects to do so, the existing Gathering System infrastructure shall be classified as a low pressure system.  Owner and Gatherer, upon mutual agreement, may elect to connect Wells to this high pressure gathering system and those Wells shall be released from the requirements of this Article VI until such time as they are connected to the low pressure system.

Article VII.

MEASUREMENT

7.1                                 For the SCADA system existing as of the Effective Date, the SCADA system shall be owned and operated by Owner.  Owner shall supply CFX files (Flow Cal Data) to Gatherer daily and Owner shall supply real time data to Gatherer at a rate that Owner’s data collection and SCADA system allows, with a target frequency of approximately every fifteen (15) minutes (excluding any telemetry interruptions or SCADA system equipment outages).  Upon execution of this Agreement, Owner shall own and operate SCADA system and Gatherer shall construct, install, own, and operate its own SCADA system.  Owner shall, if tower space is available, allow Gatherer use of all existing towers owned by Owner.  For the measurement facilities existing as of the Effective Date, Gatherer shall operate and maintain the primary device equipment (meter run, plates, gaskets, etc.) and Owner shall own and operate the secondary device equipment (radio, EFM, transmitters, etc.), subject to Exhibit D.  Owner may, at its option and expense, install or cause to be installed a check meter or meters for the purpose of checking Gatherer’s metering facilities.  Owner shall be allowed to use Gatherer’s measurement taps or other similar equipment as necessary, provided that any such check meter or other equipment shall be installed or used in such a way so as not to interfere with the operations of Gatherer’s facilities.

7.2                                 For all Receipt Points existing as of the Effective Date, measurement of Owner’s Gas shall be by using electronic flow meters in accordance with the API 21.1 Electronic Flow Measurement Standard, which Gatherer acquired under the Purchase and Sale Agreement which Gatherer operates at the Receipt Points.  Owner shall provide Gatherer with electronic data feeds from all such existing Receipt Points via a method mutually agreeable to Owner and Gatherer.  On any Receipt Points installed after the Effective Date, Gatherer shall measure the Gas delivered by Owner or caused to be delivered by Owner hereunder using electronic flow meters in accordance with the API 21.1 Electronic Flow Measurement Standard, which Gatherer has installed or caused to be installed at the Receipt Point(s). Measurement shall be made by Gatherer in accordance with the American Gas Association Gas Measurement Committee Report No. 3 standards. The unit of measurement for all Owner’s Gas delivered hereunder shall be one thousand (1,000) standard cubic feet at Standard Base Conditions. The measured volume and BTU content shall be determined on a water saturated basis at actual operating temperature and pressure conditions.

17

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

7.3                                 The accuracy of Gatherer’s measuring equipment shall be verified by test using means and methods generally acceptable in the Gas industry, at a minimum of once every year. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. Gatherer shall give written notice at the beginning of each Month of upcoming tests and the Parties shall agree on the dates of such test planned for such Month. If Owner fails to have a representative present for such test, the results of the test shall nevertheless be considered accurate until the next test. Gatherer shall, upon written request of Owner, conduct a test of Gatherer’s measuring equipment, provided that in no event shall Gatherer be required to test Gatherer’s equipment more frequently than once a Month. All tests of such measuring equipment shall be made at Gatherer’s expense, except that Owner shall bear the expense of tests made at Owner’s request, unless such test reveal that the measurement equipment is inaccurate by more than two percent (2%).

7.4                                 If for any reason, any measuring equipment is inoperative or inaccurate by more than two percent (2%) in the measurement of Owner’s Gas, then the volume of Gas delivered by Owner to Gatherer during the period of such inaccuracy shall be determined on the basis of the best data available using the first of the following methods which is feasible:

a.                                       By using the registration of any check measuring equipment installed and accurately registering; or

b.                                      By using a percentage factor to correct the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

c.                                       By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

7.5                                 An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known or, if not known, then for one half (1/2) the period since the date of the last meter test. In no event, however, shall any adjustment extend back beyond ninety (90) Days from the date the error was first made known by one Party hereunder to the other.

7.6                                 Each Party shall have the right to inspect the other Party’s equipment, charts, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done by the Party installing and furnishing same. Unless the Parties agree otherwise, each Party shall preserve all its original test data, charts, and other similar records for a period of six (6) years.

7.7                                 Gatherer shall obtain or cause to be obtained at a minimum of once every twelve (12) Months, samples of Owner’s Gas measured at each Receipt Point in accordance with the GPA 2166 and API 14.1 standards for collecting Gas samples. Gatherer shall obtain or cause to be obtained analyses of all such samples. All analyses shall determine the composition of Owner’s Gas by component in mole percent and shall include helium and NGL (by component). Gatherer shall bear all costs associated with its obligations in this Section 7.7. Gatherer shall provide results of annual analysis of each Receipt Point to Owner for the purpose of Owner to download into Owners RTU for check measurement and for proper well control.

18

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Article VIII.

GAS QUALITY AND SPECIFICATIONS

8.1                                 The Gas shall meet the following applicable specifications (the “Specifications”) based on whether the Gas is delivered into the “Sweet Gas System” or the “Sour Gas System”.  As used herein, the Sweet Gas System is the portion of the System which only accepts Gas meeting the requirements of the Pipeline Carriers with respect to the H2S content when delivered to Gatherer, and the Sour Gas System is the portion of the System which accepts Gas that requires treating for the removal of H2S to meet the requirements of the Pipeline Carriers.

8.2                                 With respect to the Gas delivered into the Sweet Gas System, the Gas shall conform to the following specifications, except as modified by Exhibit “C”, and shall be commercially free of Inferior Liquids:

a.                                       Oxygen - The Gas shall not contain more than fifteen (15) parts per million (1,000,000) cubic feet and every reasonable effort shall be made to keep the gas free of oxygen

b.                                      H2S - No more than four (4) parts per million (1,000,000) cubic feet

c.                                       Heating Value - No less than one thousand (1000) BTU per cubic foot

d.                                      Total Sulfur - Including mercaptan and hydrogen sulfide, not to exceed one and one quarter (1 1/4) grain per one hundred (100) cubic feet of Gas

e.                                       Temperature - No more than one hundred and thirty degrees Fahrenheit (130°F) and no less than thirty five degrees Fahrenheit (35°F)

f.                                         Carbon Dioxide - No more than two percent (2%) by volume

g.                                      Nitrogen - No more than two percent (2%) by volume

h.                                      Total Inerts - No more than four percent (4%) by volume

8.3                 With respect to the Gas delivered into the Sour Gas System, the Gas shall conform to the following specifications, except as modified by Exhibit “C”, and shall be commercially free of Inferior Liquids:

a.                                       Oxygen — The Gas shall not contain more than one hundred (100) parts per million (1,000,000) cubic feet

b.                                      H2S - No more than twenty thousand (20,000) parts per million (1,000,000) cubic feet

c.                                       Heating Value - No less than one thousand (1000) BTU per cubic foot

19

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

d.                                      Temperature - No more than one hundred and thirty degrees Fahrenheit (130°F) and no less than thirty five degrees Fahrenheit (35°F)

e.                                       Carbon Dioxide - No more than two percent (2%) by volume

f.                                         Nitrogen - No more than thirty percent (30%) by volume

g.                                      Total Inerts - No more than thirty-two percent (32%) by volume

8.4                 If either Party determines that Owner’s Gas at any individual Receipt Point fails to meet the Specifications, then such Party shall immediately notify the other of the extent of the deviation from the Specifications. Owner shall determine the expected duration of such failure and notify the Gatherer of the efforts Owner is undertaking to remedy such deficiency. In the event Owner cannot (or elects not to) remedy such deficiency within thirty (30) Days, Gatherer may refuse to accept delivery of Owner’s Gas at such Receipt Point(s), or accept delivery of Owner’s Gas pursuant to mutually agreed upon increased fees or other adjustments to revenues by Gatherer to compensate Gatherer for reasonable costs to address such deficiencies. In such case, Gatherer and Owner shall work in good faith to determine a solution to the Specification deficiencies.

8.5                 Owner and Gatherer acknowledge that future drilling of new reservoirs may result in Gas of a materially different quality in regards to H2S.  In the event this occurs, Owner and Gatherer agree to establish a treating fee for only those Well(s) if Gas from those Well(s) cannot be processed at a Plant without additional treating.  Treating fee shall be calculated to allow Gatherer to recover its reasonable actual costs plus a return on such costs of [***]%.

Article IX.

FEES

9.1                 For the services provided by Gatherer hereunder, Owner shall pay Gatherer a gathering and Processing fee (“Fee”) equal to $[***] per MMBTU of Delivered Volume for all Owner Gas Processed at the Plant(s).

9.2                 If Gatherer elects to install Additional Compression, then Gatherer shall submit to Owner a commercial proposal prior to installation of Additional Compression. Gatherer and Owner shall enter into good faith negotiations in order to finalize terms and payment for such Additional Compression applicable to Owner Gas.

9.3                 The Fee shall be adjusted on an annual basis, either up or down, in proportion to the percentage change, from the preceding year, in the Consumer Price Index — All Urban Consumers as published by the Department of Labor (“CPI”).  The first adjustment of the Fee shall be made January 1, 2014, and subsequent adjustments shall occur each January 1st thereafter and shall reflect the percentage change in the CPI as it existed for the immediately preceding January from the CPI for the second immediately preceding January, provided that the Fee shall never be less than the Fee on the Effective Date.

20

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Article X.

ALLOCATION AND DISPOSITION

10.1  The volumes of Gas processed pursuant to this Agreement for the account of Owner and the theoretical content of NGLs and helium in such Gas at the respective Receipt Points of Owner will be used as the basis for allocating each NGL component to such Receipt Points and to Owner, using fixed Recoveries.  Such method contemplates that:

(a)                                  The volume of theoretical NGLs, separately for each component, attributable to each Receipt Point will be calculated by multiplying the volume of Gas from each Receipt Point by the theoretical content of the NGLs, separately as to each component, contained in the Gas delivered at each such Receipt Point.

(b)                                 The Recovery Factor for each component will be fixed, initially at the values set forth in the Table below.  Gatherer shall provide to Owner on or before March 1st of each Year, beginning in 2014, actual recovery calculations, by component, for the prior calendar Year.  The calculations shall exclude periods of Force Majeure and include adjustments to account for Condensate in the System.   Owner shall have fifteen (15) Days after receipt of the calculations in which to propose changes to the calculation in whole, or in part, in writing.  Gatherer shall not unreasonably withhold agreement to any proposed change.  Once agreement has been reached as to any proposed changes, if the calculated actual recovery for any component(s) is higher or lower than the Recovery in effect, by two (2) percent or more, then Gatherer shall adjust the Recovery Factor for that component(s), effective April 1st of the current Year.  The Parties agree that the actual recovery calculations shall be based on the total of NGLs, helium (only for the Sour Gas System) and Residue Gas recovered at all of the Plants accounted for as a “super system”.

Product	Recovery Factor

Ethane	[***]	%

Propane	[***]	%

Isobutane	[***]	%

Normal Butane	[***]	%

Pentanes and Heavier	[***]	%

Helium	[***]	%

(c)                                  The volume of each such component allocated to each Receipt Point will be determined by multiplying the Recovery Factor for each such component, as provided in Section 10.1(b) above, by the theoretical volume of each such component attributable to each Receipt Point.

(d)                                 The commercial volume of helium allocated to each Receipt Point in the Sour Gas System shall be calculated by multiplying the theoretical helium contained in the

21

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Gas delivered at each Receipt Point in the Sour Gas System by the Recovery Factor for helium in Section 10.1(b) above. Owner and Gatherer acknowledge that, as of the Effective Date, helium can only be recovered at the Sunray Plant and, therefore, agree that only helium at the Sunray Plant will be included in the allocation.  Sections 10.1(b), 10.1 (d), and 1.59 shall be revised to incorporate additional Receipt Points if and when System expansion results in additional Plant helium recovery capabilities.

(e)                                  Owner and Gatherer acknowledge that, as of the Effective Date, ethane cannot be rejected at a substantial majority of the Plants and, therefore, agree that ethane rejection mode cannot be elected by Owner.  If, at any time in the future, a substantial majority of the Plants are capable of rejecting ethane, the Parties shall, upon good faith, commercially reasonable agreement, amend this Agreement to enable Owner to elect ethane rejection mode.

(f)                                    Gatherer and Owner may agree on some other method of allocation in order to remove any inequities which may be found to exist, and any such other method adopted will be applicable to this Agreement.

10.2  There will be a reduction in Heating Value (PTR) between the Gas delivered by Owner to the System  at the Receipt Point and the Residue Gas returned to Owner at the Delivery Point because of the extraction of NGLs, Condensate, Plant Fuel use, Flare Gas and Plant Electricity incident to processing, and the gas component of Gathering System Fuel.

(a)                                  PTR associated with NGL Recovery. PTR attributable to each Receipt Point resulting from the removal of NGLs will be the sum of the MMBTUs obtained by multiplying the Gallons of NGLs and each component in the NGLs extracted from the Gas delivered by Owner, as determined pursuant to Section 10.1 above, by the appropriate heating value (MMBTU per Gallon) for each such component of NGLs taken from the most recent edition of the Gas Processors Association Standard 2145.  Such heating values will be updated to conform to the latest amendment or revision of the above standard adopted by the Gas Processors Association as of the effective date specified by Processor.  The Heating Value for hexanes and heavier components of the NGLs will be determined periodically, as appropriate, through an extended chromatographic analysis.

(b)                                 PTR associated with Plant Fuel and Flare Gas.  PTR attributable to use of Gas in the Plants, including Plant Fuel and Flare Gas will, to the extent practicable, be measured by meters within the Plants.  The Heating Value of the metered Plant Fuel and Flare Gas volumes will be assumed to be the same as Residue Gas.  That portion of Plant Thermal Reduction attributable to the Plant Fuel, or Flare Gas incident to or occasioned by processing allocable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

22

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(c)                                  Additional PTR assessed for Plant Electricity.  Plant Electricity will be allocated each Month to each Receipt Point(s) by dividing the Heating Value of the Residue Gas allocated to each such Receipt Point by the total Heating Value of the Residue Gas delivered to the Delivery Point(s) and multiplying such number(s) by the total amount of Plant Electricity paid by Gatherer for the given Month.  Owner will compensate Gatherer for such Plant Electricity through an assessment by Gatherer to Owner of additional PTR determined by dividing the Plant Electicity allocated to the Receipt Point(s) for each given Month by the first of the Month index gas price for Northern Natural Gas Company, Texas, as reported in Inside F.E.R.C.’s Gas Market Report, or other appropriate index gas price as may be agreed to by the Parties applicable to such Month.

(d)                                 Total Gathering System Fuel Thermal Reduction.  PTR attributable to use of raw gas in the Gathering System will be measured by meters within the Gathering System.  The Heating Value of the metered raw gas volumes will be the simple average of all measured Heating Value of all receipt points on the Sweet Gas System. Purchased fuel gas for the Gathering System will be measured by meters.  The Heating Value of the metered purchased gas will be assumed to be the same as Residue Gas.  Total Gathering System Fuel Thermal Reduction will be the sum of the Heating Value of attributible to the use of raw gas plus the Heating Value attributable to purchased fuel gas.  That portion of Total Gathering System Fuel Thermal Reduction attributable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

(e)                                  Loss and Unaccounted for Gas Thermal Reduction. PTR attributable to Loss and Unaccounted for Gas will be the L&U calculated per Section 1.34. That portion of Loss and Unaccounted for Gas Thermal Reduction attributable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

(f)                                    Total PTR associated with Owner’s Gas.  Owner’s total PTR will be the sum of the PTR determined as provided in Sections 10.2 (a), (b), (c), (d), and (e) above.

(h)                                 Updating Allocation. Gatherer and Owner may agree from time to time on  another method of determining PTR in order to remove any inequities which may be found to exist, and  such other method(s) as so agreed will be applicable to this Agreement.

10.3 Gatherer shall furnish Owner with a Monthly statement displaying the allocation of each of the NGLs and Residue Gas recovered in the System, which shall include a statement in substantially the same form attached hereto as Exhibit “A”.  This Monthly statement shall include, without limitation, the following for each Receipt Point:

(a)                                  Measurement data for quantities delivered to the System (in MMBTU and MCF), plus composition including GPM by component.

(b)                                 Prorata share of Gathering fuel, Plant Fuel, Plant Flare, Loss and Unaccounted for Gas in MMBTU and MCF.

23

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

(c)                                  PTR associated with Owner NGL Recovery, Plant Fuel and Flare Gas, Plant Electricity, Gathering System Fuel, and L&U.

(d)                                 Fee and any treating or mutually agreed additional fee, if allowed under the terms of this Agreement.

(e)                                  Residue Gas in MMBTU and MCF.

(f)                                    NGL in gallons by each NGL component, and the Net Sales Price.

(g)                                 Helium in MCF, and price (if applicable).

(h)                                 Wellhead average daily pressure.

(i)                                     Receipt Point county and primary compressor.

(j)                                     Actual Recoveries of NGL components at each Plant.

(k)                                  Actual electric power costs at each Plant.

10.4                           Residue Gas shall be owned one hundred percent (100%) by Owner, or its designee.

10.5                           Disposition of Owner’s allocated NGLs, and helium shall be in accordance with the following provisions:

(a)                                  Under the Purchase and Sale Agreement, Owner has assigned certain product sales, transport, and exchange contracts to Gatherer (“Product Sales Contracts”).  From and after the Effective Date, and thereafter except for such periods of time during which Owner has made a valid election pursuant to Section 10.5(b), Owner will sell to Gatherer and Gatherer will purchase from Owner the NGLs and helium allocated to Owner under Sections 10.1 and 10.2 of this Agreement for resale under the Product Sales Contracts.

(b)                                 With respect to any portions of Owner’s allocated NGLs and helium that are not sold to Gatherer, Owner shall have the right to (i) take-in-kind and market such portion of Owner’s allocated NGLs and helium or (ii) have Gatherer purchase such portion of Owner’s allocated NGLs or helium at the Net Sales Price, as set forth below. Owner may elect to take-in-kind and market any one, all, or a combination of the NGLs or helium streams.  Owner shall make such election and provide Gatherer with written notice thereof at least one hundred eighty (180) Days prior to the end of the primary term of a given Product Sales Contract(s).  If Owner provides written notice in accordance with the foregoing, Owner’s election cannot be revoked during a period that is the shorter of (x) the primary term of a successive given Product Sales Contract(s) executed by Gatherer, or (y) the term of this Agreement. If Owner elects to take-in-kind and market such portion of Owner’s allocated NGLs or helium Owner shall take such deliveries ratably seven (7) Days a week during such period, and Owner shall make all necessary

24

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

arrangements with appropriate parties for transportation, fractionation and marketing on a daily basis and in such a manner that does not require Gatherer to provide storage for such portion of Owner’s allocated  NGLs or helium, and Gatherer shall have no obligation other than supplying such portion of Owner’s allocated NGLs or helium to the Delivery Point(s) of Gatherer’s Plant for delivery to Owner’s account. Gatherer shall not be required to make any new connections for the NGLs or helium unless mutually agreed by both Parties, and shall not be required to take upon additional expenses in the delivery of NGLs or helium unless mutually agreed by both Parties.  Imbalances of Owner’s allocated NGLs delivered to the designated fractionation facility, if any, occurring due to dispatching and other such variances shall be corrected as soon as reasonably possible after the Month in which the imbalance is determined.  It is understood and agreed should Owner elect option (ii), above, or otherwise fail to provide timely written notification to Gatherer of Owner’s election to take such portion of Owner’s allocated NGLs or helium in kind, Gatherer shall purchase Owner’s allocated NGLs or helium at the Net Sales Price.

(c)                                  As used herein, the “Net Sales Price” per gallon (for NGLs) and per MCF (for helium), of each individual component allocated to Owner’s Gas shall be the weighted average of the net price per unit received by Gatherer for the total volume of each individual NGL component, or helium sold during the relevant Month after deduction of any and all fees defined by the applicable downstream contract.  The Parties agree the Net Sales Price paid for products produced in the State of Texas includes reimbursement by Gatherer to Owner for Texas severance taxes.

Article XI.

BILLING, PAYMENT, AND REPORTING

11.1         On or before the end of each Month, Gatherer shall render to Owner a statement in substantially the same form attached hereto as Exhibit “A”, for the preceding Month identified as to the Receipt Point(s) and at minimum showing the items listed in Exhibit “A”, including, but not limited to: (a) the total quantity of Gas delivered to the Receipt Point(s) hereunder and the amount due thereon for the Fees and electric power charges; (b) the component and total quantities of NGLs allocated hereunder; (c) the allocated Residue Gas MMBTU volume to be delivered to the Delivery Point(s); (d) information sufficient to explain and support any adjustments made by Gatherer in determining the amount billed or payable; and (e) any other required details as provided in Section 10.3 (a “Statement”). Gatherer shall supply Statements in electronic transmission format suitable to be automatically loaded into Owner’s accounting systems provided that Gatherer shall not be required to incur any costs or expenses in connection with providing Statements in such electronic format.  Owner shall pay Gatherer at the addresses shown in Article XVII hereunder no later than the last Day of the Month after the Month of production by wire transfer or ACH wire. If the undisputed amount is not paid when due, interest on any unpaid portion shall accrue at an interest rate equal to two percent (2%) plus the prime rate as quoted in the most recent edition of the Wall Street Journal or at the highest rate permitted by applicable law, whichever is lower, from due date until date paid. If default continues after

25

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

ninety (90) Days written notice from Gatherer to Owner, the Gatherer may suspend receipt or delivery of Owner’s Gas hereunder without prejudice to any other available remedies at law or in equity. In the event of any good faith dispute as to the amounts payable hereunder (the “Disputed Amount”), the Parties shall work in good faith to agree on such Disputed Amount.  If the Parties are unable to agree on payment of the Disputed Amount within thirty (30) Days, then any Party may refer such dispute to a firm of independent public accountants, mutually acceptable to Owner and Gatherer, which firm shall make a final and binding determination as to the Disputed Amount on a timely basis and promptly notify the Parties in writing of its resolution.  Such firm handling resolution of the Disputed Amount shall not have the power to modify or amend any term or provision of this Agreement.  Owner and Gatherer shall bear and pay one-half of the fees and other costs charged by such firm.  Interest shall begin to accrue as set forth herein on the Disputed Amount if it is not paid within twenty (20) Days following the date of resolution of the dispute as provided herein.

11.2               If any clerical or accounting error resulting in overcharge or undercharge in any form whatsoever shall at any time be found relative to any invoice delivered whether outstanding or paid, Gatherer shall refund any amount of overcharge or Owner shall pay any amount of undercharge, as the case may be, within thirty (30) Days after final determination thereof; provided, no retroactive adjustment shall be made beyond a period of twenty four (24) Months from the Month of production for which the overcharge or undercharge was made.

11.3               Both Parties hereto shall have the right, upon thirty (30) Days prior written notice during the other Party’s normal business hours, to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to this Agreement. Prior to such examination, the Party requesting such examination shall execute a mutually acceptable confidentiality agreement if requested to do so.

Article XII.

TAXES

12.1         Owner shall pay or cause to be paid all production taxes, payments due to mineral interests, royalties, overriding royalties, bonus payments, production payments and the like, that may be imposed with respect to Owner’s Gas delivered and gathered hereunder.

12.2         Owner shall pay all other severance, gathering or other similar taxes, fees, or assessments imposed by any state or federal authority with respect to Owner’s Gas delivered hereunder. Further, Owner represents that it has timely filed, or shall timely file, any and all reports which Owner is required to file with respect to production or severance taxes to be paid hereunder. Owner shall indemnify and hold Gatherer harmless with respect to Owner’s failure to file any and all such reports or with respect to Owner’s failure to pay any and all taxes which Owner is obligated to pay pursuant to the terms of this Agreement.

26

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

Article XIII.

CONTROL, POSSESSION AND TITLE

13.1         Owner shall indemnify and hold Gatherer harmless from liability with respect to Owner’s Gas or Owner’s operations to deliver such Gas prior to the Gas being delivered into the System. Gatherer shall indemnify and hold Owner harmless from liability with respect to the Gas delivered into the System after receipt thereof by Gatherer and prior to delivery thereof at the Delivery Point except for any such liability relating to the title to such Gas, which shall remain with Owner.

13.2         Owner warrants title to or the right to deliver all Owner’s Gas, helium, and Owner’s NGLs delivered or caused to be delivered to Gatherer hereunder. Owner warrants that such Gas, helium, and NGLs are free from all liens and adverse claims of every kind and agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to said Gas or as to royalties or charges thereof. Title to the Gas, and its constituents, including NGLs, delivered or caused to be delivered by Owner to Gatherer hereunder at the Receipt Point(s) shall remain with Owner and shall not pass to nor vest in Gatherer except (a) for portions thereof utilized by Gatherer for Fuel, (b) any NGLs, or helium, purchased by Gatherer pursuant to Section 10.5, title to which shall vest in Gatherer at the outlet of the Plant, and (c) any Condensate purchased by Gatherer pursuant to Section 10.5, title to which shall vest in Gatherer at the outlet of the Plant.

13.3         It is understood that, subject to applicable laws, regulations, and other authority, Owner’s Gas shall represent only a portion of the combined throughput on the System hereunder and the same may be commingled with Gas from other producer’s or Gatherer’s Gas after Owner’s delivery to Gatherer at the Receipt Point(s) such that molecules delivered at the Receipt Point(s) will be different from those received by Owner at the Delivery Point(s).

Article XIV.

FORCE MAJEURE

14.1         If either Party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, then the obligations of the affected Party, except for payment due, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Such cause shall, to the extent possible, be remedied with all reasonable dispatch. The affected Party shall give notice and full particulars of such Force Majeure in writing by mail or telecopy or other electronic facility to the other Party as soon as practicable after the occurrence of the cause relied on.

14.2         The term “Force Majeure” shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockades, military action, earthquakes, fires, storms or storm warnings, crevasses, floods, or washouts; arrests and restraints of governments and people; civil disturbances; explosions, breakage or accident to machinery or lines of pipe (including any compression or Processing facilities located on the System); the

27

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

planned or unplanned necessity for testing or making repairs or alterations to machinery or lines of pipe; planned or unplanned reductions in allocation or in capacity in downstream gas or NGL infrastructure; freezing of wells or lines of pipe; inability to obtain easements and/or rights-of-way; inability of any Party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (both Federal and State) including both civil and military; and any other causes whether of the kind herein enumerated or otherwise, and whether caused or occasioned by or happening on account of the act or omission of one of the Parties hereto or some persons or concern not a Party hereto, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to avoid.

14.3         It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

14.4         Notwithstanding the provisions of Section 14.1, should an event of Force Majeure render Gatherer unable to take delivery under normal System operating procedures of any of Owner’s Gas at any Receipt Point(s) then, at the sole discretion of Owner, Gatherer shall be obligated, to utilize alternative operating procedures, including but not limited to offloading Gas to third parties, to maintain flow assurance of Owner’s Gas.

Article XV.

TERM AND DEDICATION

15.1         This Agreement shall be effective on the Effective Date, and shall continue in full force and effect for a period of twenty (20) years thereafter (the “Primary Term”) and thereafter for successive five (5) year renewal terms (each, a “Renewal Term”), until terminated by either Party by giving at least three hundred and sixty-five (365) Days written notice of termination to the other Party, (a) if within the Primary Term, prior to the end of the Primary Term or (b) if in a Renewal Term, prior to the end of such Renewal Term. Gatherer further agrees that upon written termination as prescribed in the preceding sentence, the Primary Term or Renewal Term, as applicable, shall be automatically extended by one (1) year to allow Owner sufficient time to secure alternative gathering and Processing capacity.

15.2         Owner hereby dedicates to Gatherer, subject to this Agreement, all producing well(s) with Owner’s Gas connected to the System  on the Effective Date for the Primary Term of this Agreement, and all future Well(s) drilled by Owner, or on Owner’s behalf by a farmee, that are spudded or completed on or prior to December 31, 2014, provided that the future Well(s) are within two (2) miles of the System as it may exist at the time the new well is drilled (collectively, the “Dedication”).  Owner and Gatherer may mutually agree to extend in twenty four (24) Month increments the time frame for inclusion of completed new Wells under the Dedication.  For avoidance of doubt, said extension shall provide Owner with the right to amend Article VI to include new Areas and pressure requirements for those Areas.  Owner will not be held to a volume commitment requirement. Should Owner transfer, sell or otherwise assign the

28

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

right to operate any Well, existing or drilled during the term of this Agreement, whether operated by Owner or by a farmee of Owner, then such Well shall remain subject to the terms of this Agreement. The commitments and obligations of Gatherer under this Agreement shall extend to and include all of Owner’s Gas from all Wells.

15.3         Owner commits that all farmees under the Dedication shall enter into an agreement with Gatherer for the gathering and processing of Farmee Gas, and Gatherer commits to gather and process Farmee Gas, under substantially the same terms and conditions, and the same Fee, as for Owner.  Notwithstanding the foregoing, it is expressly understood and agreed by the parties that such agreement between Gatherer and any such farmee shall become an exhibit to the farm-out agreement(s) used by Owner to effectuate farmouts and shall not contain (i) confidentiality restrictions that would limit Owner’s full right to review and include the document as an exhibit to the farm-out agreement(s), or (ii) any of the pressure requirements or Liquidated Damages provided in Article VI or elsewhere herein.

Article XVI.

ASSIGNMENTS

16.1         This Agreement shall extend to and be binding upon the Parties hereto, their successors, and assigns.  The rights of the Parties may be assigned or conveyed in whole or in part from time to time; provided, however, neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, with respect to Owner only (and not a permitted successor and assign to Owner) satisfaction by Gatherer of the terms of Section 12.18 of the Purchase and Sale Agreement shall be deemed to constitute Owner’s consent to Gatherer’s assignment of this Agreement.  No transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall affect or bind the other Party until the first Day of the Month following the Month in which the other Party shall have received written notification thereof.

Article XVII.

NOTICES

17.1         Except as herein otherwise provided, any notice, request, demand, payment, invoice, statement, or bill provided for in this Agreement or any notice which either Party may desire to give to the other shall be in writing and either delivered in person or sent by scanned email, facsimile or other electronic transmission or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides receipt of delivery, as the case may be, to the addresses as follows or to such other address as either Party shall designate by written notice to the other Party.

29

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

If to OWNER:

For notices, requests and any correspondence that is not a statement, bill or invoice:

BP AMERICA PRODUCTION COMPANY

[***]

For statements, bills, or invoices:

[***]

For nominations:

[***]

If to GATHERER:

For notices, requests and any correspondence that is not a statement, bill or invoice :

EAGLE ROCK FIELD SERVICES, L.P.

[***]

For statements, bills, or invoices

[***]

For nominations:

[***]

Notice given by scanned email, personal delivery, mail or overnight courier pursuant to this Article XVII shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Article XVII shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Day that is not a weekend or federal holiday.

Article XVIII.

MISCELLANEOUS

18.1         The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The Parties hereto irrevocably and

30

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

unconditionally consent and submit themselves to the exclusive jurisdiction of the courts of the State of Texas and the courts of the United States of America located in Harris County, Texas, (collectively, the “Agreed Courts”) with respect to any actions, suits, or proceedings arising out of or in connection with this Agreement, and the transactions contemplated hereby, and the Parties hereto agree not to commence any action, suit, or proceeding relating thereto except in such Agreed Courts. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit, or proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum.  Each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by law trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

18.2         This Agreement contains the entire understanding of the Parties superseding all other agreements, whether oral or written, express or implied. It may not be changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

18.3         The captions in this Agreement are for the convenience of the Parties in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered in the interpretation of this Agreement, and the following shall apply:

(a)                                  This Agreement was prepared jointly by the Parties hereto and not by any Party to the exclusion of the other; and

(b)                                 Failure to exercise any right or rights hereunder shall not be considered a waiver of such right or rights in the future.

18.4         Each Party agrees that it shall maintain this Agreement and the contents thereof, including any information supplied in connection with this Agreement, in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that disclosure is permitted (a) in the event and to the extent such Party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation, and (b) to a Party’s affiliates or such Party’s or its affiliates’ employees, directors, members, managers, officers, partners, prospective partners or financing sources, prospective purchasers of a Party or such Party’s or its affiliate’s assets, financial advisors, consultants, attorneys, banks, or institutional investors so long as those persons, firms or entities likewise agree to keep this Agreement confidential.

18.5         EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES.  SUCH DAMAGES WAIVED INCLUDE, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE AND EXEMPLARY DAMAGES. THIS SECTION 18.5 DOES NOT APPLY TO

31

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

AND DOES NOT LIMIT INDEMNIFICATION REGARDING ANY CLAIMS BY UNAFFILIATED THIRD PARTIES.

18.6           NEITHER PARTY (“INDEMNITOR”) SHALL BE LIABLE TO THE OTHER PARTY (“INDEMNITEE”) FOR LOSSES SUSTAINED OR LIABILITIES INCURRED BY INDEMNITEE IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT, EVEN IF ACTUALLY OR ALLEGEDLY CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL FAULT OF INDEMNITOR, EXCEPT TO THE EXTENT SUCH LOSSES OR LIABILITIES WERE SUSTAINED OR INCURRED AS A RESULT OF INDEMNITOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN WHICH CASE INDEMNITOR SHALL INDEMNIFY AND DEFEND INDEMNITEE AGAINST ALL SUCH LOSSES AND LIABILITIES.

18.7         If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

18.8         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or pdf copies hereof or signature thereon shall, for all purposes, be deemed originals.

18.9         Nothing contained in the Agreement entitles any person or entity of any kind, other than Owner and Gatherer or their permitted successors and assigns to any claim, remedy or right of any kind whatsoever.

Article XIX.

IMPLEMENTATION OF PROVISIONS IN THIS AGREEMENT

19.1         It is understood by the Parties that, pursuant to execution of the Purchase and Sale Agreement, additional transition time beyond the Effective Date of this Agreement may be required for Gatherer to assume certain obligations under this Agreement.  In consideration for these transitional activities and associated timing, all rights and obligations of Owner and Gatherer under this Agreement will be effective at the Effective Date of this Agreement, with exception of the following sections of this Agreement, which will become effective at the end of the Transition Period as defined in the Purchase and Sale Agreement:  Sections 2.1(d), 5.1, 5.2, 10.1, 10.2, 10.3, 10.5, 11.1, and 11.2.

32

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first written above.

OWNER: BP AMERICA PRODUCTION COMPANY

By:

Title:

GATHERER: EAGLE ROCK FIELD SERVICES, L.P.

By:	Eagle Rock Pipeline GP, LLC

By:

Title:

33

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

GAS GATHERING AND PROCESSING AGREEMENT

EXHIBIT “A”

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of                                    by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).

SAMPLE SETTLEMENT STATEMENT

(To follow on next page.)

34

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

GAS GATHERING AND PROCESSING AGREEMENT

EXHIBIT “B”

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of                                        by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).

SECTIONS INCLUDED IN AREAS PER ARTICLE VI

AREA	COUNTY	BLOCK	SURVEY	INCLUDED SECTIONS
West Chambers 1	Roberts	C	G&M	82, 83, 84, 85, 88, and 89
		B1	B & B	1 and 2
			H & GN RR CO	69, 70, 71 , and 72

West Chambers 2	Roberts	C	G&M	122, 128, 129, 86, and 87
		B1	H & GN RR CO	67, 68, 77, 78, and 79

East Chambers 1	Roberts	B1	H & GN RR CO	51, 64, 65, 66, 80, and 81
		C	BS & F	4 and 5

East Chambers 2	Roberts	B1	H & GN RR CO	58, 59, 62, 63, 82, and 83
		C	BS & F	2, 3, 8 and 9

NE Chambers	Primarily Hemphill	C	G & M & MB & A	189 and 190

35

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

1

NE Chambers 2	Primarily Hemphill	C	G & M & MB & A	191, 192, 193, 194, 195, and 196
	Roberts		G & M	101 and 102
	Hemphill		D & SE RR CO	1 and 2
			Alfred Lout	1 and 2

Note:  All Sections in a given Area are adjacent.  Mislabeling of a Section’s County, Block, Survey or Section Number shall not prevent its inclusion in the Area, provided that a) the total number of Sections in an Area is not increased beyond that in the Table above and b) the correctly labeled Section, once corrections are made, is an adjacent Section.

36

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

GAS GATHERING AND PROCESSING AGREEMENT

EXHIBIT “C”

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of                                   by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).

a) Owner Well(s) that follow are “grandfathered” and specifically excluded from the requirements of Section 8.2 f through 8.2 h

Ochiltree

Wells over 2% CO2

Meter Number	Well Name	May 2012 Volume (mmcfd)
101208	PARSELL, WB A-35-1	0.04
101219	BRAINARD ESF M-1U	0.03
101246	FRASS 107-2U	0.00
101251	URSCHEL 3-1	0.07
101375	WEBB, LESLIE O-1	0.02
101378	MORRISON, SC M-170-1	0.01
101481	MORRISON, SC W-125-1	0.10
101652	BRAINARD ESF F-F-1	0.12
107942	BROADDUS, A S-293-3	0.00
108413	NIX, DALE J-90-1	0.14
109886	PARSELL GU A-33-2	0.05
110279	PARSELL, WB F-160-7	0.09
110293	DUKE, CC B-767-4	0.01
110295	WATERFIELD C-104-2	0.10
400316	PARSELL, H 57-4	0.03
416818	WEBB 124-3	0.04
417474	MORRISON 194-1	0.00

37

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

422449	GEX, LUTIE B-962-6H	0.00

Wells over 2% N2

Meter Number	Well Name	May 2012 Volume (mmcfd)
100652	WRIGHT, L D-124-2	0.01
100766	PINCKARD, LE 486-1	0.04
101128	MATHEWS, VIRGIL 79-1L	0.04
101171	BORN, ALEX B-863-1	0.00
101231	HENRY, AW B-51-1	0.01
101232	NIX, DALE R-89-1	0.01
101234	YOKLEY, ME D-98-1	0.04
101236	RICHARDSON, VW G-47-1	0.00
101237	HENRY, AW A-62-1	0.01
101239	NIX, DALE J-90-2	0.03
101240	FRASS 98-1	0.08
101241	SHALLER, FRANK 1-1	0.05
101244	FRASS 99-2	0.02
101260	BROWN, CHARLES E A-1	0.00
101321	COLEMAN-GRAHAM 179-1	0.07
101322	ELLIS, DREW A-755-2	0.02
101373	BUZZARD 77-1	0.08
101427	SHALLER, FRANK C-155-2	0.05
101437	WRIGHT, C A-150-3	0.05
101519	URSCHEL 49-1	0.02
101578	BORN, ALEX F-899-2	0.03
101622	BROWN, CHARLES E B-222-12	0.03
101688	WRIGHT, C A-150-5	0.06
101731	SHRADER, PW 483-2	0.05
101821	SHALLER, FRANK F-153-5	0.05
101920	URSCHEL 58-2	0.05
101938	URSCHEL 49-5	0.01
101942	WEBB, LOIS 83-1U	0.05
107903	TROSPER 362-2	0.00
108292	URSCHEL 3-7	0.01
108652	CHRISTI-TIPPS 77-1	0.03
108665	JONES 85-3	0.03
109011	PETERSON, LILLIE 903-4	0.00
109347	JONES 85-4	0.05
109594	FLOWERS TRUST 8-2U	0.04
109763	HENRY-BENNETT 50-3	0.01
109933	FLOWERS BROTHERS 74-7	0.07
109935	FLOWERS BROTHERS 74-9	0.00
109986	FLOWERS BROTHERS 73-10	0.00

38

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

110067	MCMORDIE 87-5	0.06
110135	ELLIS, DREW C-842-4	0.23
309616	BORN, ALEX E-862-5	0.00
309803	ELLIS, CARL A-844-4	0.01
310025	SHAVER, FV 130-1	0.01
310058	MATHEWS, VIRGIL 79-3	0.02
310480	PC 280 CNG MATHEWS DP	0.00
311661	CHUMBLEY 56-1	0.00
312474	RAMP 23-1	0.01
400956	SHELL FEE 53-4	0.02
401230	RAMP 23-2	0.01
406761	HENRY, AW B-51-4	0.01
412973	ELLIS, DREW 831-1	0.02
417123	ISAACS C-196-2	0.03
418665	SMITH, MA 699-1	0.00
420935	URSCHEL 50-4 OO	0.00
421367	RAMP 23-6 OO	0.07
421876	HOOVER 50-3	0.05
423106	MAHLER B-106-2	0.04
424036	CHRISTI-TIPPS 77-2	0.11
432330	CHAMBERS, FM 122-1	0.22
443274	WILSON 47-1H	0.28
446809	WILSON 47-2H	0.19
447037	HUTCHINSON 131-2H	0.37
447088	WILSON, POSEY 43-1H	0.31
447182	MORRISON 126-1H	0.03
447191	WILSON 46-2H	0.32
448157	BROWN 221-2H	0.81
493008	BARTON, JAY 531-2H	1.96
493110	HOOVER 52-1H	0.08
493427	WALTON, A 609-2H	1.06
496434	BARTON, JD F-532-2H	1.69
496780	VOLLMERT, JC 2-13H	0.46
497104	MERYDITH 607-1H	0.60
497449	CHAMBERS, FM 122-2H	0.57
497759	ISAACS, JC G2-2H	1.10
497842	CHRISTI-TIPPS 77-4H	1.81
497872	HUTCHINSON 131-1H	0.14
497888	HUTCHINSON 131-3H	0.77
498117	HENRY,AW 62-1H	2.39
498118	WILSON 46-1H	0.31
498131	WILSON, POSEY 43-2H	0.29
498214	SHAVER, FLO 130-2H	0.10
498216	HUTCHINSON 131-4H	0.49
498400	WILSON 46-3H	0.47
499419	FLOWERS TRUST 8-8H	1.42

39

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

499548	WILSON 47-3H	0.11
499871	ISAACS, JC G2-3H	1.28

Wells over 2% CO2 and 2% N2

Meter Number	Well Name	May 2012 Volume (mmcfd)
104377	TUCKER 7-2	0.00

West Panhandle

Wells over 2%CO2

Meter Number	Well Name	May 2012 Volume (mmcfd)
100852	ALLEN 363-2	0.11
100865	BRUMLEY 397-3	0.08
100866	BRUMLEY A-397-1	0.00
100867	BRUMLEY-RYAN 168-1	0.05
100888	GEARHART 351-1	0.12
100903	JONES, CR B-169-1	0.04
100927	POWELL-MAGNOLIA 364-1	0.07
100943	SIMMONS B-241-1	0.00
100952	SUPPES 283-2	0.13
100960	WARD, ALMA 362-2	0.00
100963	YONGUE 223-1	0.04
101460	BRUMLEY B-398-2	0.01
101916	SMITH, DALE 265-2R	0.06
107595	BRUMLEY-GULF 398-2	0.08
109776	SCHLEE A-240-2	0.20
310179	YOUNG, JH 263-3	0.16
311722	BRIAN 51-2R	0.05
312027	TAYS 396-2	0.00
312872	HARDWICK 242-3	0.00
312949	BROWN A-158-3	0.05
417508	BATES 284-2	0.02
417510	JONES, CR C-170-2	0.04
499180	WARD 362-2R	0.00

Wells over 30% N2

none

40

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

GAS GATHERING AND PROCESSING AGREEMENT

EXHIBIT “D”

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of                                  by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).

MEASUREMENT SERVICES AGREEMENT

1.     Definitions.  Capitalized terms in this Measurement Services Agreement have the meanings given to them in the Gas Gathering and Processing Agreement (“Agreement”)

2.     Scope of Services.

a.     For third party operated wells where Owner has an existing RTU, Owner shall operate and maintain Owner’s RTU, flow computer, and telemetry equipment for a period of thirty six (36) Months after the termination of the Transition Services Agreement (“TSA”).  During this period of thirty six (36) Months, Gatherer shall ultimately be responsible for payment of any materials required to maintain Owner RTU, flow computer, and telemetry equipment.  Owner shall remit to Gatherer copies of paid invoices for materials required in maintenance on such equipment, and Gatherer shall then reimburse Owner for its actual costs for such materials within thirty (30) Days.  Owner shall provide labor for such maintenance activities at its sole cost.  Gatherer commits to replacing Owner’s RTU, flow computer, and telemetry equipment during this thirty six (36) Month period.  Gatherer shall return all existing Owner RTU, flow computer, and telemetry equipment parts to Owner.

b.     For mainline compressor stations, Owner commits to provide Gatherer access to Owner’s existing SAMS system via terminal software connection for nine (9) Months after the termination of the TSA.  Gatherer shall purchase all applicable licenses for Reflections software.  Gatherer commits to replacing mainline compressor station SCADA within nine (9) months.  Gatherer shall return all existing Owner RTU, flow computer, and telemetry equipment parts to Owner.

41

Specific terms in this Exhibit have been redacted because confidential treatment for those terms has been requested.  The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

c.     For existing Owner-operated wells, Owner shall continue to maintain Owner’s RTU, flow computer, and telemetry equipment for the Primary Term and any Renewal Terms of the Agreement, and provide Gatherer reasonable access to the flow computer for purposes of yearly meter calibration.

d.     Owner shall provide a FlowCal CFX file one (1) per meter per day for all wells with an Owner-maintained RTU for the Primary Term and any Renewal Terms of the Agreement, or until Gatherer gives notice to Owner that the services provided under this section 2.d. are no longer required.  File will be provided to Gatherer on a fileshare hosted by Gatherer.

END OF DOCUMENT

42